    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1997

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         WISCONSIN ENERGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

        WISCONSIN                    6719                    39-1391525
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
       JURISDICTION       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                           231 WEST MICHIGAN STREET
                                 P.O. BOX 2949
                          MILWAUKEE, WISCONSIN 53201
                                (414) 221-2345
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                CALVIN H. BAKER
                     TREASURER AND CHIEF FINANCIAL OFFICER
                         WISCONSIN ENERGY CORPORATION
                           231 WEST MICHIGAN STREET
                                 P.O. BOX 2949
                          MILWAUKEE, WISCONSIN 53201
                                (414) 221-2345
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
           BRUCE C. DAVIDSON                      JOE E. ARMSTRONG
            QUARLES & BRADY                          KUTAK ROCK
       411 EAST WISCONSIN AVENUE                 THE OMAHA BUILDING
      MILWAUKEE, WISCONSIN 53202                 1650 FARNAM STREET
            (414) 277-5000                   OMAHA, NEBRASKA 68102-2186
                                                   (402) 346-6000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the registration statement becomes effective and all conditions prerequisite have been satisfied or waived.

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                                          PROPOSED
                                                        PROPOSED           MAXIMUM
                                       AMOUNT            MAXIMUM          AGGREGATE         AMOUNT OF
     TITLE OF EACH CLASS OF             TO BE        OFFERING PRICE       OFFERING        REGISTRATION
   SECURITIES TO BE REGISTERED      REGISTERED(1)       PER UNIT          PRICE(3)           FEE(4)
------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.....  3,250,000 shs.          (2)           $62,134,020       $18,828.49

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Under the Amended and Restated Agreement and Plan of Reorganization to which this registration statement relates, outstanding shares of ESELCO, Inc. ("ESELCO") common stock will be converted into shares of Wisconsin Energy Corporation ("Wisconsin Energy") common stock based on a value of $44.50 per ESELCO share. The number of Wisconsin Energy shares to be issued per ESELCO share will be determined by dividing $44.50 by the average closing sale price of Wisconsin Energy common stock on the New
    York Stock Exchange for the ten trading days immediately preceding the closing date. Since the number of Wisconsin Energy shares to be issued will not be determined until the closing date, the number of shares registered hereby is an arbitrary number intended to be more than sufficient to cover the maximum number that could be issued under the above pricing formula.
(2) Will not be determined until the closing date.
(3) Estimated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, based on the $39.00 average of the high and low sale prices for shares of ESELCO common stock as reported on The Nasdaq Stock Market's National Market on August 26, 1997, multiplied by the maximum of 1,593,180 outstanding shares of ESELCO common stock to be acquired.
(4) Includes the fee of $12,904.76 paid to the Commission on August 13, 1997, upon filing the preliminary proxy materials of ESELCO. Pursuant to Rule 457(b), the $5,923.73 balance of the registration fee is being paid to the Commission upon filing this registration statement.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          WISCONSIN ENERGY CORPORATION

                             CROSS REFERENCE SHEET
                            PURSUANT TO ITEM 501(B)
                               OF REGULATION S-K

             FORM S-4                          LOCATION OR CAPTION IN
     ITEM NUMBER AND CAPTION                 PROXY STATEMENT/PROSPECTUS
     -----------------------                 --------------------------
A. INFORMATION ABOUT THE
 TRANSACTION.
 1. Forepart of Registration
  Statement and Outside Front       Outside Front Cover Page
  Cover Page of Prospectus
 2. Inside Front and Outside Back
  Cover Pages of Prospectus         Available Information; Incorporation of
                                     Certain Documents by Reference; Table of
                                     Contents
 3. Risk Factors, Ratio of
  Earnings to Fixed Charges and     Summary
  Other Information
 4. Terms of the Transaction        Summary; The Merger; Description of
                                     Wisconsin Energy Capital Stock; Comparison
                                     of Shareholder Rights
 5. Pro Forma Financial                                  *
  Information
 6. Material Contacts with the
  Company Being Acquired            Summary; The Merger
 7. Additional Information
  Required for Reoffering by
  Persons and Parties Deemed to be
  Underwriters                                           *
 8. Interests of Named Experts and  Legal Opinions
  Counsel
 9. Disclosure of Commission
  Position on Indemnification for
  Securities Act Liabilities                             *
B. INFORMATION ABOUT THE
 REGISTRANT.
10. Information with Respect to S-  Summary
  3 Registrants
11. Incorporation of Certain        Incorporation of Certain Documents by
  Information by Reference          Reference
12. Information with Respect to S-                       *
  2 or S-3 Registrants
13. Incorporation of Certain                             *
  Information by Reference
14. Information with Respect to
  Registrants Other Than S-3 or S-
  2 Registrants                                          *
C. INFORMATION ABOUT THE COMPANY
 BEING ACQUIRED.
15. Information with Respect to S-                       *
  3 Companies
16. Information with Respect to S-  Incorporation of Certain Documents by
  2 or S-3 Companies                 Reference; Summary; Businesses of Parties
                                     to the Reorganization; Management's
                                     Discussion and Analysis of ESELCO's
                                     Financial Condition and Results of
                                     Operations; Index to ESELCO Financial
                                     Statements
17. Information with Respect to
  Companies Other Than S-3 or S-2
  Companies                                              *

             FORM S-4                           LOCATION OR CAPTION IN
      ITEM NUMBER AND CAPTION                 PROXY STATEMENT/PROSPECTUS
      -----------------------                 --------------------------
D. VOTING AND MANAGEMENT
 INFORMATION.
18. Information if Proxies,
  Consents or Authorizations are to  Incorporation of Certain Documents by
  be Solicited                        Reference; Summary; The Special Meeting;
                                      The Merger; Certain Information Concerning
                                      Wisconsin Energy and ESELCO
19. Information if Proxies,
  Consents or Authorizations are
  not to be Solicited or in an
  Exchange Offer                                          *

--------
*  Not applicable.

                                    ESELCO

              725 East Portage Avenue/Sault Ste. Marie, MI 49783
                            Telephone 906/632-2221

                                                                August 28, 1997

Dear Fellow Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of ESELCO, Inc. ("ESELCO") to be held on Tuesday, October 7, 1997 at the Ramada Inn Conference Center, 3290 I-75 Business Spur, Sault Ste. Marie, Michigan (the "Special Meeting"). The Special Meeting will begin at 10:00 a.m., Eastern Daylight Time. At the Special Meeting, you will be asked to approve an Amended and Restated Agreement and Plan of Reorganization dated as of May 13, 1997, as amended and restated as of July 11, 1997, including the related Plan of Merger (together, the "Reorganization Agreement"), which provides for the merger (the "Merger") of ESL Acquisition, Inc. ("Acquisition"), a wholly-owned subsidiary of Wisconsin Energy Corporation ("Wisconsin Energy"), with and into ESELCO.

  The Reorganization Agreement provides that, upon consummation of the Merger, all outstanding shares of ESELCO Common Stock will be converted into shares of Wisconsin Energy Common Stock based on a value of $44.50 for each share of ESELCO Common Stock. The exchange ratio will be equal to $44.50 divided by the average closing price per share of Wisconsin Energy Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the closing date of the Merger. Each issued and outstanding share of ESELCO Common Stock will be converted into that number of shares of Wisconsin Energy Common Stock as is equal to the exchange ratio. Any resulting fractional share interest will be paid in cash.

  THE BOARD OF DIRECTORS OF ESELCO BELIEVES THAT THE MERGER IS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF ESELCO AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT. ESELCO shareholders will receive shares of Wisconsin Energy Common Stock in a tax-free reorganization having a market value representing a significant premium to ESELCO's book value and market value at the time the transaction was first announced. Wisconsin Energy Common Stock is actively traded on the New York Stock Exchange and widely-held. Consequently, the shareholders of ESELCO will have their shares converted into a much more marketable security representing an ownership interest in a significantly larger and more diversified enterprise. ESELCO's financial advisor, Pacific Economics Group, has issued its opinion to the effect that, as of the date of such opinion and based on the factors and assumptions described therein, the exchange ratio is fair to the holders of ESELCO Common Stock from a financial point of view.

  The attached Proxy Statement/Prospectus will provide you with a detailed description of the Reorganization Agreement and the transactions contemplated thereby. The Reorganization Agreement itself is attached as Appendix A to the Proxy Statement/Prospectus. Information concerning ESELCO, Wisconsin Energy and Acquisition is also provided in the Proxy Statement/Prospectus or incorporated by reference and available upon request.

  The consummation of the Merger is subject to the satisfaction of certain conditions, including the receipt of required regulatory approvals. Before the Merger is consummated, you will receive instructions concerning the exchange of your ESELCO Common Stock.

  PLEASE NOTE THAT YOU SHOULD NOT SUBMIT YOUR ESELCO CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THOSE INSTRUCTIONS.

  The affirmative vote of the holders of a majority of the outstanding shares of ESELCO Common Stock entitled to vote at the Special Meeting is required for approval of the Reorganization Agreement. The failure to execute and return the accompanying proxy card or to vote in person at the Special Meeting will have the effect of a vote cast against approval of the Reorganization Agreement. Furthermore, abstentions will have the same effect as votes cast against approval of the Reorganization Agreement. To assure that your shares are represented in voting on this very important matter, please complete and return the accompanying proxy card promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the Special Meeting.

                                          Very truly yours,

                                          /s/ William R. Gregory
                                          William R. Gregory
                                          President and Chief Executive
                                           Officer

                                  ESELCO, INC.
                            725 EAST PORTAGE AVENUE
                        SAULT STE. MARIE, MICHIGAN 49783

                                ---------------

                           NOTICE OF SPECIAL MEETING
                           OF SHAREHOLDERS TO BE HELD
                               ON OCTOBER 7, 1997

                                ---------------

To the Shareholders of
 ESELCO, Inc.:

  A special meeting of the shareholders of ESELCO, Inc. ("ESELCO") will be held at the Ramada Inn Conference Center, 3290 I-75 Business Spur, Sault Ste. Marie, Michigan on Tuesday, October 7, 1997 at 10:00 a.m., Eastern Daylight Time (the "Special Meeting"), for the following purposes:

    (1) To consider and vote upon the approval of the Amended and Restated Agreement and Plan of Reorganization, dated as of May 13, 1997, as amended and restated as of July 11, 1997, by and among Wisconsin Energy Corporation ("Wisconsin Energy"), ESELCO and ESL Acquisition, Inc. ("Acquisition"), including the related Plan of Merger between Acquisition and ESELCO (together, the "Reorganization Agreement"), providing for the merger of Acquisition with and into ESELCO, pursuant to which each issued and outstanding share of ESELCO Common Stock will be converted into shares of Wisconsin Energy Common Stock, plus cash in lieu of any fractional share, all as described and set forth in the Proxy Statement/Prospectus accompanying this notice; and

    (2) To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

  Only holders of record of ESELCO Common Stock at the close of business on August 27, 1997 are entitled to notice of and to vote at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of ESELCO Common Stock entitled to vote at the Special Meeting is required for approval of the Reorganization Agreement.

                                      By Order of the Board of Directors,


                                      /s/ Donald C. Wilson
                                      Donald C. Wilson
                                      Secretary

Sault Ste. Marie, Michigan
August 28, 1997

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                                PROXY STATEMENT
                                      OF
                                 ESELCO, INC.
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 7, 1997

                               ----------------

                                  PROSPECTUS
                                      OF
                         WISCONSIN ENERGY CORPORATION

  This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of ESL Acquisition, Inc., a Michigan corporation ("Acquisition"), a wholly-owned subsidiary of Wisconsin Energy Corporation, a Wisconsin corporation ("Wisconsin Energy"), with and into ESELCO, Inc., a Michigan corporation ("ESELCO"), and is being furnished to the shareholders of ESELCO in connection with the solicitation of proxies by the ESELCO Board of Directors (the "ESELCO Board") for use at the special meeting of ESELCO shareholders (the "Special Meeting") to be held at the Ramada Inn Conference Center, 3290 I-75 Business Spur, Sault Ste. Marie, Michigan on Tuesday, October 7, 1997 at 10:00 a.m., Eastern Daylight Time, and at any adjournment or postponement thereof.

  This Proxy Statement/Prospectus constitutes a prospectus of Wisconsin Energy filed as part of the Registration Statement (defined below) with respect to up to 3,250,000 shares of the Common Stock, $.01 par value per share, of Wisconsin Energy ("Wisconsin Energy Common Stock") to be issued pursuant to an Amended and Restated Agreement and Plan of Reorganization, dated as of May 13, 1997, as amended and restated as of July 11, 1997, by and among Wisconsin Energy, Acquisition and ESELCO, including the related Plan of Merger between Acquisition and ESELCO (together, the "Reorganization Agreement"). The actual number of shares of Wisconsin Energy Common Stock to be issued pursuant to the Reorganization Agreement will be determined by multiplying the number of then outstanding shares of the Common Stock, $.01 par value per share, of ESELCO ("ESELCO Common Stock") (a maximum of 1,593,180 shares) by the exchange ratio determined by dividing a value of $44.50 per share of ESELCO Common Stock by the average closing price per share of Wisconsin Energy Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the closing date of the Merger. See "The Merger--General."

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

  No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Wisconsin Energy, Acquisition or ESELCO or in the information set forth herein since the date of this Proxy Statement/Prospectus.

  This Proxy Statement/Prospectus does not cover any resale of the securities to be received by shareholders of ESELCO upon consummation of the proposed transaction, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

  The date of this Proxy Statement/Prospectus is August 28, 1997. This Proxy Statement/Prospectus is first being mailed to shareholders of ESELCO on or about August 29, 1997.

                             AVAILABLE INFORMATION

  Wisconsin Energy and ESELCO are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The SEC maintains an Internet site on the World Wide Web at <http://www.sec.gov> that contains reports, statements and other information. Wisconsin Energy Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such reports, statements and other information concerning Wisconsin Energy should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. ESELCO Common Stock is listed on The Nasdaq Stock Market, Inc.'s ("NASDAQ") National Market (the "NASDAQ/NM"), and such reports, statements and other information concerning ESELCO should also be available for inspection at the offices of the NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006.

  Wisconsin Energy has filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to the shares of Wisconsin Energy Common Stock issuable pursuant to the Reorganization Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO WISCONSIN ENERGY, MR. THOMAS H. FEHRING, SECRETARY, WISCONSIN ENERGY CORPORATION, 231 W. MICHIGAN STREET, P.O. BOX 2949, MILWAUKEE, WISCONSIN 53201 (TELEPHONE NUMBER: (800) 881-5882), AND IN THE CASE OF DOCUMENTS RELATING TO ESELCO, MR. DONALD C. WILSON, SECRETARY, ESELCO, INC., 725 EAST PORTAGE AVENUE, SAULT STE. MARIE, MICHIGAN 49783 (TELEPHONE NUMBER: (906) 632-2221). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 30, 1997.

  Wisconsin Energy and ESELCO will provide without charge to each person, including any beneficial owner, to whom a copy of this Proxy Statement/Prospectus is delivered, upon the written or oral request of such person, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents which are incorporated herein by reference. Requests for such documents should be directed to the persons indicated above.

  The following documents previously filed by Wisconsin Energy with the SEC pursuant to the Exchange Act (File No. 1-9057) are incorporated in this Proxy Statement/Prospectus by reference:

    1. Wisconsin Energy's Annual Report on Form 10-K for the year ended December 31, 1996, and Amendment No. 1 thereto (on Form 10-K/A) dated June 27, 1997.

    2. Wisconsin Energy's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

    3. Wisconsin Energy's Current Report on Form 8-K dated as of May 16,
  1997.

  In lieu of incorporating by reference the description of Wisconsin Energy Common Stock contained in Wisconsin Energy's Current Report on Form 8-K dated October 31, 1991, which updates the description of Wisconsin Energy Common Stock incorporated by reference in Wisconsin Energy's Registration Statement on Form 8-B dated January 7, 1987, such description is included in this Proxy Statement/Prospectus. See "Description of Wisconsin Energy Capital Stock."

  All documents filed by Wisconsin Energy pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date on which the Special Meeting is held shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

  The following documents filed by ESELCO with the SEC pursuant to the Exchange Act (File No. 0-17736) are incorporated in this Proxy
Statement/Prospectus by reference:

    1. ESELCO's Annual Report on Form 10-K for the year ended December 31,
  1996.

    2. ESELCO's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

    3. ESELCO's Current Reports on Form 8-K dated as of January 23, 1997, March 25, 1997 and May 13, 1997.

  The information relating to Wisconsin Energy and ESELCO contained in this Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  Forward-Looking Statements; Cautionary Factors. This Proxy Statement/Prospectus and the documents incorporated by reference herein may contain forward-looking statements made by or on behalf of Wisconsin Energy or ESELCO, respectively. Readers are cautioned not to place undue reliance on these forward-looking statements. Such statements are based upon management's expectations at the time made and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. The words "anticipate", "believe", "estimate", "expect", "project", "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Wisconsin Energy's actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption "Cautionary Factors" in the Wisconsin Energy documents incorporated herein by reference.

                               ----------------

  The information contained in this Proxy Statement/Prospectus with respect to Wisconsin Energy and Acquisition has been supplied by Wisconsin Energy. The information contained herein with respect to ESELCO has been supplied by ESELCO.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   2
SUMMARY....................................................................   6
  The Parties to the Reorganization........................................   6
  The Special Meeting......................................................   7
  The Merger...............................................................   7
  Comparison of Shareholder Rights.........................................  10
  Selected Financial Data..................................................  10
  Comparative Per Share Data...............................................  13
  Comparative Market Price Data............................................  14
  Recent Developments......................................................  15
THE SPECIAL MEETING........................................................  16
  Place, Time and Date.....................................................  16
  Purpose..................................................................  16
  Record Date; Shares Entitled to Vote.....................................  17
  Vote Required for Approval...............................................  17
  Proxies..................................................................  17
  No Dissenters' Rights....................................................  18
THE MERGER.................................................................  18
  General..................................................................  18
  Background of the Merger.................................................  19
  Reasons for the Merger; Recommendation of the ESELCO Board...............  20
  Opinion of ESELCO's Financial Advisor....................................  21
  Interest of Certain Persons in the Merger................................  25
  Certain Employment Matters...............................................  26
  Management and Operations of ESELCO After the Merger.....................  27
  Conduct of Business Pending the Merger...................................  28
  Representations, Warranties and Covenants................................  28
  Conditions to Consummation of the Merger.................................  29
  No Solicitation; Termination Fee.........................................  29
  Termination; Amendment; Waiver...........................................  30
  Standstill Provisions....................................................  31
  Exchange of ESELCO Certificates; No Fractional Shares....................  31
  Dividend Reinvestment Plan...............................................  33
  Regulatory Requirements..................................................  33
  Certain Federal Income Tax Consequences..................................  36
  Resale of Wisconsin Energy Common Stock..................................  37
  Accounting Treatment.....................................................  37
BUSINESSES OF THE PARTIES TO THE REORGANIZATION............................  38
  Wisconsin Energy.........................................................  38
  Acquisition..............................................................  38
  ESELCO...................................................................  38
  Certain Business Relationships Between Wisconsin Energy and ESELCO.......  39

MANAGEMENT'S DISCUSSION AND ANALYSIS OF ESELCO'S FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  40
  For the Three Years Ended December 31, 1996..............................  40
  For the Three Months, Six Months and Twelve Months Ended June 30, 1997
   and 1996................................................................  44
DESCRIPTION OF WISCONSIN ENERGY CAPITAL STOCK..............................  46
  Preferred Stock..........................................................  46
  Common Stock.............................................................  47
  Certain Anti-Takeover Provisions.........................................  48
COMPARISON OF SHAREHOLDER RIGHTS...........................................  48
  Comparison of Wisconsin Energy Articles and Bylaws to ESELCO Articles and
   Bylaws..................................................................  49
  Comparison of Michigan and Wisconsin Law.................................  53
CERTAIN INFORMATION CONCERNING WISCONSIN ENERGY AND ESELCO.................  60
LEGAL OPINIONS.............................................................  60
EXPERTS....................................................................  61
OTHER MATTERS..............................................................  61
SHAREHOLDER PROPOSALS......................................................  61
INDEX TO ESELCO FINANCIAL STATEMENTS....................................... F-1
APPENDIX A--Amended and Restated Agreement and Plan of Reorganization
 (including Plan of Merger)................................................ A-1
APPENDIX B--Opinion of Pacific Economics Group............................. B-1

                                    SUMMARY

  The following summary information is qualified by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Proxy Statement/Prospectus, including the Appendices and the documents incorporated herein by reference. Unless otherwise indicated, all financial and other data in this Proxy Statement/Prospectus have been restated to give retroactive effect to stock dividends. Capitalized terms used and not otherwise defined in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus.

                       THE PARTIES TO THE REORGANIZATION

WISCONSIN ENERGY

  Wisconsin Energy is a holding company whose principal subsidiary is Wisconsin Electric Power Company ("Wisconsin Electric"), an electric, gas and steam utility. As of December 31, 1996, approximately 94% of Wisconsin Energy's consolidated total assets were attributable to Wisconsin Electric. Effective January 1, 1996, Wisconsin Energy merged its wholly-owned natural gas utility subsidiary, Wisconsin Natural Gas Company ("Wisconsin Natural"), into Wisconsin Electric to form a single combined utility subsidiary. Wisconsin Electric generates, transmits, distributes and sells electric energy in a territory of approximately 12,000 square miles with a population estimated at 2,300,000 in southeastern (including the metropolitan Milwaukee area), east central and northern Wisconsin and in the Upper Peninsula of Michigan. Wisconsin Electric purchases, distributes and sells natural gas to retail customers and transports customer-owned gas in three distinct service areas totalling about 2,800 square miles in Wisconsin: west and south of the City of Milwaukee, the Appleton area and the Prairie du Chien area. The gas service territory, which has an estimated population of over 1,100,000, is largely within Wisconsin Electric's electric service area. Wisconsin Electric distributes and sells steam supplied by its power plants to certain customers in the metropolitan Milwaukee area. Wisconsin Energy also has certain subsidiaries engaged in various non-utility businesses. Wisconsin Energy's principal executive offices are located at 231 West Michigan Avenue, P.O. Box 2949, Milwaukee, Wisconsin 53201 (telephone number: (414) 221-2345). See "Businesses of the Parties to the Reorganization--Wisconsin Energy."

ACQUISITION

  Acquisition, a wholly-owned subsidiary of Wisconsin Energy, is a Michigan corporation which was incorporated by Wisconsin Energy for the purpose of consummating the Merger. It will have no operations except as contemplated by the Reorganization Agreement. At the Effective Time of Merger, Acquisition will be merged with and into ESELCO, which will be the surviving corporation in the Merger. Following the Effective Time of Merger, Acquisition will cease to exist. Acquisition's principal executive offices are located at 231 West Michigan Avenue, P.O. Box 2949, Milwaukee, Wisconsin 53201 (telephone number:
(414) 221-2345). See "Businesses of the Parties to the Reorganization-- Acquisition."

ESELCO

  ESELCO is a holding company whose principal subsidiary is Edison Sault Electric Company ("Edison Sault"), an electric utility engaged in the generation, purchase, transmission, distribution and sale, at wholesale and retail, of electric energy. Edison Sault accounts for the major share of ESELCO's total assets, revenues and income. Edison Sault serves more than 21,000 residential, commercial and industrial customers throughout Michigan's Eastern Upper Peninsula in a service territory of over 2,000 square miles with a population of approximately 55,000. ESELCO has two other subsidiaries, ESEG, Inc. ("ESEG") and Northern Tree Service, Inc. ("NTS"). Edison Sault, ESEG and NTS are all wholly-owned subsidiaries of ESELCO, and are referred to herein collectively with ESELCO as the "ESELCO Companies". ESELCO's principal executive offices are located at 725 East Portage Avenue, Sault Ste. Marie, Michigan 49783 (telephone number: (906) 632-2221). See "Businesses of the Parties to the Reorganization--ESELCO."

                              THE SPECIAL MEETING

PLACE, TIME AND DATE; PURPOSE

  The Special Meeting of ESELCO shareholders will be held at the Ramada Inn Conference Center, 3290 I-75 Business Spur, Sault Ste. Marie, Michigan on Tuesday, October 7, 1997 at 10:00 a.m., Eastern Daylight Time. The purpose of the Special Meeting is to consider and vote upon the approval of the Amended and Restated Agreement and Plan of Reorganization (attached hereto as Appendix
A), including the related Plan of Merger (together the "Reorganization Agreement"), providing for the Merger. See "The Special Meeting--Place, Time and Date" and "--Purpose."

RECORD DATE; SHARES ENTITLED TO VOTE

  The ESELCO Board has fixed the close of business on August 27, 1997 as the record date (the "Record Date") for determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of the Common Stock, $.01 par value per share, of ESELCO ("ESELCO Common Stock") on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of ESELCO Common Stock is entitled to one vote. At the Record Date, there were 1,593,180 shares of ESELCO Common Stock outstanding. See "The Special Meeting--Record Date; Shares Entitled to Vote."

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the outstanding shares of ESELCO Common Stock entitled to vote at the Special Meeting is required for approval of the Reorganization Agreement. At the Record Date, the directors and executive officers of ESELCO and their affiliates beneficially owned approximately 11% of the outstanding shares of ESELCO Common Stock entitled to vote at the Special Meeting. All of the directors and executive officers of ESELCO have indicated their intention to vote their shares for approval of the Reorganization Agreement. No shares of ESELCO Common Stock were beneficially owned at the Record Date by Wisconsin Energy directors, executive officers and their affiliates. See "The Special Meeting--Vote Required for Approval."

NO DISSENTERS' RIGHTS

  The Michigan Business Corporation Act (the "MBCA"), under which ESELCO is incorporated, does not give ESELCO shareholders the right to dissent from, and obtain payment of the fair value of such shareholders' shares upon consummation of, the Merger. See "The Special Meeting--No Dissenters' Rights."

                                  THE MERGER

GENERAL

  At the Effective Time of Merger, Acquisition will merge with and into ESELCO. At such time, each issued and outstanding share of ESELCO Common Stock will be converted into that number of shares of Wisconsin Energy Common Stock as is equal to the exchange ratio determined pursuant to the Reorganization Agreement (the "Exchange Ratio"). The Exchange Ratio will be equal to that number (carried to the fourth decimal place) obtained by dividing $44.50 by the Average Wisconsin Energy Price. The Average Wisconsin Energy Price will be equal to the average of the closing sale price per share of Wisconsin Energy Common Stock as reported on the New York Stock Exchange--Composite Transactions on each of the ten (10) consecutive trading days ending with the trading day immediately preceding the Closing Date (as defined). No fractional shares of Wisconsin Energy Common Stock will be issued in the Merger. In lieu thereof, each holder of shares of ESELCO Common Stock who would otherwise have been entitled to a fraction of a share of Wisconsin Energy Common Stock will be paid the cash value of such fraction based on the Average Wisconsin Energy Price. PLEASE NOTE THAT SHAREHOLDERS OF ESELCO SHOULD NOT SUBMIT THEIR ESELCO CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE INSTRUCTIONS TO DO SO. As a result of the Merger, the independent corporate existence of Acquisition will cease and ESELCO, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Wisconsin Energy. See "The Merger--General."

RECOMMENDATION OF THE ESELCO BOARD

  THE ESELCO BOARD HAS APPROVED THE MERGER AS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF ESELCO AND THE ESELCO SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT, INCLUDING THE PLAN OF MERGER, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  For a discussion of the circumstances surrounding the Merger and the factors considered by the ESELCO Board in making its recommendation, see "The Merger-- Background of the Merger" and "--Reasons for the Merger; Recommendation of the ESELCO Board." Approval of the Reorganization Agreement by the shareholders of ESELCO is a condition to consummation of the Merger. See "The Merger-- Conditions to Consummation of the Merger."

OPINION OF ESELCO'S FINANCIAL ADVISOR

  Pacific Economics Group ("Pacific"), ESELCO's financial advisor, has delivered a written opinion to the ESELCO Board, dated May 13, 1997, to the effect that, as of that date, the Exchange Ratio was fair to ESELCO shareholders from a financial point of view. A copy of Pacific's opinion letter, setting forth the assumptions made, matters considered, procedures followed and limits of Pacific's review, is attached hereto as Appendix B and should be read by ESELCO shareholders in its entirety. See "The Merger-- Opinion of ESELCO's Financial Advisor."

INTEREST OF CERTAIN PERSONS IN THE MERGER

  Edison Sault has severance agreements with each of its full-time executive officers that contain provisions which require the payment of severance benefits under certain circumstances that may occur in connection with a "change in control," which the Merger will constitute. The Reorganization Agreement provides that, after the Effective Time of Merger, Wisconsin Energy shall cause Edison Sault to honor such agreements, subject to the terms thereof. Certain officers and other employees are eligible to elect coverage under a Special Early Retirement Window Program, pursuant to which each individual may retire incident to the Merger. Edison Sault's Supplemental Executive Retirement Plan is to be terminated in connection with the Merger, and any participant who would not be eligible to receive benefits under the plan if his employment were to have terminated at the time of the Merger shall be entitled to an immediate lump-sum payment of an amount determined to be the actuarial equivalent of his prospective benefits under the plan, grossed up for the effect of state and federal taxes. Edison Sault's fee deferral plan for its directors will be terminated in connection with the Merger; however, accumulated balances shall continue to accrue earnings identical to the interest rates or other methods allowed to participants under the Wisconsin Energy Directors' Deferred Compensation Plan. ESELCO's Director's Retirement Plan will also be terminated in connection with the Merger; however, ESELCO's obligations thereunder will continue to be honored. The shares of restricted stock awarded to officers under ESELCO's Restricted Stock Bonus Plan will vest as of the day before the Effective Time of Merger. Pursuant to the Reorganization Agreement, subject to collective bargaining obligations of Edison Sault, Wisconsin Energy has agreed to provide benefits to ESELCO employees similar to those currently provided under other benefit plans maintained at Wisconsin Electric for the benefit of employees generally, without regard to whether any such plans are currently maintained by ESELCO.

  The Reorganization Agreement also provides that from and after the Effective Time of Merger, Wisconsin Energy shall cause ESELCO (and successors to ESELCO) to indemnify each present and former employee, agent, director and officer of any of the ESELCO Companies against any amounts incurred in connection with any claim arising out of or relating to the transactions contemplated by the Reorganization Agreement or any such person having served as an employee, agent, director or officer of any of the ESELCO Companies or otherwise on behalf of any of the ESELCO Companies. The persons covered by ESELCO's directors and officers insurance as of the date of the Reorganization Agreement shall also be covered by directors' and officers' liability insurance for at least three years from the Effective Time of Merger. See "The Merger--Interest of Certain Persons in the Merger."

MANAGEMENT AND OPERATIONS OF ESELCO AFTER THE MERGER

  After the Effective Time of Merger, ESELCO, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Wisconsin Energy. Immediately after the Merger, Edison Sault will continue to be a wholly-owned public utility subsidiary of ESELCO. The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time of Merger shall be the directors and officers of ESELCO after the Effective Time of Merger. Wisconsin Energy may eliminate ESELCO as an intermediate holding company by merging ESELCO with and into Wisconsin Energy after the Merger, subject to the receipt of a private letter ruling from the Internal Revenue Service, with the result that Edison Sault would become a direct wholly-owned subsidiary of Wisconsin Energy. See "The Merger--Management and Operations of ESELCO After the Merger."

CONDITIONS TO CONSUMMATION OF THE MERGER

  The respective obligations of Wisconsin Energy, Acquisition and ESELCO to consummate the Merger are subject to the fulfillment or waiver of certain conditions, including, among others: approval of the Reorganization Agreement by the requisite vote of shareholders of ESELCO; the securing of all requisite regulatory approvals, including those of the Federal Energy Regulatory Commission ("FERC") and the SEC, and compliance with all necessary requirements of Section 7A of the Clayton Act, enacted by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); the absence of any condition in such governmental approvals applicable to the ESELCO Companies, Wisconsin Energy or Acquisition which is, in the reasonable judgment of Wisconsin Energy, materially adverse in any manner to the ESELCO Companies, Wisconsin Energy or Acquisition; receipt of an opinion of counsel to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization; and receipt of an opinion from the independent accountants of Wisconsin Energy that the Merger qualifies for pooling of interests accounting treatment. See "The Merger--Conditions to Consummation of the Merger."

NO SOLICITATION; TERMINATION FEE

  The Reorganization Agreement provides that ESELCO shall not solicit, initiate, facilitate, encourage or negotiate any inquiry or proposal with respect to certain business combinations involving any of the ESELCO Companies; a sale, transfer or other disposition of all or a significant portion of the assets of any of the ESELCO Companies; a sale of, or a tender offer or exchange offer for, or acquisition by any person of a substantial interest in the capital stock of any of the ESELCO Companies. The Reorganization Agreement also provides that if the Merger is not consummated by reason of the occurrence of certain events, ESELCO will pay Wisconsin Energy $2,000,000. See "The Merger--No Solicitation; Termination Fee."

REGULATORY REQUIREMENTS

  Edison Sault does not own or operate utility facilities in Wisconsin, is not a Wisconsin corporation and does not provide utility service in Wisconsin. Wisconsin Energy will be acquiring ESELCO and maintaining Edison Sault as a separate electric utility not providing service in Wisconsin. Wisconsin Energy and ESELCO believe that approval of the Merger is not required from either the Michigan Public Service Commission ("MPSC") or the Public Service Commission of Wisconsin ("PSCW"). Consummation of the Merger is subject to expiration or termination of the waiting period under the HSR Act. Wisconsin Energy and ESELCO will file appropriate notifications under the HSR Act. The waiting period under the HSR Act will expire or terminate within 30 days thereafter unless a request for additional information is made by either the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC"). Consummation of the Merger is subject to approval by the FERC under the Federal Power Act and by the SEC under the Public Utility Holding Company Act of 1935, as amended (the "PUHCA"). Wisconsin Energy and ESELCO will file a joint application with the FERC for FERC approval. Wisconsin Energy and ESELCO will file an application with the SEC to obtain SEC approval of the Merger under the PUHCA and also to confirm that the Merger will not affect Wisconsin Energy's and ESELCO's existing exemptions from the registration and certain other requirements of the PUHCA. Under the Reorganization Agreement, Wisconsin Energy and ESELCO have agreed to use their reasonable efforts to obtain all necessary regulatory approvals. Wisconsin Energy and ESELCO believe that they will receive the requisite regulatory approvals for the Merger, but there can be no assurance that such approvals will be received or that, if received, the approvals will be obtained on terms which satisfy the applicable conditions to the Reorganization Agreement. See "The Merger-- Conditions to Consummation of the Merger" and "--Regulatory Requirements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is conditioned upon the receipt by Wisconsin Energy and ESELCO of an opinion of Quarles & Brady, Wisconsin Energy's counsel, dated prior to the mailing date of this Proxy Statement/Prospectus, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Wisconsin Energy, Acquisition and ESELCO will each be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion (a copy of which is filed as an exhibit to the Registration Statement) shall not have been withdrawn or modified in any material respect as of the Closing Date and the Effective Time of Merger. Assuming the Merger so qualifies, then for federal income tax purposes: (i) no gain or loss will be recognized by Wisconsin Energy, Acquisition or ESELCO as a result of the Merger; and (ii) no gain or loss will be recognized by the holders of ESELCO Common Stock upon the conversion of their shares of ESELCO Common Stock into shares of Wisconsin Energy Common Stock pursuant to the Reorganization Agreement, except with respect to cash, if any, received in lieu of fractional shares of Wisconsin Energy Common Stock. All shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger and the other transactions contemplated in connection therewith, including the applicability and effect of federal, state, local, foreign and other tax laws. See "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger has been structured to qualify as a pooling of interests for accounting and financial reporting purposes. The obligation of Wisconsin Energy to consummate the Merger is subject to the receipt from Price Waterhouse LLP ("Price Waterhouse"), its independent accountants, of their opinion that the Merger qualifies for pooling of interests accounting treatment. See "The Merger--Conditions to Consummation of the Merger" and "-- Accounting Treatment."

                       COMPARISON OF SHAREHOLDER RIGHTS

  Wisconsin Energy is incorporated in the State of Wisconsin and is governed by Wisconsin law. ESELCO is incorporated in the State of Michigan and is governed by Michigan law. For a discussion of certain differences in the rights of shareholders under Wisconsin law and Michigan law, and under the respective articles of incorporation and bylaws of Wisconsin Energy and ESELCO. See "Comparison of Shareholder Rights."

                            SELECTED FINANCIAL DATA

  The summary below sets forth selected historical financial data for Wisconsin Energy and ESELCO. The Wisconsin Energy financial data should be read in conjunction with the consolidated financial statements and notes thereto contained in the Wisconsin Energy documents incorporated by reference herein. The ESELCO financial data should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus and in the ESELCO documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" and "Index to ESELCO Financial Statements."

WISCONSIN ENERGY

  The selected historical consolidated year end financial data of Wisconsin Energy set forth below have been derived from the consolidated financial statements of Wisconsin Energy for each of the five fiscal years in the period ended December 31, 1996. The selected historical consolidated twelve month end financial data of Wisconsin Energy set forth below have been derived from the consolidated financial statements of Wisconsin Energy for the twelve month period ended June 30, 1997. The consolidated financial statements for each of the five years in the period ended December 31, 1996 have been audited by Price Waterhouse. The consolidated financial statements for the twelve month period ended June 30, 1997 are unaudited. In the opinion of Wisconsin Energy management, such unaudited data include all adjustments, consisting only of normal recurring accruals, necessary for fair presentation.

                         TWELVE MONTHS                  YEARS ENDED DECEMBER 31,
                             ENDED       ---------------------------------------------------------
                         JUNE 30, 1997      1996       1995       1994          1993       1992
                         -------------   ---------- ---------- ----------    ---------- ----------
                          (UNAUDITED)         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)(A)
Operating revenues......  $1,790,274     $1,773,820 $1,770,484 $1,742,192    $1,693,235 $1,595,515
Net income..............     144,214(b)     218,135    234,034    180,868(c)    190,135    171,239
Earnings per average
 common share...........        1.29           1.97       2.13       1.67(c)       1.80       1.66
Total assets............   4,805,017      4,810,838  4,560,735  4,408,259     4,270,592  3,788,955
Long-term debt and
 preferred stock-
 redemption required....   1,407,367      1,416,067  1,367,644  1,283,686     1,300,781  1,289,082
Short-term debt(d)......     286,569        259,469    208,773    284,586       229,558    144,469
Cash dividends declared
 per common share.......        1.53           1.51       1.46       1.40          1.34       1.29
Book value per share....       17.04          17.42      16.89      16.01         15.56      14.86

--------
(a) No pro forma consolidated financial data for Wisconsin Energy, giving effect to the Merger, is presented, since the effect of the Merger on such financial data is immaterial.
(b) Includes nonrecurring $30.7 million charge in June 1997 ($18.8 million net of tax or $.17 per share) related to the write-off of Primergy Corporation merger expenses. See "--Recent Developments--Wisconsin Energy--Termination of Merger Agreement with Northern States Power Company" and "--Recent Developments--Wisconsin Energy--Financial Results from Operations for the Twelve Months Ended June 30, 1997."
(c) Includes nonrecurring $73.9 million charge in 1994 ($45 million net of tax or $.42 per share) related to Wisconsin Electric's Revitalization Program.
(d) Includes current portion of long-term debt and capitalized lease obligations.

ESELCO

  The selected historical consolidated year end financial data of ESELCO set forth below have been derived from the consolidated financial statements of ESELCO for each of the five fiscal years in the period ended December 31, 1996. The selected historical consolidated twelve month end financial data of ESELCO set forth below have been derived from the consolidated financial statements of ESELCO for the twelve month period ended June 30, 1997. The consolidated financial statements for each of the five years in the period ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements for the twelve month period ended June 30, 1997 are unaudited. In the opinion of ESELCO management, such unaudited data include all adjustments, consisting of only normal recurring accruals, necessary for fair presentation.

                          TWELVE MONTHS        YEARS ENDED DECEMBER 31,
                              ENDED     ---------------------------------------
                          JUNE 30, 1997  1996    1995    1994    1993    1992
                          ------------- ------- ------- ------- ------- -------
                                            (IN THOUSANDS, EXCEPT PER SHARE
                           (UNAUDITED)                 AMOUNTS)
Operating revenues.......    $38,120    $37,500 $36,845 $35,260 $33,573 $30,292
Net income...............      3,174      2,798   2,365   2,200   1,998   1,865
Earnings per average
 common share(a).........       2.00       1.80    1.56    1.47    1.36    1.29
Total assets.............     57,728     57,156  55,322  51,070  47,900  46,592
Long-term debt...........     17,692     19,674  16,788  15,484  16,582  17,065
Short-term debt(b).......      4,123      4,072   5,153   5,769   4,349   4,041
Cash dividends declared
 per common share(a).....       1.08       1.04    0.97    0.91    0.89    0.85
Book value per share(a)..      13.47      12.75   12.03   11.36   10.45    9.65

--------
(a) Retroactively adjusted for stock dividends.
(b) Includes current portion of long-term debt and capitalized lease obligations.

                          COMPARATIVE PER SHARE DATA

  The following table sets forth per share data of Wisconsin Energy and ESELCO on both historical and pro forma combined bases and on an equivalent pro forma basis for ESELCO. This table should be read in conjunction with the consolidated financial statements and notes thereto of Wisconsin Energy contained in the Wisconsin Energy documents incorporated by reference herein, and with the consolidated financial statements and notes thereto of ESELCO appearing elsewhere in this Proxy Statement/Prospectus and in the ESELCO documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" and "Index to ESELCO Financial Statements." Pro forma combined and equivalent pro forma per share data reflect the combined results of Wisconsin Energy and ESELCO, after giving effect to the Merger under the pooling of interests accounting method, as if the Merger had occurred on the date of such data, in the case of book value data, and on January 1, 1994, in the case of earnings data.

                                                                 PRO FORMA WISCONSIN ENERGY AND
                                                                      EQUIVALENT PRO FORMA
                                          HISTORICAL(A)                    ESELCO(B)
                                       --------------------    ----------------------------------
                                           YEARS ENDED                           YEARS ENDED
                         TWELVE MONTHS     DECEMBER 31,        TWELVE MONTHS     DECEMBER 31,
                             ENDED     --------------------        ENDED     --------------------
                         JUNE 30, 1997  1996   1995   1994     JUNE 30, 1997  1996   1995   1994
                         ------------- ------ ------ ------    ------------- ------ ------ ------
                          (UNAUDITED)                           (UNAUDITED)      (UNAUDITED)
WISCONSIN ENERGY
 Earnings per average
  common share..........    $ 1.29(c)  $ 1.97 $ 2.13 $ 1.67(d)    $ 1.29     $ 1.94 $ 2.10 $ 1.65
 Cash dividends declared
  per common share (e)..      1.53       1.51   1.46   1.40         1.53       1.51   1.46   1.40
 Book value per share...     17.04      17.42  16.89  16.01        16.81      17.17  16.65  15.78
ESELCO
 Earnings per average
  common share..........    $ 2.00     $ 1.80 $ 1.56 $ 1.47       $ 2.29     $ 3.44 $ 3.72 $ 2.92
 Cash dividends declared
  per common share......      1.08       1.04   0.97   0.91         2.71       2.68   2.59   2.48
 Book value per share...     13.47      12.75  12.03  11.36        29.79      30.43  29.50  27.96

--------
(a) Retroactively adjusted for ESELCO stock dividends.
(b) The equivalent per share data for ESELCO presents the pro forma results for Wisconsin Energy, taking into account an assumed Exchange Ratio of
    1.7720 shares of Wisconsin Energy Common Stock for each share of ESELCO Common Stock (which is what the Exchange Ratio would have been if the Merger had been consummated on May 13, 1997, the date of the Reorganization Agreement, when the Average Wisconsin Energy Price would have been $25.1125), based upon a comparison of the number of shares of Wisconsin Energy Common Stock issued in connection with the Merger and the total number of shares of ESELCO Common Stock outstanding. The actual Exchange Ratio will reflect Wisconsin Energy's average closing price per share for the ten days immediately preceding the Closing Date.
(c) Includes nonrecurring $30.7 million charge in June 1997 ($18.8 million net of tax or $.17 per share) related to the write-off of Primergy Corporation merger expenses. See "--Recent Developments--Wisconsin Energy--Termination of Merger Agreement with Northern States Power Company" and "--Recent Developments--Wisconsin Energy--Financial Results from Operations for the Twelve Months Ended June 30, 1997."
(d) Includes nonrecurring $73.9 million charge in 1994 ($45 million net of tax or $.42 per share) related to Wisconsin Electric's Revitalization Program.
(e) Wisconsin Energy pro forma cash dividends per share amounts reflect Wisconsin Energy historical cash dividends per share.

                         COMPARATIVE MARKET PRICE DATA

  Wisconsin Energy Common Stock is listed on the NYSE. ESELCO Common Stock is listed on the NASDAQ/NM. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of Wisconsin Energy Common Stock and ESELCO Common Stock as reported on the NYSE Composite Tape and on the NASDAQ/NM, respectively, and the dividends declared in each such quarter.

                              WISCONSIN ENERGY                 ESELCO
                                COMMON STOCK                COMMON STOCK
                         -------------------------- ----------------------------
                           HIGH     LOW   DIVIDENDS  HIGH     LOW   DIVIDENDS(A)
                         -------- ------- --------- ------- ------- ------------
1994
  First Quarter......... $ 27 1/2 $24      $.33875  $21.768 $19.991    $ 0.22
  Second Quarter........  26 3/8   23 1/8    .3525   22.192  19.676      0.23
  Third Quarter.........  26 3/8   23 3/8    .3525   22.192  20.362      0.23
  Fourth Quarter........  27       24 1/2    .3525   22.192  20.362      0.23
1995
  First Quarter......... $28 1/4  $25 1/2  $ .3525  $22.192 $19.447    $0.238
  Second Quarter........  29       26 3/4    .3675   21.680  19.559     0.245
  Third Quarter.........  28 1/2   26 1/8    .3675   21.680  19.795     0.245
  Fourth Quarter........  30 7/8   28        .3675   23.565  20.266     0.245
1996
  First Quarter......... $32      $27 1/4  $ .3675  $24.743 $21.680    $0.255
  Second Quarter........  28 7/8   26          .38   27.913  24.515     0.262
  Third Quarter.........  29 1/8   26 3/8      .38   25.971  23.301     0.262
  Fourth Quarter........  28 3/8   26 1/8      .38   25.243  23.301     0.262
1997
  First Quarter......... $27 7/8  $23 1/4  $   .38  $39.806 $25.243    $0.272
  Second Quarter........  25 5/8   23         .385   41.000  35.000      0.28
  Third Quarter (through
   August 26)...........  25 9/16  23 1/2     .385   40.500  38.500      0.28

--------
(a) Edison Sault's First Mortgage Bond Indenture and the short term line of credit agreement(s) contain restrictions on the payment of cash dividends. As of December 31, 1996, under these provisions, $6,294,000 of Edison Sault's retained earnings were available for the declaration of dividends.

  On January 22, 1997, the last day ESELCO's Common Stock traded prior to the public announcement by ESELCO that it was in the preliminary stages of discussion with possible acquirors, the closing price per share of ESELCO Common Stock, as reported on the NASDAQ/NM, was $28.641.

  On March 24, 1997, the last full trading day prior to the public announcement that ESELCO and Wisconsin Energy had entered into a letter of intent setting forth the preliminary terms of the potential acquisition of ESELCO by Wisconsin Energy, the closing price per share of Wisconsin Energy Common Stock, as reported on the NYSE Composite Tape, was $24.50, and the closing price per share of ESELCO Common Stock, as reported on the NASDAQ/NM, was $29.612. Assuming the Merger was consummated on March 24, 1997, the Exchange Ratio would have been 1.8417 shares of Wisconsin Energy Common Stock for each share of ESELCO Common Stock, based on an Average Wisconsin Energy Price of $24.1625.

  On August 26, 1997, the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Wisconsin Energy Common Stock, as reported on the NYSE Composite Tape, was $25.0625, and the closing price per share of ESELCO Common Stock, as reported on the NASDAQ/NM, was $39.00. At that date, there were approximately 100,000 holders of record of Wisconsin Energy Common Stock and approximately 1,300 holders of record of ESELCO Common Stock. HOLDERS OF ESELCO COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF WISCONSIN ENERGY COMMON STOCK AND ESELCO COMMON STOCK.

                              RECENT DEVELOPMENTS

ESELCO

  Manistique River/Harbor Environmental Matter. As previously reported by ESELCO, Edison Sault received notification in 1993 from the U.S. Environmental Protection Agency (the "U.S. EPA") that it and others were being named potentially responsible parties ("PRPs") at the Manistique River/Harbor Area of Concern (the "AOC") in Manistique, Michigan due to PCBs which were found in the area. Pursuant to an Administrative Order on Consent executed in December, 1996, the U.S. EPA and the PRPs agreed to a cash-out settlement whereby the PRPs would pay to the U.S. EPA the $6.4 million cost of in-place capping for the right to be absolved from any future legal actions concerning PCB pollution. Edison Sault has incurred a total cost of $3.6 million on this project.

  Edison Sault filed an action on February 4, 1997 in the Circuit Court for the County of Schoolcraft, Michigan against certain insurance carriers to recover unreimbursed defense costs and expenses associated with defending this matter of approximately $350,000 and indemnification for its costs of approximately $3.2 million in settling the matter with the U.S. EPA and obtaining a release of the property damage claims asserted by the U.S. EPA. The certainty and magnitude of any insurance recovery is unknown at this time. On April 28, 1997, Michigan Mutual Insurance Company filed a counter-claim for approximately $1.7 million for previously paid defense costs. Legal counsel for Edison Sault believes, based on the information currently available, that the counterclaim lacks merit.

WISCONSIN ENERGY

  Termination of Merger Agreement with Northern States Power Company. On May 16, 1997, the Boards of Directors of Wisconsin Energy and Northern States Power Company ("NSP") agreed to terminate the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 1995, as amended and restated as of July 26, 1995 (the "Merger Agreement"), by and among NSP, Wisconsin Energy and their respective subsidiaries, Northern Power Wisconsin Corp. and WEC Sub Corp., which provided for a business combination of Wisconsin Energy and NSP to form Primergy Corporation (the "Transaction"). Accordingly, the parties to the Merger Agreement entered into a Termination Agreement, dated as of May 16, 1997, which terminated the Merger Agreement by mutual written consent. The Termination Agreement also terminated the mutual Stock Option Agreements, dated as of April 28, 1995, entered into between Wisconsin Energy and NSP in connection with the Merger Agreement.

  On May 14, 1997, the FERC issued an Opinion and Order in which it concluded that it could not approve the Transaction at that time and reversed the earlier decision of its own administrative law judge who had found that the proposed Transaction, as conditioned, was consistent with the public interest. The FERC remanded the case to a settlement judge and directed the participants to attempt to reach a resolution of the market power issues which formed the basis of the FERC's reversal of the administrative law judge's findings.

  The Board of Directors of Wisconsin Energy (the "Wisconsin Energy Board") concluded that continuing the proposed Transaction, given the current regulatory climate, was not in the best interest of Wisconsin Energy's shareholders, customers and employees. In reaching its decision to terminate the Merger Agreement, the Wisconsin Energy Board considered many factors, including: the May 14, 1997 FERC ruling; the fact that any regulatory approvals that might be obtained appeared to involve conditions which would significantly reduce the benefits of the Transaction; and the impact on shareholders and other constituencies of further delays in the regulatory approval process as a result of the FERC action.

  As reported in Wisconsin Energy's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Wisconsin Energy charged to expense in the second quarter of 1997 $30.7 million ($18.8 million net of tax or $.17 per share) of deferred transaction costs and costs to achieve the Primergy Corporation merger. See "--Financial Results from Operations for the Twelve Months Ended June 30, 1997" below.

  Financial Results from Operations for the Twelve Months Ended June 30, 1997. Wisconsin Energy's net income for the twelve months ended June 30, 1997 decreased $74 million or 34% compared to the year ended December 31, 1996. This decrease reflects the $18.8 million net of tax nonrecurring write-off in the second quarter of 1997 of Primergy merger related expenses and higher purchased power, fuel and maintenance expenses due to the unscheduled outages at Wisconsin Electric's Point Beach Nuclear Plant ("Point Beach") and the Oak Creek Power Plant. The table below provides Wisconsin Energy's unaudited net income and earnings per average common share for the three and six months ended June 30, 1997 and June 30, 1996:

                                                THREE MONTHS
                                                   ENDED        SIX MONTHS ENDED
                                              ----------------- ----------------
                                                         JUNE    JUNE
                                              JUNE 30,    30,     30,   JUNE 30,
                                              1997(A)    1996   1997(A)   1996
                                              --------  ------- ------- --------
                                                         (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                          AMOUNTS)
Net Income (Loss)............................ $(10,632) $45,554 $34,437 $108,358
Earnings (Loss) Per Average
 Common Share................................    (0.09)    0.41    0.31     0.98

--------
(a) Includes nonrecurring $30.7 million charge in June 1997 ($18.8 million net of tax or $.17 per share) related to the write-off of Primergy Corporation merger expenses.

  Replacement of the Point Beach Unit 2 steam generators has been completed. Unit 2 returned to service in August 1997. Point Beach Unit 1 was taken out of service in February 1997 due to equipment problems. Wisconsin Electric is currently evaluating the restart schedule of Unit 1. In May 1997, the PSCW approved an interim fuel charge to collect, subject to refund, a portion of the increased costs based on the estimates included in Wisconsin Electric's request to the PSCW in the first quarter of 1997 for an increase in electric rates to cover the Wisconsin portion of the higher fuel costs. Wisconsin Electric estimates that, of the $67 million of additional annual fuel costs included in the request to the PSCW for an interim fuel charge, it may collect, subject to refund, as much as approximately $40 million. The portion of the higher fuel and purchased power costs that ultimately will be recovered in electric rates will be determined by the PSCW, after public hearings. Because of further delays in restarting Point Beach, Wisconsin Electric presently estimates that it will incur additional fuel and purchased power costs of approximately $30 million to $40 million in 1997 above the $67 million of excess fuel costs estimated for the May 1997 surcharge. Further information regarding these and other matters is contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Wisconsin Energy's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which is incorporated by reference herein.

                              THE SPECIAL MEETING

PLACE, TIME AND DATE

  The Special Meeting of ESELCO shareholders will be held at the Ramada Inn Conference Center, 3290 I-75 Business Spur, Sault Ste. Marie, Michigan on Tuesday, October 7, 1997, at 10:00 a.m., Eastern Daylight Time. This Proxy Statement/Prospectus is being sent to holders of ESELCO Common Stock and accompanies a form of proxy which is being solicited by the ESELCO Board for use at the Special Meeting and any adjournment or postponement thereof.

PURPOSE

  The purpose of the Special Meeting is to consider and vote upon the approval of the Amended and Restated Agreement and Plan of Reorganization, including the related Plan of Merger (together, the "Reorganization Agreement") providing for, among other things, the merger of Acquisition with and into ESELCO and the conversion of shares of ESELCO Common Stock into shares of Wisconsin Energy Common Stock, as well as to transact such other business, if any, as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

  The ESELCO Board has fixed the close of business on August 27, 1997 as the Record Date for determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of ESELCO Common Stock, the only class of voting stock of ESELCO outstanding, on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of ESELCO Common Stock is entitled to one vote. At the Record Date, there were 1,593,180 shares of ESELCO Common Stock outstanding.

VOTE REQUIRED FOR APPROVAL

  A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of ESELCO shareholders at the Special Meeting. Abstentions and broker non-votes will be considered present for purposes of determining whether a quorum exists. The affirmative vote of the holders of a majority of the outstanding shares of ESELCO Common Stock entitled to vote at the Special Meeting is required for approval of the Reorganization Agreement. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Reorganization Agreement.

  At the Record Date, the directors and executive officers of ESELCO and their affiliates beneficially owned an aggregate of approximately 175,250 shares of ESELCO Common Stock, representing approximately 11% of the outstanding shares of ESELCO Common Stock entitled to vote at the Special Meeting. All of the directors and executive officers of ESELCO have indicated their intention to vote their shares for the approval of the Reorganization Agreement. No shares of ESELCO Common Stock were beneficially owned at the Record Date by Wisconsin Energy directors, executive officers and their affiliates.

PROXIES

  Holders of ESELCO Common Stock may vote either in person or by properly executed proxy. Shares of ESELCO Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the proposal to approve the Reorganization Agreement. FAILURE TO RETURN THE PROXY CARD OR TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSAL.

  Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Corporate Secretary of ESELCO, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy related to the same shares of ESELCO Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

  The expense of soliciting proxies will be borne by ESELCO. The expense of printing this Proxy Statement/Prospectus and the expense of printing and filing the Registration Statement are to be shared equally by ESELCO and Wisconsin Energy. Wisconsin Energy will pay the filing fee relating to the filing required by the HSR Act. All other costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other regular employees of ESELCO in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold ESELCO Common Stock on behalf of another will be asked to send proxy material to the beneficial owners of such stock, and ESELCO will reimburse them for their expenses.

  If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the ESELCO Board of Directors knows of no such other matters.

NO DISSENTERS' RIGHTS

  Because Wisconsin Energy's Common Stock is listed on the NYSE, the MBCA does not give ESELCO shareholders the right to dissent from, and obtain payment of the fair value of such shareholders' shares upon consummation of, the Merger. See "Comparison of Shareholder Rights--Comparison of Michigan and Wisconsin Law--Dissenters' Rights."

                                  THE MERGER

  The information contained in this Proxy Statement/Prospectus with respect to the Merger is qualified in its entirety by reference to the Reorganization Agreement, which is attached hereto as Appendix A and is incorporated herein by reference.

GENERAL

  The Amended and Restated Agreement and Plan of Reorganization, including the related Plan of Merger (together, the "Reorganization Agreement"), provides for the merger of Acquisition, a wholly-owned subsidiary of Wisconsin Energy, with and into ESELCO. ESELCO will be the surviving corporation in the Merger. At the Effective Time of Merger (as defined below), all outstanding shares of ESELCO Common Stock will be converted into Wisconsin Energy Common Stock and ESELCO will become a wholly-owned subsidiary of Wisconsin Energy. The closing to consummate the Merger (the "Closing") is scheduled to occur on December 30, 1997 or, if all requisite regulatory approvals have not been received on or before December 23, 1997, the date which is five business days after receipt of the last of such approvals, or such other date as the parties may mutually agree to in writing (the "Closing Date"). The Merger shall be effective at 12:01 a.m., Central Time, on January 1, 1998 or, if the Closing occurs after December 30, 1997, the date and time of the filing of the Certificate of Merger and the Plan of Merger with the Michigan Department of Consumer and Industry Services-Corporation, Securities and Land Development Bureau (the "Effective Time of Merger"). While Wisconsin Energy and ESELCO believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance as to the receipt of such approvals or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "--Conditions to Consummation of the Merger" and "-- Regulatory Requirements" below.

  Upon the terms and subject to the conditions set forth in the Reorganization Agreement, at the Effective Time of Merger, and without any action on the part of the holders thereof, each issued and outstanding share of ESELCO Common Stock will be converted into that number of shares of Wisconsin Energy Common Stock as is equal to the Exchange Ratio. The Exchange Ratio will be equal to that number (carried to the fourth decimal place) obtained by dividing $44.50 by the Average Wisconsin Energy Price. The Average Wisconsin Energy Price will be equal to the average of the closing sale price of Wisconsin Energy Common Stock as reported on the New York Stock Exchange--Composite Transactions on each of the ten consecutive trading days ending with the trading day immediately preceding the Closing Date. No fractional shares of Wisconsin Energy Common Stock will be issued in the Merger. In lieu thereof, each holder of shares of ESELCO Common Stock who would otherwise have been entitled to a fraction of a share of Wisconsin Energy Common Stock will be paid the cash value of such fraction based on the Average Wisconsin Energy Price. See "-- Exchange of ESELCO Certificates; No Fractional Shares" below. Any shares of ESELCO Common Stock which are held as treasury stock by ESELCO or owned by its subsidiaries at the Effective Time of Merger will be cancelled and retired and no Wisconsin Energy Common Stock or other consideration will be issued or delivered in exchange therefor.

  As a result of the Merger, the independent corporate existence of Acquisition will terminate, and ESELCO shall be the surviving corporation in the Merger. At the Effective Time of Merger, ESELCO shareholders' direct equity interest in ESELCO will cease and their equity interest in Wisconsin Energy will commence.

BACKGROUND OF THE MERGER

  Prior to December 1996, ESELCO conducted very limited discussions with certain companies in response to their unsolicited, preliminary expressions of interest in possibly acquiring ESELCO. The Board of Directors of ESELCO determined that it was not in the best interests of ESELCO or its shareholders at those times to pursue a potential sale of ESELCO with these or any other companies.

  At the regular Board meeting held on November 14, 1996, the Board of Directors began to reassess its determination not to pursue the potential sale of ESELCO because of the possible impact of regulatory reforms in the electric utility industry on ESELCO and its shareholders. Regulatory reforms, including the proposed program of direct access that will allow customers to purchase electricity from providers of their choice, are likely to increase competition for ESELCO and has increased merger and acquisition activity in the industry. The Board believed that it should reconsider whether ESELCO could maximize shareholder value by remaining independent or pursuing a potential sale in light of these regulatory reforms and the resulting changes in the business environment of the industry.

  At a special Board meeting held on December 9, 1996, the Board of Directors was informed of the process to be observed when evaluating the potential sale of ESELCO. The Board of Directors was presented an internal management study which analyzed the consolidation benefits of a sale or merger of ESELCO with potentially interested parties and included a summary of mergers and acquisitions in the industry prepared by a third party. Additionally, the Board authorized management to obtain a valuation of ESELCO from Pacific. Although the Board did not conclude at the meeting that ESELCO was for sale, it did agree to continue evaluating a potential sale with two companies (one of which was Wisconsin Energy) which had expressed previously a potential interest in acquiring ESELCO and which were believed to be the most capable of consummating a transaction with ESELCO. The Board also provided directions to Mr. William R. Gregory, ESELCO's President and Chief Executive Officer, regarding further discussions with these two companies.

  Following the Board meeting on December 9, 1996, Mr. Gregory conducted further discussions with the two companies which had expressed previously a potential interest in acquiring ESELCO. During these discussions, the two companies expressed additional interest in acquiring ESELCO. Wisconsin Energy and the other interested company entered into confidentiality agreements with ESELCO dated January 16 and 21, 1997, respectively, and began conducting their due diligence investigations of ESELCO. Both companies were informed by ESELCO that due diligence investigations were to be completed no later than February 28, 1997, that written proposals regarding a potential transaction were to be submitted no later than March 7, 1997 and that meetings would be held to discuss any proposals later in March 1997.

  At a meeting held on January 21, 1997 the Board of Directors of ESELCO determined that recent unexplained market activity made it appropriate to issue a press release disclosing that ESELCO was conducting preliminary discussions with potential acquirors. After ESELCO issued the press release on January 23, 1997, a third company contacted ESELCO and requested the opportunity to participate in the due diligence investigation and to submit a written proposal. Since the third company expressed significant interest at high levels, had previously expressed an interest in acquiring ESELCO, and since it appeared that the third company could comply with the established schedule for the completion of due diligence and the submission of written proposals, ESELCO agreed that the third company could participate. The third party entered into a confidentiality agreement with ESELCO dated February 5, 1997 and began conducting its due diligence investigation. Two other companies who submitted unsolicited inquiries later in February 1997 were not allowed to participate in the process, because management believed that, based on the nature of the inquiries and the manner in which they were made, the level of interest expressed by these companies was not comparable to the interest of the other three companies, that these companies could not meet the established schedule and that any resulting delays might jeopardize a potential transaction with one of the existing potential acquirors. These two companies were informed that ESELCO would consider future discussions with them, depending on the nature of their inquiries and the results of the current discussions with the other three companies.

  ESELCO received written proposals regarding the potential acquisition of ESELCO from each of the three companies by March 7, 1997, all of which proposed stock-for-stock transactions. On March 12 and 13, 1997, the Board of Directors of ESELCO met with its advisers, including Pacific, and representatives of each of the three companies regarding the proposals. The Board of Directors of ESELCO considered a number of factors, without attributing relative weights to any of them, in evaluating whether ESELCO should remain independent or should pursue further discussions and negotiations with any or all of the three companies, including: (i) the potential for ESELCO's shareholders to realize a premium based on the proposed purchase price and the reasonableness of the proposed purchase price to ESELCO's shareholders; (ii) the business, operational and financial profiles and prospects of each of the three companies, including the liquidity of their stock and the anticipated amount and sustainability of dividends payable by them; (iii) the effect of an acquisition on ESELCO's shareholders, customers, employees and communities served; (iv) the business, operational and financial prospects of ESELCO; and (v) the ability to consummate the acquisition. After evaluating the proposals, the Board of Directors of ESELCO rejected each of them as inadequate and invited each company to submit revised proposals by March 19, 1997.

  ESELCO received revised proposals from each of the three companies by March 19, 1997. After analyzing each of the revised proposals based on the foregoing and other factors, without attributing relative weights to any of the factors considered, and the advice of Pacific, the Board of Directors determined at its meeting on March 20, 1997 that it was in the best interests of ESELCO and its shareholders to pursue further discussions with Wisconsin Energy and to negotiate a letter of intent regarding a proposed acquisition of ESELCO by Wisconsin Energy on terms substantially similar to those contained in Wisconsin Energy's revised proposal.

  Representatives of Wisconsin Energy and ESELCO negotiated the terms contained in Wisconsin Energy's proposed letter of intent at a meeting on March 21, 1997 and in further discussions conducted through March 24, 1997. As a result of these negotiations, Wisconsin Energy proposed in its letter of intent dated March 24, 1997 to acquire ESELCO in a tax-free reorganization in which all of the outstanding shares of ESELCO Common Stock would be converted into Wisconsin Energy Common Stock, at the Exchange Ratio determined by dividing $44.50 for each share of ESELCO Common Stock by the Average Wisconsin Energy Price. After evaluating this proposal and reviewing the available alternatives, and based on the advice of Pacific, the ESELCO Board voted at its meeting on March 24, 1997 to enter into the letter of intent, which was executed on that same day.

  After execution of the letter of intent, representatives of Wisconsin Energy and ESELCO negotiated and prepared the terms and provisions of the Reorganization Agreement. The Reorganization Agreement was approved by the Board of Directors of ESELCO at a meeting held on May 12, 1997 and was executed as of May 13, 1997. The Reorganization Agreement was amended and restated as of July 11, 1997, in part, to remove the terms and conditions related to Wisconsin Energy's cancelled merger with NSP.

REASONS FOR THE MERGER; RECOMMENDATION OF THE ESELCO BOARD

  ESELCO. The terms of the Reorganization Agreement are the product of arm's-length negotiations between representatives of ESELCO and Wisconsin Energy. Among the factors considered by the ESELCO Board in approving and recommending the Merger, the Reorganization Agreement (including the Plan of Merger) and the consummation of the transactions contemplated thereby, were: (i) the business, operational and financial prospects of ESELCO and Wisconsin Energy;
(ii) Pacific's opinion that, as of the date of the Reorganization Agreement, the Exchange Ratio was fair to the holders of ESELCO Common Stock from a financial point of view; (iii) the procedure used for soliciting and evaluating proposals for business combinations with ESELCO; (iv) the opportunity for ESELCO shareholders to obtain capital stock representing an interest in a larger, diversified enterprise, with significantly greater liquidity than, and offering a relatively attractive and sustainable dividend compared to, ESELCO Common Stock; (v) the ability of Wisconsin Energy to consummate the Merger; and (vi) the price Wisconsin Energy was willing to pay. In making its determination, the ESELCO Board did not ascribe relative weights to the factors which it considered.

  Based on the considerations discussed above, the ESELCO Board has determined that the Merger is advisable, fair and in the best interests of ESELCO and its shareholders and has approved the Merger, the Reorganization Agreement (including the Plan of Merger) and the consummation of the transactions contemplated thereby.

  THE ESELCO BOARD HAS APPROVED THE MERGER AS ADVISABLE, FAIR AND IN THE BEST INTERESTS OF ESELCO AND THE ESELCO SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT, INCLUDING THE PLAN OF MERGER, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  Wisconsin Energy. The Wisconsin Energy Board believes that the terms and conditions of the Merger are fair to, and in the best interests of, Wisconsin Energy and its shareholders. Wisconsin Energy believes that, based on the factors described below, the consideration to be paid in the Merger reflects the value that will result from the efficiencies and other opportunities which will result from the Merger.

  Wisconsin Energy has been involved in the utility business in the Upper Peninsula of Michigan for many years and Wisconsin Electric currently provides electric utility service in the central Upper Peninsula of Michigan. While there is no current physical interconnection between the electric systems of Wisconsin Electric and Edison Sault, a transmission facility is being constructed with completion expected in 1999. See "Businesses of the Parties to the Reorganization -- Certain Business Relationships between Wisconsin Energy and ESELCO."

  Wisconsin Energy believes that Edison Sault is a very-well managed electric utility and is one of the low cost providers of electricity in the region. Wisconsin Energy currently plans to have Edison Sault remain a separate utility subsidiary and Wisconsin Energy will thus have two utility subsidiaries, Wisconsin Electric and Edison Sault. There will be opportunities to achieve some administrative cost savings, since Wisconsin Electric will be able to provide certain administrative services to Edison Sault. In addition, the Merger provides a modest expansion of both Wisconsin Energy's overall customer base and the diversity of its customer mix.

  Edison Sault is strategically located for future growth, both in terms of the customer base in the Upper Peninsula of Michigan and its geographic location. Edison Sault is interconnected to the Lower Peninsula of Michigan through a cable running beneath the Straits of Mackinac. In addition, Edison Sault's proximity to Canada may prove to be advantageous if there ever is another electrical interconnection between the United States and Canada.

  Other potential benefits of the Merger may include providing Edison Sault with the opportunity to obtain lower cost financing and with a broader array of services than would otherwise be available to an electric utility of its size.

OPINION OF ESELCO'S FINANCIAL ADVISOR

  ESELCO retained Pacific in February 1997 to act as its financial advisor. Pacific's engagement included rendering a written opinion on the fairness of the consideration to be received by ESELCO stockholders from a financial point of view in connection with a business combination.

  Pacific is not affiliated with ESELCO or Wisconsin Energy. Pacific has previously provided consulting services and expert testimony to both ESELCO and Wisconsin Energy for which it received customary compensation. Pacific's previous work for Wisconsin Energy is unrelated to the Merger. Pacific has not received any compensation or other consideration from Wisconsin Energy with respect to the Merger or for any ongoing or future assignments. For previous consulting work and for work on the Merger, Pacific has received fees totaling about $150,000 to date, plus various out-of-pocket expenses. Pacific expects additional fees will not exceed $125,000. None of these payments to Pacific are conditioned upon ESELCO shareholders approving the Merger or its actual completion. ESELCO has also agreed to pay Pacific for certain out-of-pocket expenditures incurred in connection to its work on the Merger. ESELCO has agreed to indemnify Pacific and related persons against certain liabilities, including those under the federal securities law, related to or arising out of its engagement.

  Pacific is a nationally and internationally recognized economic and financial consulting firm which was created by former associates of Arthur Andersen Economic Consulting. Pacific's members are no longer part of Arthur Andersen LLP, and Pacific's members have severed all financial ownership and income participation ties to Arthur Andersen LLP. The members of Pacific have analyzed the economic and financial aspects of more than 50 potential energy, utility and other industry mergers. About half of these merger analyses have occurred since forming Pacific as a separate and totally independent entity on November 1, 1996. The Board of ESELCO retained Pacific based on its expertise and knowledge of utility company evaluation, regulation and mergers. At no time did the Board intend, nor did Pacific request, to pay Pacific any fees based upon or contingent upon the actual completion of any transaction or based upon any evaluation estimate or range of estimates performed by Pacific. ESELCO placed no limitations on the scope of Pacific's investigation related to the matters for which Pacific was engaged.

  The terms of the Merger were negotiated by representatives of ESELCO and Wisconsin Energy. Pacific consulted with representatives of ESELCO on the terms of the Reorganization Agreement. On May 13, 1997, Pacific rendered a written opinion to the effect that, as of that date, the Exchange Ratio was fair to ESELCO stockholders from a financial point of view.

  Introduction. In arriving at its fairness opinion, Pacific, among other things: (i) reviewed Wisconsin Energy's and ESELCO's Annual Reports, Forms 10-K and related financial information for the years ended December 31, 1995 and 1996 and Forms 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1996; (ii) reviewed certain other filings made with the SEC by Wisconsin Energy and ESELCO, including proxy statements, Forms 8-K and registration statements; (iii) reviewed certain information, including earnings, dividends, assets and prospects of Wisconsin Energy and ESELCO, furnished to Pacific by Wisconsin Energy and ESELCO, respectively; (iv) reviewed various forecasted financial information, income statements and cash flow statements provided by ESELCO; (v) conducted discussions with senior management of Wisconsin Energy and ESELCO concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating and administrative synergies which might be realized subsequent to the Merger; (vi) reviewed the historical market prices and trading activity for Wisconsin Energy and ESELCO Common Stock; (vii) compared the results from operations of Wisconsin Energy and ESELCO with other companies determined by Pacific to be comparable; (viii) compared the proposed financial terms with the terms offered in certain other relevant mergers and acquisitions; (ix) compared the relative value of Wisconsin Energy and ESELCO stock using various relevant valuation methodologies; (x) considered the pro forma effect of the Merger in terms of net income available to stockholders, dividends per common share, book value per common share and capitalization;
(xi) reviewed drafts of the Reorganization Agreement as revised through the date of the opinion; and (xii) reviewed other relevant financial and econometric analyses and considered all other matters Pacific considered relevant and necessary for preparing its opinion.

  In preparing its opinion, Pacific relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Wisconsin Energy and ESELCO. Pacific did not independently verify such information or any underlying assumptions. Pacific did not independently appraise or physically inspect the assets or liabilities (contingent or otherwise) of Wisconsin Energy or ESELCO. Pacific assumed that the financial projections or forecasts furnished to it by Wisconsin Energy and ESELCO were reasonably prepared in accordance with accepted industry practices and reflected the best currently available estimates and judgments of Wisconsin Energy's and ESELCO's managements as to the expected future financial performance of Wisconsin Energy and ESELCO. Pacific also assumed that the financial forecasts reasonably reflected all legal, regulatory and other contingencies known to ESELCO's management. Pacific assumed that the transaction will be completed as a reorganization whereby ESELCO would be acquired in a nontaxable statutory merger. Pacific's opinion was based on general economic, market, monetary and other conditions as they existed and could be evaluated, and the information made available to Pacific, as of the date of its opinion. The Pacific opinion does not constitute a recommendation to any ESELCO shareholder as to how that shareholder should vote at the ESELCO meeting.

  The Pacific opinion relied upon numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions which are largely beyond the control of Wisconsin Energy and ESELCO and involve complex methodologies and educated judgment. The estimates used in Pacific's analyses do not necessarily indicate actual past or future results or values, which may be significantly more or less favorable than these estimates. Pacific's estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The Pacific opinion does not discuss the relative merits of the Merger as compared to any other business plan or opportunity that might be presented to ESELCO.

  Pacific assumed that, in connection with the receipt of all necessary regulatory and governmental approvals for the Merger, no restriction will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transaction.

  Preparing a fairness opinion is complex and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the individual analyses described below, without considering the analyses as a whole, could create an incomplete or misleading view of the detailed and in-depth analyses and the process used by Pacific to form and determine its fairness opinion. Pacific has not indicated that any particular analysis which it performed had a greater significance than any other. The ranges of particular evaluations should not necessarily be taken to be the value that Pacific places on ESELCO's actual value.

  The following summarizes the financial and econometric analyses completed by Pacific in reaching its fairness opinion.

  Description of Analyses. Pacific used several analytic approaches in forming its fairness opinion. These include:

    (a) Stock Price and Volume History Analysis. Pacific analyzed ESELCO's daily stock trading range over a period from July 1, 1996 to May 2, 1997. In its analysis, Pacific also considered broad stock indices and the cumulative shareholder return to other utilities and ESELCO from 1990 to 1996. The indices studied included the S&P 500 and S&P Electric. This analysis provides the starting point or basis from which Pacific analyzed the fairness of the Wisconsin Energy transaction.

    (b) Comparable Transactions Analysis. Pacific analyzed all the acquisition premia publicly proposed to be paid for public utility companies since 1988. Pacific used a proprietary econometric model to determine the various underlying financial factors of the targets and acquirors, synergy projections, operational characteristics and degree of control involved in these actual transactions. The econometric model determined the degree to which these factors combine to establish the specific premia paid in these recent public utility (actual and pending potential) transactions. The various equations explain some 90% of the variation among these recent public utility acquisition premia.

    Pacific used its econometric model to predict and establish the basis for a fair ESELCO acquisition premium from Wisconsin Energy. The various statistical equations predict acquisition premia for ESELCO ranging from 27.9% to 41.4%. The higher premia would apply if strategic value was included in the estimate.

    (c) Discounted Cash Flow ("DCF") Analysis. Pacific also determined the fair market value for ESELCO using a DCF analysis which projected exceptional stand-alone income growth over a five-year, forward-looking period. Pacific's approach calculated ESELCO's Net Present Value ("NPV") under a Modigliani-Miller method for finite exceptional growth. These future income growth projections were prepared by ESELCO's management. Pacific did not independently analyze or evaluate the validity of these growth assumptions.

    Pacific used two approaches. The first used a return on assets ("ROA") to measure the return on equity ("ROE") in the Modigliani-Miller DCF analysis. This approach resulted in a "low" value of $57,337,571 and a "high" value of $59,896,088. The second relied on a smaller ROE estimate provided by management. This approach resulted in a "low" value of $59,850,549 and a "high" value of $62,578,587. The higher estimate is based on ESELCO's improving its growth in earnings above its projections.

    Pacific estimated that these various projections of growth in earnings and estimates of ESELCO's weighted average cost of capital ("WACC") would place the value of ESELCO between 26.6% and 38.3% above its early 1997 value of $29.50 per share price, or $45,282,000. The higher estimates of earnings growth can be interpreted as including the synergy gains expected in the proposed merger of ESELCO and Wisconsin Energy.

    (d) Share Value Model. Pacific reviewed various price earnings ratios for ESELCO and comparable public utility companies and compared these to data provided by Wisconsin Energy to ESELCO. Based on Pacific's analysis and additional data of other recent public utility mergers gathered by Pacific, Pacific concluded that the data provided to ESELCO suggested that Wisconsin Energy proposed to pay a price multiple above the typical range found in utility mergers.

    Pacific performed an additional shareholder value analysis using a proprietary Pacific model, which includes adjustments for price/earnings, synergy savings, dividend payout increases and acquisition premia paid. Based on this detailed analysis and multiple sensitivity studies, Pacific concluded that Wisconsin Energy could pay at least a 40% premium to ESELCO without suffering any Wisconsin Energy shareholder dilution.

    (e) Other Evaluation Factors. Pacific considered two additional factors in reaching its fairness opinion. First, Pacific compared the differences in current and expected dividends that ESELCO shareholders would receive after their stock was exchanged for Wisconsin Energy stock. Based on what the Exchange Ratio would have been if the Merger had taken place on May 13, 1997, Pacific would expect ESELCO's current shareholders to receive dividends which are about 2.5 times ESELCO's cash dividends at the date of the fairness opinion.

    Second, Pacific analyzed the value of the reduced risk associated with the "fixed purchase price" offer made by Wisconsin Energy to acquire ESELCO. This transaction is based on a fixed purchase price of $44.50 per share for all outstanding shares of ESELCO. Pacific recommended to the Board that the straightforward fixed price per share and variable exchange rate, which Wisconsin Energy proposed to ESELCO, was preferable to a variable exchange mechanism from both risk avoidance and value received standpoints. Under the Wisconsin Energy fixed price of $44.50 per ESELCO share approach, declining market prices for Wisconsin Energy would give ESELCO a higher exchange rate, and vice versa. However, more importantly the amount received by ESELCO shareholders would be fixed regardless of Wisconsin Energy's share price.

    These two factors combine to add additional value to this transaction. Nevertheless, Pacific did not rely upon them to form its threshold fairness value of the Wisconsin Energy/ESELCO transaction. These two additional factors would, in all likelihood, add value to current ESELCO shareholders. Accordingly, each contributes to Pacific's overall fairness opinion.

  Fairness Opinion. Wisconsin Energy has offered to pay ESELCO a fixed price of $44.50 per share for the 1,593,180 shares outstanding, or a sum equal to approximately $70,900,000. Pacific has performed various analyses which show that a premium exceeding 40% would be a fair value for ESELCO's stock when it was trading at $29.50 per share.

  The Wisconsin Energy offer exceeds this Pacific estimate of a threshold fair value by a reasonable amount given the conservative nature of Pacific's assumptions that were used to establish the 40% minimum or threshold value of fairness. The Wisconsin Energy offer at $44.50 per share is equivalent to a 50.85% premium over a $29.50 per share market value for ESELCO. As such, the proposed transaction is well within the reasonable range of fairness.

  A further measure of shareholder value is the strong pro-active positioning of Wisconsin Energy as a low-cost, customer-oriented provider in an increasingly competitive electric power market.

  In addition, based on what the Exchange Ratio would have been if the Merger had taken place on May 13, 1997, shareholders would expect to receive a cash dividend which is about 2.5 times ESELCO's cash dividends at the time of the fairness opinion. Wisconsin Energy's dividend and earnings record has often historically been the envy of the electric power industry. ESELCO shareholders can expect to benefit from the higher Wisconsin Energy dividend and exchange rate trading effect.

  For the reasons discussed above, Pacific concludes the Wisconsin Energy offer is fair to the shareholders of ESELCO from a financial perspective.

  A COPY OF PACIFIC'S MAY 13, 1997 OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS OF ESELCO ARE URGED TO READ THIS OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITS OF REVIEW BY PACIFIC.

INTEREST OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the ESELCO Board with respect to the Merger, ESELCO shareholders should be aware that certain members of ESELCO's management and the ESELCO Board have certain interests, in addition to the interests of shareholders of ESELCO generally, that are described below that may present them with actual or potential conflicts of interest in connection with the Merger.

  Severance Agreements. Edison Sault has severance agreements with each of its full-time executive officers: William R. Gregory, President and Chief Executive Officer; Donald Sawruk, Executive Vice President and Chief Operating Officer; David R. Hubbard, Vice President--Finance; James L. Beedy, Vice President--Engineering; Steven L. Boeckman, Vice President/Treasurer; Donald
C. Wilson, Corporate Secretary; Ernest H. Maas, Vice President--Operations; David H. Jirikovic, Assistant Vice President--Operations; and Paul A. Schemanski, Assistant Vice President--Information Systems. All of the executive officers of Edison Sault hold identical positions with ESELCO, except Messrs. Beedy, Maas, Jirikovic and Schemanski, who are not titled officers of ESELCO. The severance agreements contain provisions which require the payment of severance benefits under certain circumstances that may occur in connection with a "change in control," which the Merger will constitute. Specifically, the severance agreements provide that if, after a change in control, and for the period ending three years thereafter, the officer's employment is involuntarily terminated other than for cause or due to disability, or the officer voluntarily resigns for good reason, Edison Sault shall make a lump-sum payment to the officer generally in an amount equal to three times his average total compensation for the five year period ending with the year preceding the year in which employment is terminated. If termination of employment occurs in circumstances under which the officer dies or retires in accordance with the normal retirement policy of Edison Sault, no payment will be due under the severance plan. The severance agreement expires, however, if the officer gives three month's notice of a desire to terminate the agreement, resigns before a change of control occurs, dies, becomes disabled in certain circumstances or retires in accordance with Edison Sault's normal retirement policy. Further, any officer electing coverage under the Special Early Retirement Window Program, described below, would not be entitled to any payment under the severance plan. The Reorganization Agreement provides that, after the Effective Time of Merger, Wisconsin Energy shall cause Edison Sault to honor all obligations which may be incurred by Edison Sault under the severance agreements, subject to the terms thereof.

  Special Early Retirement Window Program. Messrs. Nurnberger, Hubbard, Beedy and Gregory are eligible to elect coverage under the Special Early Retirement Window Program, pursuant to which each individual may retire incident to the Merger with a pension entitlement computed with two additional years of service and without sustaining an early retirement reduction.

  Supplemental Executive Retirement Plan. Edison Sault maintains an unfunded, nonqualified Supplemental Executive Retirement Plan for the nine full time officers plus the Chairman of the Board, providing retirement benefits in excess of those payable under the Pension Plan for Management Employees of Edison Sault. The supplemental plan is to be terminated in connection with the Merger, and any participant who would not be eligible to receive benefits under the plan if his employment were to have terminated at the time of the Merger shall be entitled to an immediate lump-sum payment of an amount determined to be the actuarial equivalent of his prospective benefits under the plan, grossed up for the effect of state and federal taxes.

  Director's Retirement Plan. ESELCO's Director's Retirement Plan (the "ESELCO Director Plan") will be terminated in connection with the Merger; however, Wisconsin Energy has agreed to cause ESELCO to continue to honor all obligations under the ESELCO Director Plan as in effect at such termination.

  Director's Fee Deferral Plan. Edison Sault maintains for its directors a fee deferral plan under which amounts which directors have elected to defer accrue interest at a rate equal to Edison Sault's own rate of return. This plan will be amended and terminated in connection with the Merger; accumulated balances shall continue to accrue earnings identical to the interest rates or other methods allowed to participants under the Wisconsin Energy Directors' Deferred Compensation Plan. An earlier director's fee deferral plan will also be amended and terminated in connection with the Merger. Wisconsin Energy shall cause Edison Sault to continue to honor all obligations under such plans, as amended and in effect at their termination as of the Effective Time of Merger.

  Restricted Stock Bonus Plan. In May 1996, shareholders of ESELCO approved adoption of the Restricted Stock Bonus Plan. Under this plan, ESELCO can, from time to time, grant to officers or other key employees awards of restricted stock. The maximum number of shares reserved for this purpose is 50,000 shares. In 1996, 31,500 shares, with a total fair market value of $878,000 at the date of grant, were granted to officers of ESELCO. Under the terms of agreements with the recipients, the shares are not vested for a five-year period following the grant, subject to acceleration in the event of a change in control of ESELCO, and the shares are forfeited if a recipient leaves the employment of ESELCO prior to the end of the five-year holding period. The shares will vest as of the day before the Effective Time of Merger.

  Indemnification. The Reorganization Agreement provides that from and after the Effective Time of Merger, Wisconsin Energy shall cause ESELCO (and successors to ESELCO) to indemnify and hold harmless each present and former employee, agent, director or officer of any of the ESELCO Companies, and the heirs, successors and assigns of such persons, against any amounts incurred in connection with any claim, action, suit, proceeding or investigation arising out of or relating to the transactions contemplated by the Reorganization Agreement or any such person having served as a committee member, director, officer, employee or agent of any of the ESELCO Companies, or as a trustee or fiduciary of any employee benefit plan of any of the ESELCO Companies or otherwise on behalf of any of the ESELCO Companies. Such indemnification shall be in accordance with, and substantially equivalent to, the indemnification provided by subsidiaries of Wisconsin Energy to their employees, agents, directors and officers. In addition, Wisconsin Energy shall maintain in effect, for at least three years from the Effective Time of Merger, directors' and officers' liability insurance, not less in terms of coverage and amount than that maintained by ESELCO, covering those persons insured under ESELCO's directors' and officers' liability insurance as of the date of the Reorganization Agreement.

  See "--Certain Employment Matters" below regarding certain other arrangements with respect to employee plans provided for by the Reorganization Agreement.

CERTAIN EMPLOYMENT MATTERS

  In addition to the plans and arrangements discussed above under "--Interest of Certain Persons in the Merger," the Reorganization Agreement addresses certain other employment matters, including the following:

  Edison Sault Management Pension Plan. Pursuant to the Reorganization Agreement, Wisconsin Energy has agreed to merge the Pension Plan for Management Employees of Edison Sault (the "Edison Sault Management Plan") into the Wisconsin Electric Power Company Retirement Account Plan (the "Retirement Account Plan"), and to amend the Retirement Account Plan to provide that employees of Edison Sault who: (i) were covered under the Edison Sault Management Plan; (ii) become covered under the Retirement Account Plan by reason of the merger of the plans; and (iii) subsequently terminate on or prior to December 31, 2010 with a 100% fully vested interest, shall be entitled to an accrued pension benefit not less than what they would have received under the provisions of the Edison Sault Management Plan as in existence as of the Effective Time of Merger.

  Edison Sault Employee Incentive Investment and Stock Ownership Plan. Pursuant to the Reorganization Agreement, Wisconsin Energy has agreed to merge the Employee Incentive Investment and Stock Ownership Plan of Edison Sault into the Wisconsin Electric Power Company Employees Savings Plan and to extend that Savings Plan to the employees of ESELCO and its subsidiaries (the "ESELCO Companies").

  Retiree Health Care Plan. Pursuant to the Reorganization Agreement, Wisconsin Energy has agreed to cause the retiree health care program in effect at the ESELCO Companies as of the Effective Time of Merger (the "ESELCO Retiree Health Plan") to be continued, subject to and in accordance with its terms (including any reserved right to amend or terminate the same), with respect to individuals who were already retired at such time and with respect to those who retire or otherwise terminate from the service of the ESELCO Companies in such manner as to entitle them to benefit from such program, until at least one year from the Effective Time of Merger (the "Changeover Date"), with such individuals (both those already retired and those who subsequently retire) to pay 45% of the cost thereof, except for certain classes of individuals who will only be obligated to pay 40%. From the Changeover Date until December 31, 2004, Wisconsin Energy has agreed to cause the ESELCO Companies to continue the same program of benefits at the same total premium costs, subject to certain terms and conditions, and retiree contributions shall be 50% of such costs.

  Other Employee Plans and Benefits. Pursuant to the Reorganization Agreement, subject to collective bargaining obligations of ESELCO, Wisconsin Energy has agreed to extend coverage to ESELCO employees of benefits similar to those currently provided under other benefit plans maintained at Wisconsin Electric for the benefit of employees generally (including severance benefits), without regard to whether any such plans are currently maintained by ESELCO. For purposes of the accrual and vesting of such benefits, Wisconsin Energy will extend credit to ESELCO employees for their pre-merger years of service with ESELCO.

MANAGEMENT AND OPERATIONS OF ESELCO AFTER THE MERGER

  At the Effective Time of Merger, ESELCO, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Wisconsin Energy. Immediately after the Merger, Edison Sault will continue to be a wholly-owned public utility subsidiary of ESELCO, subject to regulation to the extent now regulated by the MPSC and other applicable regulatory agencies. The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time of Merger shall be the directors and officers of ESELCO immediately after the Effective Time of Merger. ESELCO's Articles of Incorporation (the "ESELCO Articles") and Bylaws (the "ESELCO Bylaws") as in effect immediately prior to the Effective Time of Merger shall be ESELCO's Articles and Bylaws immediately after the Effective Time of Merger.

  Wisconsin Energy currently intends that the operations of Edison Sault and the other subsidiaries of ESELCO after the Effective Time of Merger will be conducted substantially in the same manner as prior to the Effective Time of Merger, with present management of Edison Sault and the other subsidiaries of ESELCO retained, except that: (a) Thomas S. Nurnberger, William R. Gregory, David R. Hubbard and James L. Beedy have indicated their intention to retire as of the Effective Time and Wisconsin Energy currently anticipates that Donald Sawruk will be appointed as President of Edison Sault; (b) Wisconsin Electric intends to provide certain administrative functions to Edison Sault and the other subsidiaries of ESELCO after the Effective Time, including accounting, insurance and legal services; (c) NTS is expected to become a direct non-utility subsidiary of Wisconsin Energy; and (d) ESEG may be merged into Edison Sault.

  Wisconsin Energy is considering the possible merger of ESELCO with and into Wisconsin Energy subsequent to both the Merger and the receipt by Wisconsin Energy of a private letter ruling from the Internal Revenue Service to the effect that the merger of ESELCO into Wisconsin Energy will not adversely affect the treatment of the Merger for federal income tax purposes. The purpose and effect of such a merger would be to eliminate ESELCO as an intermediate holding company with the result that Edison Sault would become a direct wholly-owned subsidiary of Wisconsin Energy.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Reorganization Agreement, ESELCO has agreed, pending consummation of the Merger, unless otherwise consented to in writing by Wisconsin Energy, that it will, and will cause each of Edison Sault, ESEG and NTS to, among other things: (i) diligently carry on its business in the regular course and consistent with past practices and not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation; (ii) use, operate, maintain and repair its assets and properties in a normal business manner; (iii) not do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any contracts, agreements and leases, written or oral, to which it is a party or by which it is bound; (iv) use reasonable efforts to maintain all of its existing insurance policies in full force and effect; (v) not grant any increase in the rate of pay of any of its employees, except as disclosed pursuant to the Reorganization Agreement, institute or amend any of its employee benefit plans or enter into or modify any written employment arrangement with any person; (vi) not enter into any contract or commitment or engage in any transaction not in the usual or ordinary course of business and consistent with its normal business practices and, except as disclosed pursuant to the Reorganization Agreement, not purchase, lease, sell or dispose of any capital asset; (vii) not create, incur or assume any indebtedness or make any investment, other than certain investments in fixed properties or fixed assets acquired and used in the ordinary course of business; (viii) use its reasonable efforts to preserve its business organization intact, retain the services of its present officers and key employees and preserve the goodwill of suppliers, customers, creditors and others having business relationships with it; (ix) comply in all respects with all applicable laws;
(x) timely and properly file all federal, state, local and foreign tax returns which are required to be filed and pay or make provision for the payment of all taxes owed by it; (xi) not amend its articles of incorporation or bylaws, except that ESELCO may amend the ESELCO Articles to increase the authorized number of shares of ESELCO Common Stock from 3,000,000 shares to 9,840,000 shares; and (xii) except for ESELCO's 3% stock dividend paid to ESELCO shareholders on May 15, 1997, not issue any additional shares of stock of any class or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify any of its stock or liquidate in whole or in part. In addition, pending consummation of the Merger, the ESELCO Companies may not declare or pay any dividend or make any capital or surplus distributions of any nature, except for cash dividends by Edison Sault, ESEG or NTS to ESELCO, and regular quarterly cash dividends by ESELCO on the outstanding ESELCO Common Stock with usual record and payment dates not exceeding, during any fiscal year of ESELCO, 106% of the cash dividends paid on the ESELCO Common Stock during the immediately preceding fiscal year of ESELCO.

REPRESENTATIONS, WARRANTIES AND COVENANTS

  The Reorganization Agreement contains various customary representations and warranties of the parties for a transaction of this kind. The Reorganization Agreement also contains various customary covenants between the parties, including that ESELCO will, and will cause Edison Sault, ESEG and NTS to, afford agents, accountants, attorneys and other representatives of Wisconsin Energy reasonable access to all of its books, records, financial information, facilities, key personnel and other documents and materials, and that each party will use reasonable efforts to cause its respective representations and warranties contained in the Reorganization Agreement to be true and correct in all respects at the Effective Time of Merger with the same force and effect as if such representations and warranties had been made on and as of the Effective Time of Merger, and will use reasonable efforts to obtain any third party consents or approvals required by the Reorganization Agreement and to cause all of the conditions precedent to the obligations of the parties set forth in the Reorganization Agreement to be satisfied. As described below, ESELCO and Wisconsin Energy each has the right under the Reorganization Agreement to terminate the Reorganization Agreement (whether before or after approval of the Reorganization Agreement by the ESELCO shareholders) at any time prior to the consummation of the Merger if, among other things, the representations and warranties of the other party in the Reorganization Agreement are not true and correct in all material respects, or if the other party shall not have performed and complied in all material respects with all of its obligations under the Reorganization Agreement. See "--Conditions to Consummation of the Merger" and "--Termination; Amendment; Waiver" below.

CONDITIONS TO CONSUMMATION OF THE MERGER

  In addition to the approval of the Reorganization Agreement by the requisite vote of shareholders of ESELCO, the respective obligations of the parties to consummate the Merger are subject to the fulfillment or waiver of certain conditions specified in the Reorganization Agreement, including among others,
(i) the performance of and compliance in all material respects by the respective parties with all the obligations under the Reorganization Agreement required to be performed or complied with prior to or on the Closing Date and as of the Effective Time of Merger; (ii) the absence of any suit, action or other proceeding in which the consummation of the transactions contemplated by the Reorganization Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Reorganization Agreement; (iii) the continuing accuracy in all material respects as of the Closing Date and as of the Effective Time of Merger of the representations and warranties of the respective parties contained in the Reorganization Agreement; (iv) the absence through the Effective Time of Merger of any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of the ESELCO Companies taken as a whole (an "ESELCO Material Adverse Effect"), or the absence as of the Closing Date of any event, condition or fact which is materially adverse to the financial condition of Wisconsin Energy and its subsidiaries, taken as a whole; (v) the securing of all requisite permissions, approvals, determinations, consents and waivers from all appropriate state and federal regulatory authorities, including the FERC and the SEC, required in order for Wisconsin Energy and Acquisition to consummate the Merger and the transactions described in the Reorganization Agreement and so that Wisconsin Energy either continues to be an exempt holding company or becomes a registered holding company under the PUHCA; (vi) compliance with all necessary requirements of the HSR Act and expiration prior to the Closing Date or termination by the appropriate agency of any waiting periods applicable to the Merger and to the transactions described in the Reorganization Agreement which are imposed by the HSR Act; (vii) the continuing effectiveness of the Registration Statement and the registration or exemption from registration under applicable state securities law of the Wisconsin Energy Common Stock to be issued in the Merger; (viii) the approval for listing on the NYSE, subject to official notice of issuance, of the shares of Wisconsin Energy Common Stock to be issued in the Merger; (ix) the receipt of officers' certificates, legal opinions of counsel and the accountants' comfort letters; (x) the receipt of a tax opinion of counsel to Wisconsin Energy to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization; (xi) receipt of an opinion from Price Waterhouse LLP to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Reorganization Agreement; (xii) certain agreements (as described below) shall have been executed by affiliates of ESELCO and delivered to Wisconsin Energy; and (xiii) the aggregate of the fractional share interests in Wisconsin Energy Common Stock to be paid in cash pursuant to the Reorganization Agreement shall not be more than 5% of the maximum aggregate number of shares of Wisconsin Energy Common Stock which could be issued as a result of the Merger. The conditions to Wisconsin Energy's and Acquisition's obligations to effect the Merger also include that the above-mentioned governmental approvals shall not contain any condition applicable to the ESELCO Companies, Wisconsin Energy or Acquisition which is, in the reasonable judgment of Wisconsin Energy, materially adverse in any manner to the ESELCO Companies, Wisconsin Energy or Acquisition. See "--Regulatory Requirements" below.

NO SOLICITATION; TERMINATION FEE

  The Reorganization Agreement provides that ESELCO shall not, and shall not permit its subsidiaries, or officers, directors, employees, agents or other representatives of any of the ESELCO Companies (including, without limitation, any investment banker, attorney or accountant retained or engaged by any of the ESELCO Companies) to solicit, initiate, facilitate, encourage, negotiate with respect to, discuss or agree to: (i) any of the following, on or prior to the later of January 16, 1999 or six months after the termination of the Reorganization Agreement (the "Special Date"), other than the Merger: (a) a merger, consolidation, share exchange, exchange of securities, reorganization, business combination or similar transaction involving any of the ESELCO Companies; (b) a sale, transfer or other disposition of all or any significant portion of the assets of any of the ESELCO Companies in a single transaction or series of related transactions;
(c) a sale of, or tender offer or exchange offer for, or acquisition by any person or group of beneficial owners of, a substantial interest in the outstanding capital stock of any of the ESELCO Companies in a single transaction or series of related transactions; or (d) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing (each such event, an "Other Transaction"); or (ii) any inquiry, proposal or offer relating in any manner to an Other Transaction (an "Other Offer"), except to the extent required by the fiduciary duties of ESELCO's officers and Board under applicable law if so advised by a written opinion of outside counsel. ESELCO is generally required to notify Wisconsin Energy within 24 hours following receipt of any Other Offer, and to give Wisconsin Energy five days prior notice and an opportunity to negotiate with ESELCO before entering into, executing or agreeing to any Other Offer or Other Transaction. After giving Wisconsin Energy such opportunity, ESELCO may, by notice to Wisconsin Energy at any time prior to the Effective Time of Merger, terminate the Reorganization Agreement if ESELCO enters into, executes or agrees to an Other Offer or Other Transaction following a determination by the ESELCO Board, on the written advice of counsel, that such action is required by its fiduciary duties under applicable law.

  In order to induce Wisconsin Energy to enter into the Reorganization Agreement and to compensate Wisconsin Energy for the time and expenses incurred in connection with the Reorganization Agreement and the Merger and losses suffered by Wisconsin Energy from foregone opportunities, the Reorganization Agreement provides that ESELCO shall pay $2,000,000 (the "Special Fee") to Wisconsin Energy if, on or prior to the Special Date: (a) a person unrelated to Wisconsin Energy has consummated, or has publicly announced or proposed (and subsequently consummates after the Special Date), an Other Transaction; or (b) any of the ESELCO Companies has entered into an agreement with respect to an Other Transaction; or (c) ESELCO terminates the Reorganization Agreement for the purpose of pursuing an Other Offer or Other Transaction (each such event, a "Special Event"). The Special Fee is to be paid in immediately available funds within five business days after the occurrence of a Special Event. However, no Special Fee is payable as a result of a Special Event which occurs after the Reorganization Agreement is terminated: (i) by mutual written agreement of Wisconsin Energy and ESELCO; or
(ii) by Wisconsin Energy based on a failure of either or both of the conditions in the Reorganization Agreement relating to the accuracy of the representations and warranties made by ESELCO and the absence of any ESELCO Material Adverse Effect (except if such failure results from any willful or intentional acts of any of the ESELCO Companies); or (iii) by Wisconsin Energy if the Closing has not occurred by the termination date specified in the Reorganization Agreement (as described below).

TERMINATION; AMENDMENT; WAIVER

  The Reorganization Agreement may be terminated (whether before or after approval thereof by the ESELCO shareholders) and the transactions contemplated by the Reorganization Agreement may be abandoned at any time prior to the Closing, as follows: (i) by mutual written agreement of Wisconsin Energy and ESELCO; (ii) by either Wisconsin Energy or ESELCO if any of their respective conditions precedent to consummation of the transactions set forth in the Reorganization Agreement have not been satisfied by the Closing; (iii) by Wisconsin Energy if any updated disclosure by ESELCO as required by the Reorganization Agreement, in the reasonable judgment of Wisconsin Energy, has or may have an ESELCO Material Adverse Effect or which may be materially adverse in any manner to Wisconsin Energy and the parties cannot resolve any differences regarding the disclosure within a reasonable period of time (not to exceed 30 calendar days); (iv) by ESELCO if it enters into, executes or agrees to an Other Offer or Other Transaction following a determination by the ESELCO Board on the written advice of counsel that such action is required by its fiduciary duties under applicable law, after giving Wisconsin Energy an opportunity to negotiate with ESELCO with respect thereto; or (v) by either Wisconsin Energy or ESELCO if the Closing has not occurred on or before December 31, 1998, but if on such date the conditions relating to receipt of requisite governmental approvals have not been fulfilled, then the termination date will be extended to June 30, 1999.

  In the event of termination of the Reorganization Agreement by either Wisconsin Energy or ESELCO as provided above, there shall be no liability or obligation on the part of either Wisconsin Energy or ESELCO or their respective directors, officers or other representatives thereunder other than:
(a) the obligations of Wisconsin Energy under the Confidentiality Agreement between Wisconsin Energy and ESELCO dated January 16, 1997, as amended by the Reorganization Agreement (the "Confidentiality Agreement"), and its obligations to comply with certain specified provisions of the Reorganization Agreement; (b) the obligations of ESELCO to pay the Special Fee, if such fee is payable under the provisions of the Reorganization Agreement described above under "--No Solicitation; Termination Fee," and to comply with certain other specified provisions of the Reorganization Agreement; and (c) each party shall retain any and all remedies which it may have for breach of contract provided by law based on another party's willful failure to comply with the terms of the Reorganization Agreement.

  The Reorganization Agreement may be amended by ESELCO, Wisconsin Energy and Acquisition at any time before or after approval thereof by the holders of ESELCO Common Stock, but after any such approval, no amendment shall be made which changes the Exchange Ratio at which ESELCO Common Stock is to be converted into Wisconsin Energy Common Stock or which materially adversely affects the rights of holders of ESELCO Common Stock, without the further approval of such holders. No amendment, supplement, modification, waiver or termination of the Reorganization Agreement shall be binding unless executed in writing by the party to be bound thereby. If any of the conditions to the respective parties' obligations to consummate the Merger pursuant to the Reorganization Agreement have not been satisfied, a party may nevertheless elect to proceed with consummation of the transactions contemplated by the Reorganization Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

STANDSTILL PROVISIONS

  Pursuant to the Confidentiality Agreement, Wisconsin Energy has agreed that (other than as contemplated in the Reorganization Agreement), during the period beginning on January 16, 1997, and ending on that date which is the later of January 16, 1999, or one year after the termination of the Reorganization Agreement, without the prior written consent of ESELCO, it will not, and will cause each of its affiliates not to: (i) acquire, offer or agree to acquire any assets, securities or interests or any rights or options to acquire any interests in ESELCO; (ii) participate in or encourage the formation of any group which owns or seeks to acquire beneficial ownership of interests or securities in ESELCO or rights to acquire such interests or securities or which seeks to affect control of ESELCO, or for the purpose of circumventing any provisions of the Confidentiality Agreement; or (iii) otherwise act, alone or in concert with others (including by providing financing for another party), to seek to control or influence the management of ESELCO.

EXCHANGE OF ESELCO CERTIFICATES; NO FRACTIONAL SHARES

  As of the Effective Time of Merger, Wisconsin Energy will act as the exchange agent or will designate a bank or trust company to act as exchange agent (the "Exchange Agent") to effect the exchange of share certificates in connection with the Merger. As soon as reasonably practicable after the Effective Time of Merger, the Exchange Agent will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of Merger represented outstanding shares of ESELCO Common Stock (the "ESELCO Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the ESELCO Certificates shall pass, only upon actual delivery of the ESELCO Certificates to the Exchange Agent) and instructions for effecting the surrender of the ESELCO Certificates in exchange for certificates representing shares of Wisconsin Energy Common Stock.

  PLEASE NOTE THAT SHAREHOLDERS OF ESELCO SHOULD NOT SUBMIT THEIR ESELCO CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED.

  Upon surrender of an ESELCO Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may reasonably require, the holder of such ESELCO Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Wisconsin Energy Common Stock into which the shares of ESELCO Common Stock formerly represented by the ESELCO Certificate surrendered have been converted in the Merger pursuant to the Exchange Ratio, plus cash in lieu of any fractional share of Wisconsin Energy Common Stock to which such holder would otherwise be entitled as more fully described below, and the ESELCO Certificate so surrendered will be cancelled.

  At the Effective Time of Merger, the stock transfer books of ESELCO will be closed and there will be no further registration of transfers of shares of ESELCO Common Stock thereafter on the records of ESELCO. From and after the Effective Time of Merger, the holders of ESELCO Certificates outstanding immediately prior to the Effective Time of Merger will cease to have any rights with respect to the shares of ESELCO Common Stock formerly represented thereby except as otherwise provided in the Reorganization Agreement or by law.

  In the event of a transfer of ownership of shares of ESELCO Common Stock which is not registered in the transfer records of ESELCO, a certificate representing the proper number of shares of Wisconsin Energy Common Stock may be issued to the transferee if the ESELCO Certificate formerly representing such shares of ESELCO Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

  Until surrendered as contemplated by the Reorganization Agreement, each ESELCO Certificate shall be deemed at all times after the Effective Time of Merger to represent only the right to receive upon surrender a certificate representing shares of Wisconsin Energy Common Stock and cash in lieu of any fractional share of Wisconsin Energy Common Stock as contemplated by the Reorganization Agreement.

  No dividends or other distributions declared or made after the Effective Time of Merger with respect to Wisconsin Energy Common Stock with a record date after the Effective Time of Merger shall be paid to the holder of any unsurrendered ESELCO Certificate with respect to the shares of Wisconsin Energy Common Stock represented thereby until surrender of such ESELCO Certificate. Subject to the effect of any applicable law, following surrender of any such ESELCO Certificate, there will be paid to the holder of the certificate representing whole shares of Wisconsin Energy Common Stock issued in exchange therefor, without interest, any such dividends or distributions to which such holder is entitled.

  All shares of Wisconsin Energy Common Stock issued upon conversion of the ESELCO Common Stock in accordance with the terms of the Reorganization Agreement (and any cash paid in lieu of fractional share interests) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the ESELCO Common Stock.

  No fractional shares of Wisconsin Energy Common Stock shall be issued in the Merger. All fractional share interests of a holder of more than one ESELCO Certificate at the Effective Time of Merger shall be aggregated to maximize the number of whole shares of Wisconsin Energy Common Stock to be issued and minimize the fractional interest to be paid in cash. If a fractional share interest results after such aggregation, each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest by the Average Wisconsin Energy Price. As soon as practicable after the determination of the amount of cash to be paid to holders of fractional share interests, Wisconsin Energy will make available such amount for payment to such holders in accordance with the Reorganization Agreement, as described above.

  Any portion of the Wisconsin Energy Common Stock certificates, together with any dividends or distributions with respect thereto and any cash in lieu of fractional shares deposited with the Exchange Agent, which remains undistributed to ESELCO shareholders as of a date which is six months after the Effective Time of Merger shall be delivered to Wisconsin Energy, upon demand, and any ESELCO shareholders who have not theretofore surrendered their ESELCO Certificates shall thereafter look only to Wisconsin Energy for payment thereof. Neither the Exchange Agent nor any party to the Reorganization Agreement will be liable to any ESELCO shareholder for any such property delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

DIVIDEND REINVESTMENT PLAN

  ESELCO's Dividend Reinvestment and Common Stock Purchase Plan (the "ESELCO DRIP") has been suspended effective as of May 15, 1997, and will be terminated at the Effective Time of Merger. All shares of ESELCO Common Stock held in the ESELCO DRIP will be held therein until the Effective Time of Merger, subject to earlier withdrawal in accordance with the terms of the plan. All shares of ESELCO Common Stock held in the ESELCO DRIP at the Effective Time of Merger will be converted into shares of Wisconsin Energy Common Stock as provided in the Reorganization Agreement. If Wisconsin Energy provides such an election, as is expected, participants in the ESELCO DRIP who elect to have such Wisconsin Energy Common Stock credited to accounts established for them under Wisconsin Energy's dividend reinvestment and stock purchase plan, the Stock Plus Investment Plan, will have their ESELCO shares held in the ESELCO DRIP converted into the number of whole shares and any fractional share of Wisconsin Energy Common Stock resulting from the application of the Exchange Ratio, instead of having any such fractional share paid in cash.

REGULATORY REQUIREMENTS

  Consummation of the Merger is subject to various regulatory approvals. Set forth below is a summary of certain regulatory requirements affecting the Merger.

  State Approvals and Related Matters. Edison Sault does not own or operate utility facilities in Wisconsin, is not a Wisconsin corporation and does not provide utility service in Wisconsin. Wisconsin Energy will be acquiring ESELCO and maintaining Edison Sault as a separate electric utility not providing service in Wisconsin. Wisconsin Energy and ESELCO believe that approval of the Merger is not required from either the MPSC or the PSCW. Wisconsin Electric is subject to the jurisdiction of the PSCW and the MPSC with respect to retail utility service provided in Wisconsin and the Upper Peninsula of Michigan, respectively. As a result of its ownership of Wisconsin Electric, Wisconsin Energy is a public utility holding company (a "holding company") under Section 196.795 of the Wisconsin Statutes (the "Wisconsin Holding Company Act") and is subject to the jurisdiction of the PSCW as such. Edison Sault is subject to the jurisdiction of the MPSC with respect to retail electric utility service provided in the Upper Peninsula of Michigan. Edison Sault and Wisconsin Electric are subject to regulation by the MPSC as to various matters associated with the providing of retail electric service in Michigan, including retail electric rates, standards of service, billing practices, and various other matters. Although the MPSC has the authority to regulate electric utilities doing business in Michigan, it has no statutory authority conferring jurisdiction over mergers of corporations owning such electric utilities.

  The Wisconsin Holding Company Act prohibits any person from forming a holding company or acquiring or holding more than 10% of the outstanding voting securities of a holding company, without PSCW approval. The PSCW, if it finds the capital of any public utility affiliate will be impaired by payment of a dividend, may order the utility affiliate to limit or cease payment of dividends to the holding company. Various transactions by a public utility affiliate with others in the holding company system are prohibited, including lending money, guaranteeing obligations, combined advertising, providing utility service on terms different from those for other consumers in the same class, and, without PSCW approval after establishment that the utility affiliate will be paid at fair market value, certain sales or leases of real property and use of services of utility employees. The Wisconsin Holding Company Act prohibits (i) any public utility affiliate from providing any non-utility product or service in a manner or at a price that unfairly discriminates against any competing provider, (ii) any non-utility activity from being subsidized materially by the customers of any public utility in the system, (iii) the operation of the system in any way which materially impairs the credit, ability to acquire capital on reasonable terms or ability to provide safe, reasonable, reliable and adequate utility service, of any public utility affiliate in the system, (iv) any transfer by a public utility affiliate to any other system company of any confidential public utility information, including customer lists, for any non-utility purpose, unless the PSCW has approved the transfer, and (v) any termination of the system's interest in a public utility affiliate without PSCW approval. Other statutory provisions which pre-existed the Wisconsin Holding Company Act include requirements for submission to the PSCW for approval of certain contracts or other arrangements for furnishing property or services between a public utility and an affiliate.

  The Wisconsin Holding Company Act also limits non-utility diversification, in that, stated generally, the net book value of the assets (other than investment in system affiliates) of all non-utility affiliates may not exceed the sum of 25% of the net book value of all electric utility affiliates and a percentage, to be determined by the PSCW (but not less than 25%), of the net book value of all other public utility affiliates. The Merger will not have any material impact with respect to these limitations. Further, the Wisconsin Holding Company Act requires the PSCW to periodically investigate the impact of the operation of every holding company system on every public utility affiliate in the system and to determine whether each non-utility affiliate does, or can reasonably be expected to do, at least one of the following: (a) substantially retain, attract or promote business activity or employment or provide capital to businesses within the service territory of any public utility affiliate or certain others, (b) increase or promote energy conservation or develop, produce or sell renewable energy products or equipment, (c) conduct a business that is functionally related to the provision of utility service or to the development or acquisition of energy resources, and (d) develop or operate commercial or industrial parks in the service territory of any public utility affiliate. Wisconsin Energy believes that its and ESELCO's existing non-utility businesses meet the requirements of the Wisconsin Holding Company Act. The PSCW also is authorized to order a holding company to terminate its interest in a public utility affiliate if the PSCW finds that, based upon clear and convincing evidence, termination of the interest is necessary to protect the interest of utility investors in a financially healthy utility and the interest of consumers in reasonably adequate utility service at a just and reasonable price.

  Pre-Merger Antitrust Notification. The HSR Act and the rules and regulations thereunder provide that certain acquisition transactions (including the Merger) may not be consummated until certain information has been submitted to the Antitrust Division and the FTC and specified HSR Act waiting period requirements have been satisfied. Wisconsin Energy and ESELCO will file appropriate notifications under the HSR Act. The waiting period under the HSR Act will expire or terminate within 30 days thereafter unless a request for additional information is made by either the Antitrust Division or the FTC. If the Merger is not consummated within one year after the expiration of the HSR Act waiting period, Wisconsin Energy and ESELCO will be required to refile under the HSR Act. Moreover, the expiration or earlier termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds. Wisconsin Energy and ESELCO expect to submit the same information to interested State Attorneys General. Neither Wisconsin Energy nor ESELCO believes that the Merger would violate federal or state antitrust laws.

  Public Utility Holding Company Act of 1935. Wisconsin Energy is required to obtain SEC approval under Section 9(a)(2) of the PUHCA in connection with the Merger. Section 9(a)(2) of the PUHCA provides that it is unlawful for any person to acquire, directly or indirectly, any security of any public utility company if that person owns, or by virtue of that transaction will come to own, 5% or more of the voting securities of that public utility company and of any other public utility company, without the prior approval of the SEC. Under the applicable standards of the PUHCA, the SEC is directed to approve a proposed acquisition unless it finds that (1) the acquisition would tend towards detrimental interlocking relations or a detrimental concentration of control, (2) the consideration to be paid in connection with the acquisition is not reasonable, (3) the acquisition would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the proper functioning of the applicant's holding company system, or (4) the acquisition would violate applicable state law. In order to approve a proposed acquisition, the SEC must also find that the acquisition would tend towards the development of an integrated public utility system and would otherwise conform to the PUHCA's integration and corporate simplification standards.

  Wisconsin Energy is a "holding company" and Edison Sault is a "public utility company" for purposes of the PUHCA. The PUHCA requires the registration under such Act of entities that are "holding companies" and are not otherwise exempt from such registration requirements and pervasively regulates the activities of registered holding companies and their subsidiaries. Wisconsin Energy is currently exempt from the registration and other requirements of the PUHCA, other than Section 9(a)(2) thereof, pursuant to an order of the SEC under
Section 3(a)(1) of the PUHCA. ESELCO is also an exempt holding company under
Section 3(a)(1) of the PUHCA. The basis of the exemption under Section 3(a)(1) is that Wisconsin Energy and its public utility subsidiary, and ESELCO and its public utility subsidiary, are predominantly intrastate in character and carry on their business substantially in a single state in which they are organized (Wisconsin and Michigan, respectively). Such exemption may be revoked if the SEC finds the exemption to be "detrimental to the public interest or the interest of investors or consumers."

  In order to qualify for the Section 3(a)(1) exemption, a holding company, and every public utility subsidiary thereof from which the holding company derives, directly or indirectly, any material part of its income, must be predominantly intrastate in character and carry on their business substantially in a single state in which such holding company and every such subsidiary company thereof are organized. Because Edison Sault is relatively small as compared to Wisconsin Energy and Wisconsin Electric, it is believed that, under applicable SEC standards and interpretations, Wisconsin Energy will continue to qualify for the Section 3(a)(1) exemption after the Merger. After the Merger, ESELCO will continue to be an exempt holding company under
Section 3(a)(1).

  Wisconsin Energy and ESELCO will file an application with the SEC to obtain SEC approval of the Merger under Section 9(a)(2) of the PUHCA and to confirm that, following consummation of the Merger, Wisconsin Energy and ESELCO will be entitled to maintain their respective exemptions from registration under
Section 3(a)(1) of the PUHCA.

  Federal Power Act. Edison Sault is subject to the jurisdiction of the FERC under the Federal Power Act with respect to rates, service, interconnections, accounting and other matters in connection with its purchases and sales of electricity for resale and transmission of electricity in interstate commerce.

  Section 203 of the Federal Power Act provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the FERC. The approval of the FERC is required in order to consummate the Merger. Under Section 203 of the Federal Power Act, the FERC will approve a merger if it finds the merger "consistent with the public interest." The Merger will come under the FERC's new merger guidelines, released in December 1996. Under such guidelines, the FERC's review of mergers and acquisitions is based on three primary factors: effect on competition, effect on rates and effect on regulation. Under the guidelines: (i) post-merger market power must not be increased, or must be within acceptable thresholds or be satisfactorily mitigated; (ii) acceptable customer rate protections must be in place; and (iii) any adverse effect on regulation by FERC, Wisconsin and Michigan must be addressed. After the Merger, Wisconsin Electric and Edison Sault will continue to operate in separate electric control areas, but they will be interconnected when the Central Upper Peninsula Transmission Project (as defined below) is completed. They will offer a single system open access transmission rate over their interconnected systems. For this purpose, the two utilities will file an appropriate joint tariff and agreement under Section 205 of the Federal Power Act, to become effective when the transmission facility becomes operational. See "Business of the Parties to the Reorganization--Certain Business Relationships Between Wisconsin Energy and ESELCO."

  Wisconsin Energy and ESELCO will file a joint application with the FERC requesting that the FERC approve the Merger under Section 203 of the Federal Power Act.

  General. Under the Reorganization Agreement, each party has agreed to use reasonable efforts to obtain all necessary regulatory approvals. Wisconsin Energy and ESELCO believe that they will receive the requisite regulatory approvals for the Merger, but there can be no assurance that such approvals will be received or that, if received, the approvals will be obtained on terms which satisfy the applicable conditions to the Reorganization Agreement. In this regard, Wisconsin Energy may terminate the Reorganization Agreement and not consummate the Merger in the event that regulatory approvals are received but those regulatory approvals impose terms which in Wisconsin Energy's reasonable judgment are materially adverse to the ESELCO Companies, Wisconsin Energy or Acquisition. See "--Conditions to Consummation of the Merger" above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is conditioned upon the receipt by Wisconsin Energy and ESELCO of an opinion from Quarles & Brady, counsel to Wisconsin Energy, dated prior to the mailing date of this Proxy Statement/Prospectus, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Wisconsin Energy, Acquisition and ESELCO will each be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect as of the Closing Date and the Effective Time of Merger. Such opinion has been delivered and is filed as an exhibit to the Registration Statement. The opinion is based upon certain assumptions and representations by the managements of Wisconsin Energy and ESELCO.

  The following summarizes certain federal income tax consequences of the Merger based on the provisions of the Code, the applicable regulations thereunder, judicial authority and current administrative rulings and practice as of the date hereof, all of which are subject to change, possibly with retroactive effect: (i) no gain or loss will be recognized by Wisconsin Energy, Acquisition or ESELCO as a result of the Merger; (ii) no gain or loss will be recognized by the holders of ESELCO Common Stock upon the conversion of their shares of ESELCO Common Stock into shares of Wisconsin Energy Common Stock pursuant to the Reorganization Agreement, except with respect to cash, if any, received in lieu of fractional shares of Wisconsin Energy Common Stock; (iii) the tax basis of the shares of Wisconsin Energy Common Stock into which shares of ESELCO Common Stock are converted will be the same as the basis of the shares of ESELCO Common Stock converted into such Wisconsin Energy Common Stock, reduced by any amount allocable to the fractional share interests for which cash is received; (iv) the holding period for shares of Wisconsin Energy Common Stock into which shares of ESELCO Common Stock are converted will include the period that such shares of ESELCO Common Stock were held by the holder, provided such shares were held as capital assets of the holder at the Effective Time of Merger; and (v) the payment of cash to a holder of ESELCO Common Stock in lieu of a fractional share interest, if any, of Wisconsin Energy Common Stock will be treated as if such fractional share were distributed as part of the Merger and were subsequently redeemed by Wisconsin Energy and will be treated as having been received as a distribution in full payment in exchange for the fractional share of Wisconsin Energy Common Stock redeemed, as provided in Section 302(a) of the Code.

  THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER OF ESELCO. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED IN CONNECTION THEREWITH, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  No rulings have been or are expected to be sought from the Internal Revenue Service concerning the tax consequences of the Merger directly. However, it is proposed that a private letter ruling will be sought from the Internal Revenue Service to the effect that the possible merger of ESELCO into Wisconsin Energy after the Merger, to eliminate ESELCO as an intermediate holding company, will not adversely affect the treatment of the Merger for federal income tax purposes. See "--Management and Operations of ESELCO After the Merger" above.

RESALE OF WISCONSIN ENERGY COMMON STOCK

  The Wisconsin Energy Common Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act except for shares issued to any ESELCO shareholder who may be deemed to be an "affiliate" of ESELCO, Acquisition or Wisconsin Energy for purposes of Rule 145 under the Securities Act. It is expected that each such affiliate will enter into an agreement with Wisconsin Energy providing that such affiliate will not transfer any Wisconsin Energy Common Stock received in the Merger except in compliance with the Securities Act and has not made and will not make a disposition of any Wisconsin Energy or ESELCO stock (or any interest therein) during the period commencing 30 days prior to the Effective Time of Merger through the date on which financial results covering at least 30 days of combined operations of Wisconsin Energy and ESELCO after the Merger have been published. Wisconsin Energy's and Acquisition's obligations to consummate the Merger are conditioned upon the receipt of such an agreement, substantially in the form of Exhibit 1 to the Reorganization Agreement attached hereto as Appendix A, from each person who may be deemed to be an affiliate of ESELCO.

  Persons who may be deemed to be affiliates of ESELCO, Acquisition or Wisconsin Energy include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by, or are under common control with any of such parties, and may include directors and officers of such party, as well as principal shareholders of such party.

  This Proxy Statement/Prospectus does not cover resales of Wisconsin Energy Common Stock received by any person who may be deemed to be an affiliate of ESELCO, Acquisition or Wisconsin Energy.

ACCOUNTING TREATMENT

  The Merger has been structured to qualify as a pooling of interests for accounting and financial reporting purposes. The obligation of Wisconsin Energy to consummate the Merger is subject to the receipt from Price Waterhouse LLP, its independent accountants, of their opinion that the Merger qualifies for pooling of interests accounting treatment. See "--Conditions to Consummation of the Merger" above.

                BUSINESSES OF THE PARTIES TO THE REORGANIZATION

WISCONSIN ENERGY

  Wisconsin Energy is a holding company whose principal subsidiary is Wisconsin Electric, an electric, gas and steam utility. Wisconsin Energy also has certain non-utility subsidiaries. As of December 31, 1996, approximately 94% of Wisconsin Energy's consolidated total assets were attributable to Wisconsin Electric. Effective January 1, 1996, Wisconsin Energy merged its wholly-owned natural gas utility subsidiary, Wisconsin Natural, into Wisconsin Electric to form a single combined utility subsidiary.

  Wisconsin Electric generates, transmits, distributes and sells electric energy in a territory of approximately 12,000 square miles with a population estimated at 2,300,000 in southeastern Wisconsin (including the Milwaukee area), east central and northern Wisconsin and in the Upper Peninsula of Michigan. Wisconsin Electric purchases, distributes and sells natural gas to retail customers and transports customer-owned gas in three distinct service areas totalling about 2,800 square miles in Wisconsin: west and south of the City of Milwaukee, the Appleton area and the Prairie Du Chien area. The gas service territory, which has an estimated population of over 1,100,000, is largely within Wisconsin Electric's electric service area. Wisconsin Electric distributes and sells steam supplied by its power plants to certain customers in the metropolitan Milwaukee area. At December 31, 1996, Wisconsin Electric had approximately 969,000 electric customers, 367,000 gas customers and 465 steam customers.

  Wisconsin Energy's non-utility subsidiaries are devoted primarily to stimulating economic growth in the Wisconsin Electric service area and to capitalizing on diversified business opportunities for shareholders. Wisconsin Energy's non-utility assets amounted to approximately $304 million at December 31, 1996.

  Wisconsin Energy is an exempt holding company by order of the SEC under
Section 3(a)(1) of the PUHCA and accordingly is exempt from the provisions of that Act, other than with respect to certain acquisitions of securities of a public utility. ESELCO also is an exempt holding company under Section 3(a)(1). Wisconsin Energy and ESELCO will be filing an application with the SEC to obtain SEC approval of the Merger and to confirm that Wisconsin Energy and ESELCO will each be entitled to maintain its exempt status under the PUHCA following the Merger. Wisconsin Energy is subject to certain restrictions under the Wisconsin Holding Company Act which limit diversification in non-utility activities by imposing limits on the sum of the assets of all non-utility affiliates in Wisconsin Energy's holding company system. See "The Merger--Regulatory Requirements."

  Additional information concerning Wisconsin Energy is included in the Wisconsin Energy documents filed with the SEC which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

ACQUISITION

  Acquisition, a wholly-owned subsidiary of Wisconsin Energy, is a Michigan corporation which was incorporated by Wisconsin Energy for the purpose of consummating the Merger. Acquisition will have no operations except as contemplated by the Reorganization Agreement. At the Effective Time of Merger, Acquisition will be merged with and into ESELCO, which will be the surviving corporation in the Merger, and each share of common stock of Acquisition issued and outstanding at the Effective Time of Merger will be converted into one share of ESELCO Common Stock. As a result, immediately following the Merger, Acquisition will cease to exist and ESELCO will be a wholly-owned subsidiary of Wisconsin Energy.

ESELCO

  ESELCO is an exempt holding company under Section 3(a)(1) of the PUHCA (and accordingly is exempt from the provisions of that Act, other than with respect to certain acquisitions of securities of a public utility), whose subsidiaries are Edison Sault, ESEG and NTS.

  Edison Sault is an electric utility engaged in the generation, purchase, transmission, distribution and sale, at wholesale and retail, of electric energy. NTS, a non-utility subsidiary, provides tree trimming, right-of-way clearing and tree removal services to Edison Sault, other utilities, municipalities and private individuals throughout the Upper Peninsula and Northern Lower Michigan, and owns a radio tower near Engadine, Michigan. NTS began operations in May 1990 and accounts for less than one percent of ESELCO's total consolidated operating revenues. In connection with the Merger, it is contemplated that NTS will become a direct non-utility subsidiary of Wisconsin Energy. ESEG is currently inactive but, having received appropriate approval of the FERC, the business conducted by ESEG will be the ownership of two 138KV submarine cables under the Straits of Mackinac which are being purchased from Consumers Energy Company (formerly Consumers Power Company) and will be leased to Edison Sault. Edison Sault has been leasing these cables from Consumers Energy Company. In connection with the Merger, ownership of the cables, or the contract to purchase the cables, is expected to be transferred to Edison Sault by a merger of ESEG into Edison Sault or otherwise.

  Edison Sault is the principal operating subsidiary of ESELCO and accounts for the major share of ESELCO's total assets, revenues and income. Edison Sault serves more than 21,000 residential, commercial and industrial customers throughout Michigan's Eastern Upper Peninsula. This area includes the cities of Sault Ste. Marie, Manistique, St. Ignace and Mackinac Island. On December 31, 1988, Edison Sault acquired approximately 1,900 customers from Wisconsin Electric. This acquisition increased its service territory to over 2,000 square miles with a population of approximately 55,000 people.

  During 1996 Edison Sault generated 27% of its total electric energy requirements in its own hydroelectric generating plant located on the St. Marys River in Sault Ste. Marie, Michigan. It purchased the other 73% of its requirements, principally under contracts with the United States Corps of Engineers, Consumers Energy Company and American Electric Power Company. Edison Sault was assigned a contract between Wisconsin Electric and Upper Peninsula Power Company ("UPPCo") to purchase power from UPPCo to serve a portion of the customers acquired by Edison Sault from Wisconsin Electric in 1988.

  Additional information concerning ESELCO is included in the ESELCO documents filed with the SEC which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

CERTAIN BUSINESS RELATIONSHIPS BETWEEN WISCONSIN ENERGY AND ESELCO

  As noted above, on December 31, 1988, Edison Sault acquired approximately 1,900 customers from Wisconsin Electric and was assigned a contract between Wisconsin Electric and UPPCo to purchase power from UPPCo to serve a portion of such customers.

  In October 1994, Edison Sault entered into a construction and joint use agreement with Wisconsin Electric, UPPCo and Cloverland Electric Cooperative, Inc., an R.E.A. cooperative to which Edison Sault sells and from which Edison Sault may purchase wholesale electric energy in the normal course of business. This agreement relates to the construction of a 138KV transmission line from Arnold, Michigan to Manistique, Michigan, expected to be completed in 1999, which will connect the transmission systems of Wisconsin Electric and Edison Sault (the "Central Upper Peninsula Transmission Project"). Edison Sault's transmission system is already directly interconnected with the systems of Consumers Energy Company and Cloverland Electric Cooperative. Edison Sault purchases power from Consumers Energy Company and American Electric Power Company over the interconnection with Consumers Energy Company.

  Edison Sault has a 10-year agreement to purchase 20 megawatts of firm power from Wisconsin Electric commencing January 1, 1998.

  See "The Merger--Regulatory Requirements" for information regarding certain regulatory requirements affecting the Merger in light of the businesses of the parties.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF ESELCO'S FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

FOR THE THREE YEARS ENDED DECEMBER 31, 1996

 Corporate Structure

  ESELCO, Inc. (ESELCO), is the parent holding company of Edison Sault Electric Company (Edison Sault), ESEG, Inc. (ESEG), and Northern Tree Service, Inc. (NTS). Edison Sault is engaged in the generation, purchase, transmission, and sale of electric energy. NTS, its tree trimming subsidiary, began operation in May of 1990. Edison Sault is the principal operating subsidiary of ESELCO and accounts for the major share of ESELCO's total assets, revenues, and income. Therefore, the following discussion and analysis deal primarily with the operations of Edison Sault.

 Sales, Expenses, and Income

  For the year 1996, total kilowatt-hour sales and revenue increased 3% and 2%, respectively, over 1995. Resale kwhr sales and revenue increased by 8% in 1996.

  Residential kwhr sales and revenue increased 2% over 1995. The average number of residential customers and use per customer increased 1% during 1996.

  Commercial sales and revenue increased 2% during 1996 due to a 1% increase in customers and use per customer.

  Industrial sales increased 1% in 1996. Sales to Michigan Limestone, Specialty Minerals, and Manistique Papers increased 5%, 4%, and 1%, respectively. Sales in 1996 to Lakehead Pipe Line, Inc., were approximately equal to 1995 sales. Total 1996 revenue from the industrial customers was approximately equal to 1995 levels due to a rate reduction to Manistique Papers during 1996.

  During 1995, kwhr sales and operating revenues increased 5% over 1994. Sales to the industrial, commercial, and residential customer classes increased 9%, 4%, and 2%, respectively, during this period. Total revenue increased as a result of the net increase in sales and an increase in purchased power revenue.

  Total hydro plant output increased 6% during 1996 due to an increase in water available for hydro generation. Power purchased from other utilities increased 2% in 1996 due to increased requirements. Purchased power expense in 1996 was down 3% as a result of purchases from a lower-cost supplier for part of Edison Sault's requirements. During 1995, purchased power requirements increased by 13% due to a decrease in hydro output and increased requirements. Purchased power expense increased 7% in 1995 as a result of increased requirements which were partially offset by decreased costs from the U.S. Government hydro plant.

  Other operations and maintenance expenses increased 9% over 1995. Payroll and associated employee benefit costs increased approximately 9% in 1996. Pension expense increased as a result of improvements made to the Bargaining Unit Pension Plan and changes in actuarial assumptions. In addition, employee benefit expense increased as a result of the Restricted Stock Plan that was approved by shareholders in 1996. The Plan is discussed in more detail in the Notes to the Financial Statements.

  Fuel and water expense increased 16% as a result of increased water lease payments made to the U.S. Government. The water lease payments increased due to a larger quantity of water being available for hydro generation and higher rates.

  Major maintenance expense increased 20%, largely as a result of increased maintenance expense associated with the Manistique diesels.

  Depreciation and amortization increased 5% in 1996 due to an increase in depreciable assets. Income taxes increased 12% in 1996 as a result of higher taxable income.

  During 1995, other operation and maintenance expenses decreased 4% from 1994 figures. Payroll and associated benefit costs increased 1% in 1995 due to increases in employee benefit costs. The increase in payroll and employee benefit costs was offset by decreases in other expenses. Depreciation and amortization expense increased 8% during 1995 due to an increase in depreciable assets and increased rates as approved by the Michigan Public Service Commission (MPSC). Income taxes increased substantially in 1995 as a result of higher taxable income.

  Based on the previously described changes, earnings per common share restated for stock dividends increased by 15% in 1996, as compared with a 6% increase for 1995.

 Rates and Regulatory Matters

  On August 22, 1995, Edison Sault filed an application with the MPSC for authority to implement price cap regulation of retail rates. In the application, Edison Sault proposed that its base rates be capped at present levels, that its existing Power Supply Cost Recovery (PSCR) factor be rolled into base rates, and that its existing PSCR Clause be suspended. Edison Sault published the required notice of opportunity to comment or request a hearing. No comments were received, and on September 21, 1995, the MPSC approved Edison Sault's application, subject to the modification that Edison Sault gives 30 days notice rather than two weeks notice for rate decreases and that Edison Sault file an application by October 1, 2000, to address its experience under the price cap mechanism. With the latter modification, the price cap authorization represents an experimental regulatory mechanism. The order also allows Edison Sault to file an application seeking an increase in rates only under extraordinary circumstances.

  On October 23, 1995, the Attorney General for the State of Michigan filed an intervention and petition for rehearing in Edison Sault's Price Cap Order. The Attorney General's intervention was based on the grounds that the MPSC did not have authority to approve price cap regulation. On December 21, 1995, the MPSC rejected the Attorney General's petition for rehearing. On January 19, 1996, the Attorney General filed an appeal with the Michigan Court of Appeals.

  Legal counsel for Edison Sault believes that the Attorney General's appeal is without merit and that Edison Sault will prevail. A decision in this case is not expected until mid-1997. Edison Sault implemented the Price Cap Order on January 1, 1996.

  In light of the Price Cap Order and other potential changes in the industry, Edison Sault continually reviews the applicability of accounting under SFAS
71. As previously stated, the Price Cap Order is a five-year experimental regulatory mechanism containing language allowing Edison Sault to seek rate relief for costs incurred under extraordinary circumstances. In addition, final implementation of the plan is subject to resolution of the Attorney General's appeal. Based on a current evaluation of the factors affecting the applicability of SFAS 71, Edison Sault has determined that it is currently appropriate to continue accounting in accordance with SFAS 71.

  In the event Edison Sault was to discontinue accounting under SFAS 71, the accounting impact would be an extraordinary after-tax non-cash charge to earnings in an amount represented largely by any unamortized net regulatory assets existing at that point in time. Edison Sault's regulatory assets and liabilities are shown in Note B to the Financial Statements.

 Liquidity and Capital Commitments

  Investing Activities. ESELCO invested $4,266,000 in net property, plant, and equipment in 1996. Included in this amount is approximately $840,000 related to the rebuilding of the hydro canal in Sault Ste. Marie. During 1995, approximately $482,000 was invested in this project. In addition to investments in net property, plant, and equipment, $3,510,000 was spent to resolve the environmental issue discussed under Environmental Matters.

  For the three-year period ending December 31, 1996, Edison Sault made a net investment of $12,024,000 in property, plant, and equipment.

  Capital Requirements. In October 1994, Edison Sault entered a construction and joint use agreement with Wisconsin Electric Power Company, Upper Peninsula Power Company, and Cloverland Electric Cooperative. This agreement specifies each party's responsibility in the construction of a new transmission line from Arnold, Michigan, to Manistique, Michigan. Edison Sault continues to plan for the construction of this new line. This project has an expected completion date of mid-1998. Edison Sault expects that its share of the cost of this project will be approximately $9.0 million with approximately $3.2 million of this being spent in 1997. During 1996, $460,000 was invested in the new 138 kv interconnect project.

  In December 1996, Edison Sault signed a purchase agreement with Consumers Power Company for the purchase of a 138 kv submarine circuit across the Straits of Mackinac. Since 1990 Edison Sault had leased these cables at an annual net lease cost of approximately $466,000. The purchaser of the cables is ESEG, a wholly-owned subsidiary of ESELCO, Inc. ESEG has not previously been an active subsidiary of ESELCO. ESEG will lease the cables to Edison Sault under an operating lease arrangement. The purchase and lease are subject to approval by the Federal Energy Regulatory Commission (FERC). The cost of the purchase when consummated in 1997 will be approximately $3.8 million.

  Cash Provided by Operating and Financing Activities. For the year ended December 31, 1996, cash provided by operating activities totaled $6,932,000. Included in the figure for cash provided from operating activities is an increase in deferred taxes of approximately $1.0 million due, in large part, to tax matters relating to the timing of the expenditures made in settlement of the environmental matter discussed elsewhere. After payment of dividends, internal sources of funds provided 68% of the capital requirements during 1996 and 70% of the capital requirements for the three-year period ending December 31, 1996. ESELCO paid dividends of $1,634,000 in 1996 which represented a 58% payout ratio. For the three-year period ending December 31, 1996, ESELCO paid out $4,465,000 in dividends, or a 61% dividend payout ratio.

  During 1996, Edison Sault borrowed $3.2 million under a bank term loan agreement. The proceeds of this loan were used for payment to the U.S. Environmental Protection Agency in settlement of the issue discussed under environmental matters. In addition, ESEG has arranged bank secured term loan financing for its planned acquisition of the 138 kv submarine cables described above.

  Edison Sault has authority to issue up to $10 million in short-term obligations. Included in this authority is a line of credit in the amount of $4 million at the prime rate. In addition, Edison Sault has authority to issue short-term thrift notes to Michigan residents. Edison Sault's short-term financing requirements relate primarily to financing customer accounts receivable, unbilled revenues resulting from cycle billing, and capital expenditures until permanently financed. At December 31, 1996, Edison Sault had approximately $7.6 million of unused bank line of credit and additional energy thrift note authority. These two sources of short-term financing have been sufficient to meet Edison Sault's short-term capital requirements.

  ESELCO's shareholders reinvested approximately $711,000 through the Dividend Reinvestment Plan (DRP) in 1996. For the three-year period ending December 31, 1996, the DRP provided approximately $1.8 million of capital.

  Edison Sault also has authority to issue up to $10 million in Long-term Energy Thrift Notes to Michigan residents. At December 31, 1996, there were $6,895,000 of Long-term Energy Thrift Notes outstanding, of which $5,355,000 are classified as long-term debt on the statement of financial position.

  At December 31, 1996, Edison Sault's long-term debt from First Mortgage Bonds totaled $7,995,000. The First Mortgage Bonds are secured by the utility plant of Edison Sault. At December 31, 1996, there was approximately $10.4 million of unutilized bond financing capability resulting from plant additions and bond retirements.

  At December 31, 1996, there was approximately $13.5 million of long-term credit available under Edison Sault's First Mortgage Bond Indentures and Long-term Energy Thrift Note authorization.

  Capital Structure. ESELCO has maintained a relatively high ratio of common equity to total capitalization as a result of its earnings growth, dividend reinvestment plan, and low payout ratio. At December 31, 1996, common equity represented 49% of total capitalization, including current maturities of long-term debt and short-term debt. The ratio of common equity to total capitalization is relatively high as compared with the rest of the industry and as such represents a fairly conservative capital structure.

  The capital structure of ESELCO is illustrated below:

      CAPITALIZATION AT DECEMBER 31                                1996 1995 1994
      -----------------------------                                ---- ---- ----
      Common equity...............................................  49%  49%  48%
      Long-term debt (Including current maturities)...............  48%  41%  39%
      Short-term debt.............................................   3%  10%  13%
                                                                   ---- ---- ----
          Total................................................... 100% 100% 100%

  With ESELCO's unutilized short and long-term financing sources and its relatively conservative capital structure, ESELCO believes it is well positioned to finance its future capital requirements.

 Environmental Matters

  In 1993, Edison Sault received notification from the U.S. Environmental Protection Agency (U.S. EPA) that it was being named a "Potentially Responsible Party" at the Manistique River/Harbor Area of Concern (AOC) in Manistique, Michigan. There were a number of other potentially responsible parties, some of whom have been notified by the U.S. EPA.

  The U.S. EPA, in conjunction with the Michigan Department of Natural Resources, identified the Manistique River and Harbor as an "Area of Concern"
(AOC) due to PCBs which have been found in that area. An Environmental Engineering/Cost Analysis (EECA) was submitted to the U.S. EPA which provided an analysis of various methods of remediation for the harbor. The EECA presented six alternatives of remediation action and ultimately recommended a remediation method of in-place capping. Management believed this to be the most prudent course of action. Although the total ultimate cost of specific remedial action and Edison Sault's potential liability were not known at that time, management had estimated Edison Sault's minimum cost of this remedy to be $2.9 million. That figure represented an increase of $1.9 million from the amount recorded during 1994. Certain other expenditures for investigation of any necessary remedial action were incurred and are reflected in the accompanying financial statements. Future costs related to this issue are not expected to have a material impact on Edison Sault's financial position or future results of operations.

  During 1995 and 1996, the U.S. EPA agreed to allow the PRPs to remediate the harbor through in-place capping at a total cost of $6.4 million, with the Edison Sault portion costing $3.2 million. Through further negotiations, the U.S. EPA and the PRPs agreed to a cash-out settlement whereby the PRPs would pay to the U.S. EPA the $6.4 million cost of capping for the right to be absolved from any future legal actions concerning PCB pollution. To effect this settlement, an Administrative Order on Consent was executed by all parties in December 1996, with payments made to the U.S. EPA prior to year-end 1996.

  To date, Edison Sault has incurred a total cost of $3.6 million on this project. Edison Sault has retained legal assistance to start a process of recovering these costs through several insurance entities. The certainty and magnitude of insurance recovery are unknown at this time.

  Edison Sault believes that the costs discussed above, including the payment to the U.S. EPA to be relieved of future liability, are a legitimate cost of doing business and would be recoverable through utility rates. Further, in November 1993, the MPSC issued an order authorizing Edison Sault to defer and amortize, over a period not to exceed 10 years, environmental assessment and remediation costs associated with the Manistique River AOC. Therefore, Edison Sault has recorded a regulatory asset in the amount of $3.2 million, plus unreimbursed cost of $300,000, for a total of $3.5 million, which Edison Sault could begin amortizing in 1997.

 Other Matters

  On January 23, 1997, ESELCO issued a press release stating that it is in the preliminary stages of discussion with possible acquirors. It also stated that these discussions have been exploratory in nature and have not resulted in a letter of intent or other agreement in principle and, thus, there can be no assurance that any acquisition will be consummated.

FOR THE THREE MONTHS, SIX MONTHS AND TWELVE MONTHS ENDED JUNE 30, 1997 AND
1996

 Results of Operations

  Three Months Ended June 30, 1997 and 1996

  Operating revenues for the second quarter of 1997 were 5% higher than the corresponding period in 1996, while total kilowatthour sales increased 2%. Residential and resale sales are up about 2% while industrial sales were up 4% based on increased sales to three of our four industrial customers. Commercial sales were the same as last year.

  Purchased power expense decreased 2% because of increased hydro generation and lower costs of power purchased from Consumers Power Company.

  Other operating and maintenance expenses increased 11% during the second quarter of 1997 due to an increase in payroll and associated employee benefits costs as well as the ten year write-off of costs associated with the Manistique Harbor EPA Project.

  Depreciation and amortization expenses increased 8% due to Edison Sault's ongoing construction program.

  Income taxes increased $79,000 due to the increase in taxable income.

  Interest expense increased 13%, primarily due to an increase in borrowings which included a term loan to cover the payment to the U.S. EPA in connection with the Manistique Harbor EPA Project.

  Based on the above changes, net income available for common stock increased 27% from last year.

  Six Months Ended June 30, 1997 and 1996

  Operating revenues for the first half of 1997 were 3% higher than last year, while total kilowatthour sales increased 1%. Residential and commercial sales are down from last year reflecting warmer weather in 1997. Industrial sales were up 3% based on increased sales to three of our four industrial customers. Resale sales are up slightly, however, revenue is higher due to the pass through of cost from the new Consumers Power Company purchased power contract.

  Purchased power expense decreased 4% due to lower requirements resulting from a net increase in hydro generation.

  Other operating and maintenance expenses increased 8% during the first half of 1997 due to an increase in payroll and associated employee benefits costs as well as the ten year write-off of costs associated with the Manistique Harbor EPA Project.

  Income taxes increased $161,000 due to the increase in taxable income.

  Interest expense increased 14%, primarily due to an increase in borrowings which included a term loan to cover the payment to the U.S. EPA in connection with the Manistique Harbor EPA Project.

  Based on the above changes, net income available for common stock increased 31% from last year.

  Twelve Months Ended June 30, 1997 and 1996

  Operating revenues during the current twelve month period were 2% higher than a year ago. Total electric sales increased 1% during the current twelve month period. Residential and commercial sales were down during the period while industrial sales increased a net of 2%. Resale sales were up 3% for the period.

  Purchased power expense decreased 6% due to decreased requirements reflecting an increase in hydro generation. In addition, higher cost energy purchases were replaced with lower cost energy from American Electric Power Company during the period.

  Other operating and maintenance expenses were up 10% during the current twelve month period, due to increased payroll and associated employee benefit costs and higher water costs reflecting higher rates and additional water available for generation at Edison Sault's hydro plant. In addition, the current period includes the write off of costs associated with the Manistique Harbor EPA Project.

  Depreciation and amortization expenses increased 6% due to Edison Sault's ongoing construction program.

  Based on an increase in taxable income, income taxes increased 16% during the period.

  Based on the above changes, net income available for common stock increased 22% from the prior twelve month period.

 Liquidity and Capital Commitments

  Investing Activities. ESELCO invested $2,171,000 in property, plant, and equipment in the six month period ending June 30, 1997. For the same period in 1996, ESELCO invested approximately $1,606,000 in property, plant, and equipment.

  Investment expenditures during both periods included costs associated with the planned construction of a new 138 KV interconnection with Wisconsin Electric Power Company. This project has a planned completion date of 1999. Edison Sault's projected share of the cost of this project is $9.3 to $13.0 million. Most of these expenditures are expected to be made in late 1997 and 1998.

  In December, 1996 ESEG, Inc. ("ESEG") signed a purchase agreement with Consumers Power Company for the purchase of a 138 KV submarine circuit across the Straits of Mackinac. Since 1990, Edison Sault has leased these cables at an annual net lease cost of approximately $466,000. ESEG, a wholly-owned subsidiary of ESELCO, has been an inactive subsidiary of ESELCO. ESEG will lease the cables to Edison Sault under an operating lease arrangement. The purchase and lease are subject to approval by the Federal Energy Regulatory Commission (FERC). The cost of the purchase, which is expected to be consummated in 1997, will be approximately $3.8 million.

  Cash Provided by Operating and Finance Activities. Cash provided by operating activities for the six month periods ending June 30, 1997, and June 30, 1996, totalled $4,226,000 and $2,728,000, respectively. After payment of dividends, internal sources of funds exceeded the capital requirements of ESELCO for the six months ending June 30, 1997. Dividend payments for the six months ending June 30, 1997, totalled $879,000 which represented a 55% payout ratio. For the same period in 1996, dividends totalled $803,000 which represented a 66% dividend payout ratio.

  During 1996, Edison Sault borrowed $3.2 million under a bank term loan agreement. The proceeds from this loan were used for payment to the U.S. EPA in settlement of the Manistique Harbor Project. In addition, ESEG has arranged bank secured term loan financing for its planned acquisition of the 138 KV submarine cables described above.

  Edison Sault has authority to issue up to $10 million in short-term obligations. Included in this authority is a line of credit in the amount of $4 million at the prime rate. In addition, Edison Sault has authority to issue short-term thrift notes to Michigan residents. Edison Sault's short-term financing requirements relate primarily to financing customer accounts receivable, unbilled revenue resulting from cycle billing, and capital expenditures until permanently financed.

  At June 30, 1997, Edison Sault had approximately $7.8 million of unused bank line of credit and additional energy thrift notes. These two sources of short-term financing should be sufficient to meet Edison Sault's short-term capital requirements.

  ESELCO's shareholders reinvested approximately $207,000 through the dividend reinvestment plan (DRP) in the first half of 1997. For the six month period ending June 30, 1996, the DRP provided $406,000 of capital.

  Effective March 24, 1997 the Board of Directors of ESELCO, Inc. declared the suspension of the DRP. The DRP has been suspended pending the potential acquisition of ESELCO, Inc. by Wisconsin Energy Corporation.

  At June 30, 1997, the long-term portion of first mortgage bonds totalled $6,170,000 which is a decrease of $1,825,000 from the December 31, 1996 amount. First mortgage bonds are secured by the utility plant of Edison Sault. At December 31, 1996, there was approximately $10.4 million of unutilized bond financing capability resulting from plant additions and bond retirements.

  Edison Sault also has authority to issue up to $10 million in long-term energy thrift notes to Michigan residents. At June 30, 1997, the long-term portion of energy thrift notes outstanding was $5,567,000 which is an increase of $212,000 over the December 31, 1996 amount.

                 DESCRIPTION OF WISCONSIN ENERGY CAPITAL STOCK

  At August 27, 1997, the authorized capital stock of Wisconsin Energy consisted of 325,000,000 shares of Common Stock, $.01 par value per share, of which 112,865,844 shares were outstanding, and 15,000,000 shares of Preferred Stock, $.01 par value per share ("Wisconsin Energy Preferred Stock"), of which none were outstanding. The following summary does not purport to be a complete description of the applicable provisions of Wisconsin Energy's Restated Articles of Incorporation (the "Wisconsin Energy Articles") and Bylaws (the "Wisconsin Energy Bylaws") or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "Available Information."

PREFERRED STOCK

  Under the Wisconsin Energy Articles, subject to any approval of the SEC which may be required under the PUHCA should Wisconsin Energy become a registered holding company under the PUHCA, the Wisconsin Energy Board is authorized to divide the Wisconsin Energy Preferred Stock into series, to issue shares of any such series and, within the limitations set forth in the Wisconsin Energy Articles or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established, including the dividend rate, redemption price and terms, amount payable upon liquidation, and any sinking fund provisions, conversion privileges and voting rights. There are no present plans to issue any Wisconsin Energy Preferred Stock.

COMMON STOCK

  The holders of Wisconsin Energy Common Stock are entitled to receive such dividends as the Wisconsin Energy Board may from time to time declare, subject to any rights of holders of Wisconsin Energy Preferred Stock, if any is issued. Each holder of Wisconsin Energy Common Stock is entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any class or series voting rights of holders of any Wisconsin Energy Preferred Stock. The holders of Wisconsin Energy Common Stock are not entitled to cumulate votes for the election of directors. In the event of any liquidation, dissolution or winding-up of Wisconsin Energy, the holders of Wisconsin Energy Common Stock, subject to any rights of the holders of any Wisconsin Energy Preferred Stock, will be entitled to receive the remainder, if any, of the assets of Wisconsin Energy after the discharge of its liabilities. Holders of Wisconsin Energy Common Stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The Wisconsin Energy Common Stock does not have any redemption provisions or conversion rights.

  The shares of Wisconsin Energy Common Stock to be issued pursuant to the Reorganization Agreement, when so issued, will be fully paid and nonassessable. However, a Wisconsin statute imposes on the shareholders of a corporation a liability "to an amount equal to the par value of shares owned by them respectively . . . for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding 6 months' service in any one case." In a case involving shares in a privately held corporation, the Wisconsin Supreme Court by an evenly divided vote affirmed a lower court decision that "par value," as used in that provision in a substantially identical predecessor statute, means the subscription price for the shares.

  Wisconsin Energy's ability to pay dividends depends primarily upon the ability of its subsidiaries to pay dividends or otherwise transfer funds to it. Various financing arrangements, charter provisions and regulatory requirements impose certain restrictions on the ability of Wisconsin Energy's public utility subsidiaries to transfer funds to Wisconsin Energy in the form of cash dividends, loans or advances. Under Wisconsin law, Wisconsin Energy's public utility affiliates are prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy.

  So long as any of Wisconsin Electric's First Mortgage Bonds, 5 1/8% Series due September 15, 1998 are outstanding (the most recent series of First Mortgage Bonds issued under Wisconsin Electric's Mortgage and Deed of Trust dated October 28, 1938, as amended and supplemented), Wisconsin Electric may not declare any dividend on its common stock, par value $10.00 per share ("Wisconsin Electric Common Stock"), other than in Wisconsin Electric Common Stock, or make any other distribution on, or acquire for value any shares of Wisconsin Electric Common Stock (except in exchange for Wisconsin Electric Common Stock) if, after giving effect thereto, the aggregate of all such dividends, distributions or acquisitions between July 1, 1993 and the last day of the third month preceding the month in which any such dividend, distribution or acquisition is paid or made exceeds the sum of $860,062,914 and the net income of Wisconsin Electric during such period applicable to the Wisconsin Electric Common Stock. Wisconsin Electric's outstanding First Mortgage Bonds of other series contain similar dividend restrictions. No dividends on Wisconsin Electric Common Stock may be paid by Wisconsin Electric if there are dividends in arrears on Wisconsin Electric preferred stock. The dividend restrictions referred to above are not expected to impair the ability of Wisconsin Electric to make dividend payments consistent with past practice.

  In addition, under the Wisconsin Holding Company Act, Wisconsin Energy's public utility affiliates will be prohibited from loaning funds, either directly or indirectly, to Wisconsin Energy and the PSCW has the power to preclude the payment of dividends by Wisconsin Electric to Wisconsin Energy. See "The Merger--Regulatory Matters."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Wisconsin Energy's Articles and Bylaws contain provisions which may have the effect of discouraging persons from acquiring large blocks of Wisconsin Energy stock or delaying or preventing a change in control of Wisconsin Energy. The material provisions which may have such an effect are (i) an anti-greenmail provision prohibiting the purchase of shares of Wisconsin Energy Common Stock from any person whom the Wisconsin Energy Board believes to be a beneficial owner of more than 5% of the outstanding shares of Wisconsin Energy Common Stock at a market premium unless such holder owned the shares for at least two years, such purchase was approved by a majority of the combined voting power of the shareholders, or the purchase is pursuant to a tender offer to all holders of Wisconsin Energy Common Stock on the same terms (such provision may diminish a person's incentive to acquire a significant block of Wisconsin Energy Common Stock if such person concluded that it could not be cashed out at a premium); (ii) classification of the Wisconsin Energy Board into three classes with the term of only one class expiring each year; (iii) a provision permitting removal of a director without cause only by at least an 80% shareholder vote; (iv) authorization for the Wisconsin Energy Board (subject to any required regulatory approval) to issue Wisconsin Energy Preferred Stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters); (v) advance notice procedures with respect to shareholder nominations of directors or shareholder proposals at a meeting of shareholders, other than those adopted or recommended by the Wisconsin Energy Board; and (vi) provisions permitting amendment of certain of these and related provisions only by at least an 80% shareholder vote at a meeting. In addition, the Wisconsin Business Corporation Law (the "WBCL"), under which Wisconsin Energy is incorporated, contains supermajority voting/"fair price" provisions and business combination provisions that would be applicable to certain mergers, share exchanges or sales of substantially all assets involving Wisconsin Energy or a subsidiary and a significant shareholder, and which could have the effect of substantially increasing the cost to the acquiror and thus discouraging any such transaction. See "Comparison of Shareholder Rights--Comparison of Michigan and Wisconsin Law-- Anti-Takeover Statutes."

  The WBCL permits shareholders to adopt an amendment to a corporation's articles of incorporation opting out of the supermajority voting/"fair price" provisions but not the business combination provisions. The Wisconsin Energy Articles do not opt out of the supermajority voting/"fair price" provisions and require an 80% shareholder vote to do so, but do opt out of the control share acquisition provisions of the WBCL. See "Comparison of Shareholder Rights--Comparison of Michigan and Wisconsin Law--Anti-Takeover Statutes."

  The Wisconsin Statutes also contain provisions specifying that the approval of the PSCW is necessary for any acquisition or holding of more than 10% of the outstanding voting shares of Wisconsin Energy. Certain acquisitions of outstanding voting shares of Wisconsin Energy would also require approval of the SEC under the PUHCA. See "The Merger--Regulatory Requirements" and "Comparison of Shareholder Rights."

  The Wisconsin Energy Common Stock is listed on the NYSE. The transfer agent and registrar for the Wisconsin Energy Common Stock is The First National Bank of Boston.

                       COMPARISON OF SHAREHOLDER RIGHTS

  Wisconsin Energy is incorporated in the State of Wisconsin while ESELCO is incorporated in the State of Michigan. Shareholders of ESELCO, whose rights are currently governed by Michigan law and the ESELCO Articles and Bylaws will, upon consummation of the Merger, become shareholders of Wisconsin Energy and their rights will be governed by Wisconsin law and the Wisconsin Energy Articles and Bylaws.

  The Wisconsin Energy Articles and the Wisconsin Energy Bylaws are different in certain respects from the ESELCO Articles and the ESELCO Bylaws. In addition, certain differences exist between the WBCL and the MBCA with respect to shareholders' rights. While it is impracticable to compare all these differences, certain similarities and differences between the Wisconsin Energy Articles and the Wisconsin Energy Bylaws, on the one hand, and the ESELCO Articles and the ESELCO Bylaws, on the other hand, are summarized below under "--Comparison of Wisconsin Energy Articles and Bylaws to ESELCO Articles and Bylaws," and certain similarities and differences between the WBCL and the MBCA with respect to shareholders' rights are summarized below under "--Comparison of Michigan and Wisconsin Law."

  The following discussion is not intended to be complete and is qualified in its entirety by reference to the Wisconsin Energy Articles and the Wisconsin Energy Bylaws, the ESELCO Articles and the ESELCO Bylaws, which are filed as exhibits to Wisconsin Energy's and ESELCO's respective SEC filings (see "Available Information" and "Incorporation of Certain Documents by Reference"), and the WBCL and the MBCA.

COMPARISON OF WISCONSIN ENERGY ARTICLES AND BYLAWS TO ESELCO ARTICLES AND
BYLAWS

  Authorized Capital Stock

  The Wisconsin Energy Articles authorize the issuance of 325,000,000 shares of Wisconsin Energy Common Stock, of which 112,865,844 shares were issued and outstanding as of the Record Date, and the issuance of 15,000,000 shares of Wisconsin Energy Preferred Stock, of which no shares were issued and outstanding as of the Record Date. The Wisconsin Energy Board is authorized to divide the Wisconsin Energy Preferred Stock into series, to issue shares of any such series and to fix and determine the relative rights and preferences of the shares of any series so established. See "Description of Wisconsin Energy Capital Stock."

  The ESELCO Articles, as amended at the 1997 Annual Meeting of Stockholders, authorize the issuance of 9,840,000 shares of ESELCO Common Stock, of which 1,593,180 shares were issued and outstanding as of the Record Date, and the issuance of 160,000 shares of Preferred Stock, $.01 par value per share ("ESELCO Preferred Stock"), no shares of which were issued and outstanding as of the Record Date. The ESELCO Board is authorized to divide the ESELCO Preferred Stock into series, to issue shares of any such series and to fix and determine the relative rights and preferences of the shares of any series so established.

  Board of Directors

  The ESELCO Articles provide that the ESELCO Board shall be divided into three classes, which classes shall be as nearly equal in number as possible, the term of one class expiring each year. The ESELCO Bylaws provide that the ESELCO Board shall consist of five members, which number may be increased or decreased from time to time by the Board to a number not greater than seven and not less than five. The ESELCO Board currently consists of five directors.

  The Wisconsin Energy Articles provide that the number of directors will be fixed from time to time by or in the manner provided in the Wisconsin Energy Bylaws, which may provide that the directors shall be divided into three classes as permitted by the WBCL. The Wisconsin Energy Bylaws provide that the number of directors will be fixed from time to time by the Wisconsin Energy Board, but will not be less than three. Like the ESELCO directors, as provided in the Wisconsin Energy Bylaws, the Wisconsin Energy directors are divided into three classes, which classes shall be as nearly equal in number as possible, the term of one class expiring each year. The Wisconsin Energy Board currently consists of seven directors.

  Certain Share Acquisitions and Business Combinations

  Certain provisions of the MBCA could have the effect of discouraging persons from acquiring large blocks of ESELCO stock or delaying or preventing a change of control of ESELCO. Under certain circumstances, these provisions could have the effect of, among other things, (i) prohibiting a 10% shareholder from engaging in a business combination with ESELCO for five years following the date of acquisition of such 10% interest without approval by a super-majority vote both of all shareholders entitled to vote and the disinterested shareholders, (ii) reducing the voting power of shares acquired by a 20% shareholder, and (iii) prohibiting the payment of a market premium (i.e., greenmail) to a 3% shareholder who has held such shares for less than two years. See
"--Comparison of Michigan and Wisconsin Law--Anti-Takeover Statutes" below for a more complete discussion of such provisions, including the circumstances under which such provisions are triggered.

  The WBCL contains somewhat similar and somewhat different provisions. See "--Comparison of Michigan and Wisconsin Law--Anti-Takeover Statutes" below. Under the Wisconsin Energy Articles, however, Wisconsin Energy has opted out of the WBCL voting power reduction provision. In addition, although the WBCL contains an anti-greenmail provision, the Wisconsin Energy Articles also contain a somewhat different anti-greenmail provision that will prohibit Wisconsin Energy from purchasing shares of Wisconsin Energy Common Stock from a 5% holder at a market premium, unless such holder has owned the shares for at least two years, such purchase was approved by a majority of the combined voting power of the shareholders (a majority of the aggregate number of votes which the holders of the then outstanding shares of Wisconsin Energy Common Stock and Wisconsin Energy Preferred Stock, if any, are entitled to cast, voting together as a class, in the election of directors), or the purchase is pursuant to a tender offer to all holders on the same terms.

  Removal of Directors

  The ESELCO Articles provide that a director may be removed by the affirmative vote of a majority of the members of the Board then in office, or by the shareholders, but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. As defined in the ESELCO Articles, cause for removal shall be construed to exist only if a director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to appeal or has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duty to ESELCO in a manner of substantial importance to ESELCO and such adjudication is no longer subject to appeal.

  The Wisconsin Energy Bylaws provide that directors may be removed for cause (which is not defined by the Bylaws) by a majority vote of the combined voting power of the shareholders. Removal without cause requires an 80% vote of the combined voting power of the shareholders.

  Vacancies on the Board of Directors

  The ESELCO Bylaws provide that vacancies on the ESELCO Board shall be filled by appointment made by the remaining directors. The Wisconsin Energy Bylaws provide that all vacancies may be filled by the shareholders or the remaining directors. The Wisconsin Energy Bylaws also provide that if the remaining directors are less than a quorum, vacancies may be filled by the affirmative vote of a majority of all directors remaining in office. Both the ESELCO Bylaws and the Wisconsin Energy Bylaws provide that any new director elected to fill a vacancy will serve for the remainder of the then present term of the class of directors in which the vacancy is being filled.

  Amendments to Articles of Incorporation

  The MBCA generally provides that proposed amendments to a corporation's articles of incorporation must be approved by a majority of the outstanding shares entitled to vote thereon, and, in addition, a majority of the outstanding shares of each class or series entitled to vote thereon as a class, unless a greater proportion is required by the MBCA or the articles of incorporation. Whether or not entitled to vote thereon by the articles of incorporation, the holders of the outstanding shares of a class are entitled to vote on a proposed amendment if the amendment would increase or decrease the aggregate number of authorized shares of the class, or alter or change the powers, preferences or special rights of the shares of the class or other classes so as to affect the class adversely. If a proposed amendment would adversely affect one or more series of a class, but not the entire class, then only the shares of the affected series shall as a group be considered a single class for purposes of voting on the proposed amendment. The ESELCO Articles provide that the provisions therein relating to the classification and removal of directors of ESELCO may not be repealed or amended unless such repeal or amendment is approved by the vote or consent of the holders of at least two-thirds of all shares entitled to vote in elections of directors, considered as one class.

  The WBCL generally provides that amendments to the articles of incorporation may be approved by a majority of the votes cast by each voting group (class(es) or series of shares) entitled to vote thereon, if a quorum exists, unless a greater proportion is required by the WBCL, the articles or the bylaws. The Wisconsin Energy Articles generally provide that amendments to the Wisconsin Energy Articles require the affirmative vote of a majority of the votes entitled to be cast thereon; provided that amendments to certain sections (including those sections relating to the Preferred Stock provisions, restrictions on greenmail, the voting requirements for amending the Wisconsin Energy Articles and any provision that would have the effect of rendering inapplicable to Wisconsin Energy the supermajority/fair price and anti-greenmail provisions of the WBCL) require the affirmative vote of 80% of the votes entitled to be cast thereon. See--"Comparison of Michigan and Wisconsin Law--Amendment of Articles" below.

  Amendments to Bylaws

  The MBCA provides that the shareholders or the board of directors may amend or repeal bylaws or adopt new bylaws unless the articles of incorporation or bylaws provide that the power to adopt new bylaws is reserved exclusively to the shareholders or that the bylaws or any particular bylaw shall not be altered or repealed by the board of directors. The ESELCO Bylaws provide that the shareholders or the ESELCO Board may make and amend any Bylaws.

  The Wisconsin Energy Board has the power to adopt, amend and repeal the Wisconsin Energy Bylaws, provided that the Bylaws generally may be amended or repealed by a majority of the votes cast at a shareholders meeting at which a quorum is present. Certain provisions of the Wisconsin Energy Bylaws, including those provisions (i) authorizing shareholder action by unanimous consent, (ii) fixing the number of directors, (iii) providing for a classified board of directors, (iv) establishing procedures for removing directors, (v) requiring notice of board meetings, (vi) providing indemnification rights for officers and directors, and (vii) setting forth the vote required for certain amendments, may not be amended or repealed, nor may any provision inconsistent therewith be adopted, without the approval of holders of 80% of the combined voting power of the then outstanding shares of Wisconsin Energy Common Stock and Preferred Stock, if any.

  Voting/Cumulative Voting

  The ESELCO Articles and the Wisconsin Energy Articles each provide that each share of the respective Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. The ESELCO Articles provide that no holder of any shares of any series of ESELCO Preferred Stock, if any were to be issued, shall be entitled to vote for the election of directors or in respect of any other matter except as may be required by the MBCA or as is permitted by the resolution or resolutions adopted by the ESELCO Board authorizing the issue of such series of Preferred Stock. The voting rights of Wisconsin Energy Preferred Stock, if any were to be issued, will be determined by the Wisconsin Energy Board at the time such Preferred Stock is issued. Neither the ESELCO Articles nor the Wisconsin Energy Articles provide for cumulative voting in the election of directors.

  Special Meetings of Shareholders; Shareholder Action by Written Consent

  The ESELCO Bylaws provide that special meetings of shareholders shall be held at ESELCO's registered office in Sault Ste. Marie, Michigan, or at such other place in Sault Ste. Marie, as designated by the ESELCO Board, whenever called by the ESELCO Board, the Chairman of the Board, or the President. In addition, under the MBCA, upon application of the holders of not less than 10% of all the shares entitled to vote at a meeting, a court, for good cause shown, may order a special meeting of shareholders to be called and held.

  The Wisconsin Energy Bylaws provide that the Chairman, President or a majority of the Wisconsin Energy Board may call a special meeting of the shareholders. In addition, the Wisconsin Energy Bylaws provide that, if and as required by the WBCL, shareholders holding at least 10% of the votes entitled to be cast on an issue may demand that a special meeting be called.

  The ESELCO Articles and Bylaws are silent as to whether shareholders may take action by written consent, unanimous or otherwise, without a meeting. The MBCA provides that any action required or permitted by the MBCA to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing. The MBCA also provides that the articles of incorporation may provide that any action required or permitted by the MBCA to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The WBCL contains a similar provision, but the Wisconsin Energy Articles are silent as to action without a meeting and the Wisconsin Energy Bylaws provide that shareholders may take action without a meeting only by unanimous written consent.

  Notice of Shareholder Proposals/Nominations

  The ESELCO Articles and Bylaws are silent concerning advance notice of the introduction by shareholders of business at annual or special meetings of shareholders.

  Wisconsin Energy's Bylaws require advance notice of the nomination by a shareholder of a person for election as a director or the introduction by shareholders of business at annual or special meetings of shareholders. For a nomination or proposal not adopted or recommended by the Wisconsin Energy Board to be properly brought before an annual or special meeting by shareholders, the Secretary of Wisconsin Energy must have received written notice thereof not less than 70 days nor more than 100 days, in the case of an annual meeting, and a reasonable period of time, in the case of a special meeting, prior to the meeting. The notice must contain (i) the name and address of the shareholder who intends to make the proposal, (ii) a representation that the shareholder is a holder of record entitled to vote at the meeting (including the number of shares the shareholder owns as of the record date and the length of time the shares have been held) and intends to appear in person or by proxy to make the proposal specified in the notice,
(iii) the proposal and a brief supporting statement of such proposal, and (iv) such other information regarding the proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC.

  Indemnification/Limitation of Liability

  The ESELCO Articles provide that ESELCO shall indemnify any person against expenses (including attorneys fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by such person by reason of the fact that such person is or was a director or officer of ESELCO, in connection with any threatened, pending or completed action, suit or proceeding to the full extent allowed by the MBCA. See "--Comparison of Michigan and Wisconsin Law" below. The ESELCO Articles also limit the personal liability of directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to ESELCO or its shareholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) for a violation of the provisions of the MBCA relating to directors' liability for certain corporate actions, including declaration of an improper dividend or other distribution to shareholders or the making of a loan to a director, officer or employee of ESELCO or a subsidiary contrary to the MBCA, or (iv) for any transaction from which the director derived an improper personal benefit. The Wisconsin Energy Articles do not contain such a provision limiting director liability, but a comparable limitation is statutorily mandated by the WBCL. See "--Comparison of Michigan and Wisconsin Law--Limited Liability of Directors."

  The Wisconsin Energy Bylaws provide that Wisconsin Energy shall indemnify to the fullest extent permitted by law any person who is or was a party or threatened to be made a party to any legal proceeding by reason of the fact that such person is or was a director or officer of Wisconsin Energy, or is or was serving at the request of Wisconsin Energy as a director or officer of another enterprise against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This right of indemnity includes the advancement of expenses upon receipt of an undertaking to repay upon specified conditions. The Wisconsin Energy Bylaws also provide the directors or officers who have been successful on the merits or otherwise in the defense of any proceeding shall receive indemnification within twenty days of their request. The right to indemnification (except in the event of a successful defense, in which case such indemnification is automatic) will be determined, at the indemnified party's election, by (i) majority vote of a quorum of disinterested directors,
(ii) independent legal counsel, (iii) a panel of three arbitrators, (iv) majority vote of the shareholders, (v) a court, or (vi) such other method provided for in any additional right to indemnification.

COMPARISON OF MICHIGAN AND WISCONSIN LAW

  In general, as described below, the MBCA and the WBCL provide shareholders with similar rights and protections, with certain differences. A comparison of certain provisions of the MBCA as it applies to ESELCO and the WBCL as it applies to Wisconsin Energy is set forth below. See "--Comparison of Wisconsin Energy Articles and Bylaws to ESELCO Articles and Bylaws" above for a description of certain provisions contained in such articles and bylaws as permitted or required by the WBCL and MBCA.

  Classified Board of Directors; Removal of Directors; Vacancies

  Both the MBCA and the WBCL allow the board of directors to be divided into classes. Under both the MBCA and the WBCL, absent a provision to the contrary in the corporation's articles of incorporation (or, in the case of the WBCL, the bylaws), a director can be removed with or without cause by the requisite vote of the shares of the classes or series such director represents, which under the WBCL is a majority of the votes cast, and under the MBCA is a majority of the shares entitled to vote. Under both the MBCA and the WBCL, in the case of a corporation having cumulative voting, a director is not removed from the board if there are cast against removal of such director the votes of a proportion of the voting power sufficient to elect such director at an election of the entire board under cumulative voting. Under both the MBCA and the WBCL, absent provisions to the contrary in the articles of incorporation, vacancies may be filled by the affirmative vote of a majority of the directors, even though less than a quorum, or by the shareholders.

  Interested Director Transactions

  Under both the MBCA and the WBCL, contracts or transactions in which one or more of the corporation's directors has an interest are not void or voidable solely because of such interest or because such director was present at the directors' or shareholders' meeting where such contract or transaction was approved, if certain conditions were met. Under both the WBCL and the MBCA, if the material facts of the transaction and the director's interest are fully disclosed and a vote is taken, such contracts or transactions may be approved by a majority vote of the disinterested directors or by a majority vote of disinterested shareholders. If the contracts or transactions are shown to be fair to the corporation at the time they are entered into, separate disinterested shareholder or disinterested director approval is not required.

  Indemnification of Directors and Officers

  The WBCL provides for mandatory indemnification of a director or officer against certain liabilities and expenses if the director or officer was a party to a proceeding because of his or her status as such: (a) to the extent such director or officer is successful on the merits or otherwise in the defense of the proceeding; and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined that the liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Unless otherwise provided by the articles, bylaws or a written agreement between the director or officers and the corporation, determination of whether indemnification is required under (b) shall be made by one of the means provided for in the WBCL selected by the director or officer seeking indemnification, which include determination by a majority vote of disinterested directors, independent legal counsel, a panel of three arbitrators, a vote of disinterested shareholders, a court, or any other method provided for in any additional right to indemnification permitted under the WBCL. Indemnification under the WBCL is not required if the director or officer has previously received indemnification from any person, including the corporation, in connection with the same proceeding. The WBCL provides that a corporation's articles may limit its obligation to indemnify directors and officers. The WBCL also contains provisions which, subject to certain conditions, permit reimbursement of expenses as incurred, provide for court-ordered indemnification and permit additional rights to indemnification. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent otherwise required or permitted under the WBCL.

  The MBCA generally provides that a corporation may, and in certain circumstances must, indemnify any person who is or was made or threatened to be made a party to any action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation for expenses, judgments, penalties, fines and settlements actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar provision permits indemnification against expenses, including attorneys fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with derivative actions. To the extent that such a person has been successful on the merits or otherwise in defense of such litigation, the MBCA requires indemnification against actual and reasonable expenses incurred. Unless indemnification is ordered by a court, the determination of whether a director, officer, employee or agent has met the applicable standard of conduct is made (i) by a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) if a quorum cannot be obtained under (i), by majority vote of a committee duly designated by the board and consisting solely of two or more directors not at the time parties or threatened to be made parties to the action, suit or proceeding, (iii) by independent legal counsel in a written opinion, (iv) by all independent directors who are not parties to or threatened to be made parties to the action, suit or proceeding, or (v) by the shareholders (but shares held by directors, officers, employees or agents who are parties or threatened to made parties to the action, suit or proceeding may not be voted). The MBCA also permits a corporation to advance expenses to directors, officers and others upon a determination of eligibility, so long as the requesting party undertakes to repay the amounts advanced if it is ultimately determined that the party was not entitled to be indemnified. The MBCA provides that a corporation may provide additional rights to those seeking indemnification or advancement of expenses.

  Limited Liability of Directors

  The MBCA permits a corporation to include in its articles of incorporation a provision providing that a director will not be personally liable to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty, provided that such provision may not eliminate or limit the liability of a director for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) violations of the provisions of the MBCA regarding declaration of dividends or other distributions to shareholders or the making of loans to directors, officers or employees, or
(iv) a transaction from which the director derived an improper personal benefit.

  The WBCL provides for the limitation or elimination of the personal liability of a corporation's directors to the corporation or its shareholders for monetary damages for a breach of the directors' fiduciary duty. The immunity is automatic under the WBCL, except to the extent limited in the corporation's articles of incorporation. The statutory limitation of liability does not apply if the person asserting liability proves that the director's breach or failure to perform constitutes (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct.

  Amendment of Articles

  The MBCA generally provides that proposed amendments to a corporation's articles of incorporation must be submitted to a vote at a meeting of shareholders, except as otherwise provided by the MBCA. Under the MBCA, a proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, a majority of the outstanding shares of each such class or series, unless a greater voting requirement is provided by the articles of incorporation or the MBCA. As noted above, the ESELCO Articles require a two-thirds vote to amend the provisions therein relating to the classification and removal of directors.

  Under the WBCL, and unless the articles, bylaws adopted under authority granted in the articles, the board (if the board is proposing the amendment) or the WBCL requires a greater vote or a vote by voting groups, a proposed amendment is adopted if approved by a majority of the votes cast by every voting group entitled to vote on the amendment. In addition, both the WBCL and the MBCA require that certain amendments must be approved by a separate vote of a class or series of stock if, among other things, the amendment would make a prejudicial change to the rights or preferences of such shares. The Wisconsin Energy Articles require a shareholder vote of a majority of the outstanding shares to amend most provisions therein and an 80% shareholder vote to amend certain provisions thereof. See "--Comparison of Wisconsin Energy Articles and Bylaws to ESELCO Articles and Bylaws--Amendments to Articles of Incorporation."

  Amendment of Bylaws

  Under the MBCA and WBCL, unless reserved by the articles or bylaws to the shareholders, the power to adopt, amend or repeal a corporation's bylaws is generally vested in the board of directors, subject to the power of the shareholders to adopt, amend or repeal bylaws adopted, amended or repealed by the board. See "--Comparison of Wisconsin Energy Articles and Bylaws to ESELCO Articles and Bylaws--Amendments to Bylaws."

  Vote Required for Certain Reorganizations

  Subject to certain exceptions, the WBCL and the MBCA both provide for a shareholder vote (except for certain mergers between a parent company and its 90% owned subsidiary) of: (i) each corporation that is party to a plan of merger; (ii) the corporation whose shares will be acquired in a statutory share exchange; and (iii) the selling corporation for the sale by the corporation of substantially all of its assets if not in the usual and regular course of business. The WBCL and the MBCA also provide for a shareholder vote to approve the voluntary dissolution of a corporation.

  Under the WBCL and the MBCA, unless a higher voting requirement is imposed by law, by the articles of incorporation or, in the case of the WBCL, by bylaws adopted under authority granted in the articles, the vote required to approve a plan of merger, statutory share exchange, sale of substantially all assets not in the ordinary course of business or voluntary dissolution is a majority of the voting power of all shares entitled to vote of each corporation whose shareholders have a right to vote thereon, and of any class or series of shares entitled to vote separately thereon.

  The WBCL does not require the vote of the shareholders of the surviving corporation in a merger if (i) the corporation's articles of incorporation will not be amended in the transaction (except for amendments permitted to be made by the board without a shareholder vote under the WBCL), (ii) shareholders of the corporation immediately before the effective date of the transaction will hold the same number of shares with identical rights immediately after the effective date, (iii) the number of shares entitled to vote immediately after the merger (plus shares issuable upon certain conversions or pursuant to certain rights) does not exceed by more than 20% the number of shares entitled to vote immediately before the transaction; and
(iv) the number of participating shares of the corporation (outstanding shares of the corporation that entitle their holders to participate, without limitation, in distributions by the corporation) immediately after the merger, plus the number of participating shares of the corporation issuable on the conversion of, or on the exercise of rights to purchase, securities issued in the transaction, will not exceed by more than 20% the number of participating shares of the corporation immediately before the transaction.

  Except as indicated below or unless required by the articles, the MBCA does not require the vote of the shareholders of the surviving corporation in a merger if (i) the articles of the surviving corporation will not differ from its articles before the merger, and (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after. Except as described below, a vote by the shareholders of the acquiring corporation on a plan of share exchange is not required by the MBCA. Under the MBCA, shareholders of a corporation which proposes to issue its shares or other securities in a merger, share exchange or other acquisition of shares or assets of another entity have the same rights to receive notice of and to vote on the proposed acquisition as provided in the case of a merger or share exchange requiring a shareholder vote (and may be entitled to assert dissenters' rights) if (a) the securities to be issued or delivered in the acquisition are, or may be converted into, shares of the acquiring corporation's common stock, and (b) the number of the acquiring corporation's common shares to be issued or delivered, plus those initially issuable upon conversion or exchange of any other securities to be issued or delivered, will exceed 100% of the number of its common shares outstanding immediately prior to the acquisition plus the number of its common shares, if any, initially issuable upon conversion or exchange of any other securities then outstanding.

  Class Vote for Certain Reorganizations

  Both the MBCA and the WBCL provide, with certain exceptions, that a class or series of shares of a corporation is entitled to vote on a plan of merger or statutory share exchange as a class or a series if, in the case of a merger, any provision of the plan would, if contained in a proposed amendment to the articles of incorporation, entitle the class or series of shares to vote as a class or series and, in the case of a share exchange, if the class or series is included in the plan of exchange. In addition to the voting requirements discussed above, anti-takeover legislation adopted in both Michigan and Wisconsin imposes additional restrictions on mergers and other business combinations between certain shareholders and the corporation. See "--Anti-Takeover Statutes."

  Shareholder Action by Consent

  Both the MBCA and the WBCL permit shareholders to take action without a meeting by unanimous written consent. The MBCA and the WBCL also allow a corporation, if it so elects in its articles of incorporation, to take such action by less than unanimous written consent by the written consents of shareholders possessing not less than the minimum voting power that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were presented and voted. See "--Comparison of Wisconsin Energy Articles and Bylaws to ESELCO Articles and Bylaws -- Special Meetings of Shareholders; Shareholder Action by Written Consent."

  Statutory Shareholder Liability

  The WBCL provides that shareholders of Wisconsin domestic corporations are personally liable for certain debts owed to employees for services performed, but not exceeding six months service in any one case. While the WBCL specifies that such liability is limited to the par value of the shares, this has been interpreted by a Wisconsin trial court to mean the consideration paid to a corporation for shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court without any written opinion and with one justice abstaining. The MBCA does not contain any comparable provision.

  Distributions

  Both the MBCA and the WBCL are the same in all material respects with regard to distributions. Under both statutes, the board of directors may authorize and the corporation may make, subject to any restriction by the articles of incorporation, distributions to its shareholders unless after such distribution the corporation would not be able to pay its debts as they become due or its total assets after the distribution would be less than the sum of its total liabilities, plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under both statutes, a distribution means a direct or indirect transfer by a corporation of money or other property, other than its shares, or an incurrence of indebtedness by a corporation, to or for the benefit of its shareholders in respect to any of its shares, including but not limited to a dividend, a purchase, redemption or other acquisition of shares, or a distribution or issuance of indebtedness.

  Special Meetings of Shareholders

  Under the MBCA, a special meeting of shareholders may be called by the board, or by officers, directors or shareholders as provided in the bylaws. In addition, notwithstanding any such provision, upon application of the holders of not less than 10% of all the shares entitled to vote at a meeting, the circuit court of the county in which the principal place of business or registered office of the corporation is located, for good cause shown, may order a special meeting of shareholders to be called and held at such time and place, upon such notice and for the transaction of such business as may be designated in the order; and at any such meeting, the shareholders present in person or by proxy and having voting power constitute a quorum for the transaction of the business designated in the order.

  Under the WBCL, a special meeting of shareholders may be called by the board of directors or by any person authorized by the articles of incorporation or bylaws to call a special meeting, or pursuant to a written demand of the holders of not less than 10% of the votes entitled to be cast at such a meeting. The WBCL also contains provisions whereby a shareholder may petition a court to order a meeting to be held if an annual or special meeting of shareholders has not been held as required.

  Dissenters' Rights

  Both the MBCA and WBCL entitle shareholders of a corporation to dissent from and obtain fair value for their shares in the event of certain corporate actions. Subject to certain exceptions, limitations and conditions, shareholders may dissent under both statutes from (1) a plan of merger, (2) a plan of share exchange, and (3) a sale of all or substantially all of the assets of the corporation. Under the MBCA, shareholders are also entitled to dissenters' rights in the event of: (a) an amendment to the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in certain specified ways (the WBCL provides that the articles of incorporation may give this right to shareholders); (b) the proposed issuance, directly or through a subsidiary, of securities in the course of a merger, acquisition of some or all of the outstanding shares of another corporation, or some or all of the assets of a business organization, in the circumstances described in the last sentence of the last paragraph under "--Vote Required for Certain Reorganizations" above; and (c) the approval of a control share acquisition giving rise to a right to dissent. Both the MBCA and the WBCL allow corporations to create additional dissenters' rights by affirmative provision in the articles or bylaws or by board resolution.

  Under the WBCL, except in a "Section 180.1130 Business Combination" (as described below under "Anti-Takeover Statutes") or unless the articles of incorporation provide otherwise, dissenters' rights are not available to holders of shares registered on a national securities exchange or quoted on the NASDAQ on the record date for a meeting of shareholders at which action on the proposed transaction otherwise subject to dissenters' rights is to be taken. As a result, assuming that continued listing of the Wisconsin Energy Common Stock on the NYSE, under the WBCL, shareholders will not be entitled to dissenters' rights with respect to any future merger, plan of share exchange or sale of all or substantially all of the assets of Wisconsin Energy which might occur following the Merger (unless it constitutes a Section 180.1130 Business Combination). Under the MBCA, unless otherwise provided in the articles, bylaws, or a resolution of the board, dissenters' rights are not available to holders of shares listed on a national securities exchange or held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the corporate action is to be acted upon, or with respect to a merger, share exchange or sale of all or substantially all the corporation's assets in which shareholders receive cash or shares that are so listed or held.

  Director and Officer Discretion

  The WBCL provides that, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider (i) the effects of the action on employees, suppliers and customers of the corporation, (ii) the effects of the action on the communities in which the corporation operates and (iii) any other factors that the director or officer considers pertinent. The MBCA contains no equivalent provision.

  Anti-Takeover Statutes

  1. Business Combination Statutes. The MBCA and the WBCL both restrict covered corporations from engaging in certain enumerated "business combinations."

  The MBCA provides that business combinations (defined to include, generally, any merger, consolidation, or share exchange of the corporation or any subsidiary which alters the contract rights of the shares or which changes or converts, in whole or in part, the outstanding shares of the corporation; any sale, lease, transfer, or other disposition, not in the ordinary course of business, of assets having an aggregate book value of 10% or more of the corporation's net worth; the issuance or transfer of equity securities having an aggregate market value of 5% or more of the total market value of the corporation's outstanding shares; the adoption of any plan or proposal for liquidation or dissolution in which an interested shareholder or any affiliate thereof will receive anything but cash; and any reclassification of securities, recapitalization, or merger, consolidation or share exchange which has the effect of increasing by 5% or more the total number of outstanding shares of any class of equity securities of the corporation or any subsidiary owned by any interested shareholder or affiliate thereof) between covered Michigan business corporations, such as ESELCO, or their subsidiaries and an interested shareholder (defined as the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation, or an affiliate of the corporation which was the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation within the preceding two years) or an affiliate thereof can be consummated only if approved by at least 90% of the votes of each class of the corporation's stock entitled to vote and by at least two-thirds of the votes of each such class of stock other than voting shares beneficially owned by the interested shareholder or an affiliate or associate thereof, unless five years have elapsed after the person involved became an interested shareholder and unless certain fair price and other conditions are satisfied. The board of directors may exempt business combinations with a particular interested shareholder by resolution adopted prior to the time the interested shareholder attained that status.

  The WBCL restricts resident domestic corporations, such as Wisconsin Energy, from engaging in certain enumerated business combinations (defined to include, generally, a merger or statutory share exchange; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% or more of the aggregate market value of all the assets or at least 5% of the aggregate market value of the outstanding stock or at least 10% of the earning power or income; the issuance or transfer of stock with a market value equal to at least 5% of the outstanding stock; the adoption of a plan or proposal for liquidation or dissolution; and certain other transactions) involving an interested shareholder (defined generally as a shareholder who beneficially owns at least 10% of the outstanding voting power or is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the preceding three years)), for a period of three years following the date that the person became an interested shareholder ("share acquisition date"). This restriction applies for three years unless the business combination or the acquisition of shares by the interested shareholder is approved by the board of directors prior to the share acquisition date. Following such three-year period, such business combinations are permitted if (i) the acquisition of shares was approved by the board of directors prior to the share acquisition date, (ii) the business combination is approved by a majority of the voting stock not beneficially owned by the interested shareholder or (iii) the consideration to be received by the corporation's shareholders satisfies certain "fair price" provisions.

  2. Control Share Acquisition Statutes. The MBCA provides that, unless the corporation's articles of incorporation or bylaws provide otherwise, "control shares" of an "issuing public corporation," such as ESELCO, have only such voting rights as are granted by resolution approved by the majority of the votes cast by the holders of shares entitled to vote thereon (and of the votes cast by any class or series of shares entitled to vote separately thereon) and by a majority of the votes cast by the holders of all shares and of any class or series entitled to vote, excluding all "interested shares" (as defined). "Control shares" are shares that, when added to the shares already owned by an entity, would give the entity voting power in the election of directors over any of 3 thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. Among other exceptions, the acquisition of shares pursuant to a merger or a share exchange effected in compliance with the MBCA does not constitute a control share acquisition if the issuing public corporation is a party to the agreement of merger or share exchange.

  The WBCL contains similar provisions, except that the WBCL applies only to acquisitions of more than 1/5 of the voting power of the corporation. Under the WBCL, unless otherwise provided in the articles of incorporation, the voting power of shares, including shares issuable upon conversion of convertible securities or exercise of options or warrants, of an "issuing public corporation" held by any person (including two or more persons acting as a group) in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the issuing public corporation, or in certain specified transactions, or incident to a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares.

  Under both the MBCA and WBCL, the person whose voting rights are reduced may demand a shareholders' meeting at which the shareholders shall vote on resolutions to restore full voting rights to such person's shares. Under the MBCA, if authorized in an issuing public corporation's articles of incorporation or bylaws before a control share acquisition has occurred, (i) control shares acquired in a control share acquisition, with respect to which no acquiring person statement has been filed with the issuing public corporation, may, at any time during the period ending 60 days after the last acquisition of control shares or the power to direct the exercise of voting power of control shares by the acquiring person, be subject to redemption by the corporation at the fair value of the shares (defined to mean not less than the highest price paid per share by the acquiring person in the control share acquisition) pursuant to the procedures adopted by the corporation, or (ii) after an acquiring person statement has been filed and after the meeting at which the voting rights of the control shares acquired in a control share acquisition are submitted to the shareholders, the shares are subject to redemption by the corporation at the fair value of the shares pursuant to the procedures adopted by the corporation unless the shares are accorded full voting rights by the shareholders as provided in the MBCA.

  The MBCA and WBCL permit a corporation to opt out of the foregoing provisions on control share acquisitions. The Wisconsin Energy Articles opt out of the WBCL control share acquisition provisions.

  3. Anti-Greenmail Statutes. The MBCA and WBCL also contain so-called "anti-greenmail" provisions which, absent shareholder approval, restrict the ability of certain publicly held corporations to repurchase voting shares at above market value from certain large shareholders, unless an identical or better offer to purchase is made to all owners of such shares. Under the MBCA, these provisions apply to purchases from a person or a group who owns more than 3% of the shares of a corporation which has shares listed on a national securities exchange and who has beneficially owned such shares for less than two years. Under the WBCL, the provisions apply to purchases during a takeover offer of more than 5% of the corporation's shares from a person or group that holds more than 3% of the corporation's voting shares and has held the shares for less than two years. These provisions may have the effect of deterring a shareholder from acquiring a corporation's shares with the goal of seeking to have the corporation repurchase such shares at a premium over market value.

  The WBCL also provides that shareholder approval is required for the corporation during a takeover offer to sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

  4. Fair Price Provisions. The WBCL provides that in addition to any approval otherwise required, certain mergers, share exchanges or sales, leases, exchanges or other dispositions involving an issuing public corporation, such as Wisconsin Energy, and a 10% holder or affiliate of the issuing public corporation who was a 10% holder at any time within the preceding two years (a "significant shareholder") are subject to a super majority vote of shareholders, unless certain fair price standards have been met. Specifically, approval of (i) 80% of the total voting power of the corporation and (ii) at least 66 2/3% of the voting power not beneficially owned by the significant shareholder or its affiliates or associates is required, unless the consideration is in cash (or the form of consideration used to acquire the largest number of shares) and such aggregate per share consideration is equal to the greater of (a) the highest price paid by such significant shareholder within the prior two-year period, (b) the market value of the shares on the date of commencement of a tender offer by such significant shareholder, or (c) the highest liquidation or dissolution distribution to which the shareholders would be entitled. The Wisconsin Energy Articles require an 80% shareholder vote to opt out of the WBCL "fair price" provisions.

          CERTAIN INFORMATION CONCERNING WISCONSIN ENERGY AND ESELCO

  Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Wisconsin Energy, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12 and 13 of Wisconsin Energy's Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates portions of Wisconsin Energy's Proxy Statement, dated March 14, 1997, for its Annual Meeting of Shareholders held on April 29,
1997).

  Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of ESELCO, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12 and 13 of ESELCO's Annual Report on Form 10-K for the year ended
December 31, 1996 (which incorporates portions of ESELCO's Proxy Statement, dated March 31, 1997, for its Annual Meeting of Shareholders held on May 6,
1997).

                                LEGAL OPINIONS

  The legality of the Wisconsin Energy Common Stock to be issued in the Merger will be passed upon for Wisconsin Energy by Quarles & Brady, Milwaukee, Wisconsin. Larry J. Martin, a partner in Quarles & Brady, is General Counsel of Wisconsin Energy and certain of its subsidiaries. Quarles & Brady attorneys providing services with respect to this matter own an aggregate of approximately 5,500 shares of Wisconsin Energy Common Stock.

                                    EXPERTS

  The financial statements and schedule incorporated in this Proxy Statement/Prospectus by reference to Wisconsin Energy's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements and schedule included and incorporated in this Proxy Statement/Prospectus by reference to ESELCO's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included and incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 OTHER MATTERS

  The management of ESELCO knows of no matters to be acted upon at the Special Meeting other than as set forth in the Notice of such Special Meeting as attached to this Proxy Statement/Prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

                             SHAREHOLDER PROPOSALS

  In the event that the Merger is not consummated before the Annual Meeting of Shareholders of ESELCO to be held in 1998, any ESELCO shareholder who wishes to present a proposal for inclusion in the Proxy Statement for such annual meeting must comply with the rules and regulations of the SEC then in effect. As previously stated in ESELCO's Proxy Statement for its 1997 annual meeting, such proposal must be received by ESELCO at its principal offices not later than December 1, 1997.

                      INDEX TO ESELCO FINANCIAL STATEMENTS

                                                                           PAGE
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
Audited Financial Information:
  Consolidated Statement of Income for the Years Ended December 31, 1996,
   1995 and 1994.......................................................... F- 2
  Consolidated Statement of Financial Position as of December 31, 1996 and
   1995................................................................... F- 3
  Consolidated Statement of Changes in Common Equity for the Years Ended
   December 31, 1996, 1995 and 1994....................................... F- 4
  Consolidated Statement of Cash Flow for the Years Ended December 31,
   1996, 1995 and 1994.................................................... F- 5
  Consolidated Statement of Capitalization as of December 31, 1996 and
   1995................................................................... F- 6
  Notes to Financial Statements........................................... F- 7
  Report of Independent Public Accountants................................ F-18
Unaudited Interim Period Financial Information:
  Consolidated Statement of Financial Position as of June 30, 1997 and
   December 31, 1996...................................................... F-19
  Consolidated Statement of Capitalization as of June 30, 1997 and
   December 31, 1996...................................................... F-20
  Consolidated Statement of Income for the Three Months, Six Months and
   Twelve Months
   Ended June 30, 1997 and 1996........................................... F-21
  Consolidated Statement of Cash Flow for the Six Months Ended June 30,
   1997 and 1996.......................................................... F-22
  Notes to Financial Statements........................................... F-23

                                  ESELCO, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                            FOR THE YEAR ENDED DECEMBER 31
                                          -------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  -----------
OPERATING REVENUES....................... $37,499,931  $36,844,488  $35,260,292
                                          -----------  -----------  -----------
OPERATING EXPENSES
  Operation--Purchased power............. $18,851,035  $19,531,448  $18,279,172
--Other..................................   6,743,273    6,164,031    6,408,682
  Maintenance............................   2,142,159    1,983,348    2,102,781
  Depreciation and amortization..........   2,614,395    2,498,773    2,307,787
  Property and other taxes...............   1,556,351    1,560,496    1,470,238
  Income taxes...........................   1,247,196    1,116,784      982,627
                                          -----------  -----------  -----------
    Total operating expenses............. $33,154,409  $32,854,880  $31,551,287
                                          -----------  -----------  -----------
    Net operating income................. $ 4,345,522  $ 3,989,608  $ 3,709,005
                                          -----------  -----------  -----------
OTHER INCOME (DEDUCTIONS), NET........... $   (47,594) $   (68,773) $   (31,114)
                                          -----------  -----------  -----------
INTEREST CHARGES
  Interest on long-term debt............. $ 1,367,387  $ 1,243,954  $ 1,258,301
  Other interest.........................     132,456      311,915      219,182
                                          -----------  -----------  -----------
    Total interest charges............... $ 1,499,843  $ 1,555,869  $ 1,477,483
                                          -----------  -----------  -----------
NET INCOME............................... $ 2,798,085  $ 2,364,966  $ 2,200,408
                                          ===========  ===========  ===========
EARNINGS PER AVERAGE SHARE OF
 COMMON STOCK(a)......................... $      1.85  $      1.61  $      1.52
                                          ===========  ===========  ===========
CASH DIVIDENDS DECLARED PER SHARE OF
 COMMON STOCK(a)......................... $      1.07  $      1.00  $      0.94
                                          ===========  ===========  ===========
AVERAGE COMMON SHARES OUTSTANDING(a).....   1,510,907    1,469,112    1,446,848
                                          ===========  ===========  ===========

--------
  (a)Retroactively adjusted for stock dividends.
  ( )Denotes deduction.


                       See notes to financial statements.

                                  ESELCO, INC.

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                         -----------------------
                                                            1996        1995
                                                         ----------- -----------
ASSETS
  ELECTRIC PLANT, at original cost...................... $71,802,321 $68,027,994
    Less-Accumulated depreciation.......................  29,671,038  27,465,011
                                                         ----------- -----------
                                                         $42,131,283 $40,562,983
    Asset acquired under capital lease..................   2,851,622   2,917,609
                                                         ----------- -----------
                                                         $44,982,905 $43,480,592
                                                         ----------- -----------
  CURRENT ASSETS:
    Cash................................................ $   293,883 $   302,845
    Accounts receivable, less reserve of $32,000........   2,999,783   3,396,213
    Unbilled revenue....................................   1,693,826   1,789,655
    Materials and supplies, at average cost.............   1,148,046   1,191,419
    Prepayments.........................................   1,966,932   1,765,406
                                                         ----------- -----------
                                                         $ 8,102,470 $ 8,445,538
                                                         ----------- -----------
  OTHER ASSETS:
    Debt expense, being amortized....................... $    28,972 $    38,018
    Regulatory asset....................................   3,510,181   2,850,000
    Other...............................................     531,193     508,106
                                                         ----------- -----------
                                                         $ 4,070,346 $ 3,396,124
                                                         ----------- -----------
                                                         $57,155,721 $55,322,254
                                                         =========== ===========
STOCKHOLDERS' INVESTMENT AND LIABILITIES
  CAPITALIZATION (See Statement):
    Common equity....................................... $20,234,722 $18,363,998
    Preferred stock.....................................           0           0
    Long-term debt (less current portion)...............  16,898,187  13,935,889
                                                         ----------- -----------
                                                         $37,132,909 $32,299,887
                                                         ----------- -----------
  OTHER NONCURRENT LIABILITIES:
    Obligation under capital lease...................... $ 2,775,905 $ 2,851,622
    Other...............................................           0   2,850,000
                                                         ----------- -----------
                                                         $ 2,775,905 $ 5,701,622
                                                         ----------- -----------
  CURRENT LIABILITIES:
    Notes payable....................................... $ 1,119,000 $ 3,652,000
    Current portion of long-term debt...................   2,877,323   1,435,206
    Current portion of lease obligation.................      75,717      65,987
    Accounts payable....................................   2,143,082   2,121,036
    Dividends declared..................................     415,960     373,873
    Accrued taxes.......................................   1,754,101   2,115,320
    Current deferred income taxes.......................      66,755      81,108
    Accrued interest....................................     166,215     257,973
    Other...............................................     270,116     243,993
                                                         ----------- -----------
                                                         $ 8,888,269 $10,346,496
                                                         ----------- -----------
  DEFERRED CREDITS:
    Deferred income taxes............................... $ 4,454,626 $ 3,199,515
    Net regulatory liability............................   1,193,526   1,292,861
    Unamortized investment tax credit...................     873,181     940,998
    Other...............................................   1,837,305   1,540,875
                                                         ----------- -----------
                                                         $ 8,358,638 $ 6,974,249
                                                         ----------- -----------
                                                         $57,155,721 $55,322,254
                                                         =========== ===========

                       See notes to financial statements.

                                  ESELCO, INC.

               CONSOLIDATED STATEMENT OF CHANGES IN COMMON EQUITY


                           COMMON STOCK                                             TOTAL
                         -----------------   CAPITAL    RETAINED     UNEARNED      COMMON
                          SHARES   AMOUNT    SURPLUS    EARNINGS   COMPENSATION    EQUITY
                         --------- ------- ----------- ----------  ------------  -----------
Balance at January 1,
 1994................... 1,311,431 $ 9,180 $11,721,959 $4,300,487  $  (561,994)  $15,469,632
  3% Stock Dividend.....    39,209     274     881,928   (889,224)                    (7,022)
  Common Stock issued
   under Dividend
   Reinvestment Plan....    22,498     158     517,448                               517,606
  Net income............                                2,200,408                  2,200,408
  Unearned compensation
    --ESOP..............                                               246,077       246,077
  Cash Dividends--
    Common Stock, $.94
     per share (a)......                               (1,355,732)                (1,355,732)
                         --------- ------- ----------- ----------  -----------   -----------
Balance at December 31,
 1994................... 1,373,138 $ 9,612 $13,121,335 $4,255,939  $  (315,917)  $17,070,969
  3% Stock Dividend.....    41,061     287     887,863   (894,585)                    (6,435)
  Common Stock issued
   under Dividend
   Reinvestment Plan....    23,776     167     536,214                               536,381
  Net income............                                2,364,966                  2,364,966
  Unearned compensation
    --ESOP..............                                              (126,454)     (126,454)
  Cash Dividends--
    Common Stock, $1.00
     per share (a)......                               (1,475,429)                (1,475,429)
                         --------- ------- ----------- ----------  -----------   -----------
Balance at December 31,
 1995................... 1,437,975 $10,066 $14,545,412 $4,250,891  $  (442,371)  $18,363,998
  3% Stock Dividend.....    43,129     302   1,202,134 (1,210,551)                    (8,115)
  Common Stock issued
   under Dividend
   Reinvestment Plan....    27,988     196     710,655                               710,851
  Net income............                                2,798,085                  2,798,085
  Unearned compensation
    --ESOP & Restricted
     Stock Bonus Plan...    31,500     220     878,000                (874,477)        3,743
  Cash Dividends--
    Common Stock, $1.07
     per share (a)......                               (1,633,840)                (1,633,840)
                         --------- ------- ----------- ----------  -----------   -----------
Balance at December 31,
 1996................... 1,540,592 $10,784 $17,336,201 $4,204,585  $(1,316,848)  $20,234,722
                         ========= ======= =========== ==========  ===========   ===========

--------
(a) Retroactively adjusted for stock dividends.
( ) Denotes deduction.

                       See notes to financial statements.

                                  ESELCO, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOW

                                            FOR THE YEAR ENDED DECEMBER 31
                                          -------------------------------------
                                             1996         1995         1994
                                          -----------  -----------  -----------
NET CASH FLOW FROM (USED BY)
 OPERATING ACTIVITIES
Net income..............................  $ 2,798,085  $ 2,364,966  $ 2,200,408
Noncash expenses, revenue, losses and
 gains included in income Depreciation
 and amortization.......................    2,706,428    2,605,376    2,414,827
Deferred taxes and charge equivalent to
 investment tax credit, net of
 amortization...........................    1,073,606       58,230      (77,343)
Net decrease (increase) in receivables
 and unbilled revenue...................      492,259     (805,148)    (227,875)
Net decrease (increase) in materials and
 supplies and prepayments...............     (158,153)    (613,593)      55,597
Net increase (decrease) in accounts
 payable, accrued taxes, and other
 current liabilities....................     (313,050)     181,086      159,816
Increase (decrease) in interest accrued,
 but not paid...........................      (91,758)     (78,833)    (100,009)
Other...................................      424,411       83,626       (2,113)
                                          -----------  -----------  -----------
Net cash from operating activities......  $ 6,931,828  $ 3,795,710  $ 4,623,326
                                          -----------  -----------  -----------
INVESTING ACTIVITIES
Acquisition of property, plant, and
 equipment..............................  $(4,296,974) $(3,494,997) $(4,371,649)
Proceeds from disposals of property,
 plant, and equipment...................       31,292       53,545       54,312
EPA payments............................   (3,510,181)           0            0
                                          -----------  -----------  -----------
Net cash used by investing activities...  $(7,775,863) $(3,441,452) $(4,317,337)
                                          -----------  -----------  -----------
FINANCING ACTIVITIES
Proceeds of short-term debt.............  $10,274,000  $16,752,000  $ 6,937,000
Payments to settle short-term debt......  (12,807,000) (17,594,500)  (5,917,000)
Issuance of long-term debt, net.........    5,701,000    2,674,000      402,000
Payments on long-term debt..............   (1,409,938)  (1,212,153)    (804,761)
Proceeds from sale of common stock......      710,851      536,381      517,606
Dividends paid..........................   (1,633,840)  (1,475,429)  (1,355,732)
                                          -----------  -----------  -----------
Net cash (used) provided by financing
 activities.............................  $   835,073  $  (319,701) $  (220,887)
                                          -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS.......................  $    (8,962) $    34,557  $    85,102
CASH AND CASH EQUIVALENTS AT THE
 BEGINNING OF THE YEAR..................      302,845      268,288      183,186
                                          -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT THE
 END OF THE YEAR........................  $   293,883  $   302,845  $   268,288
                                          ===========  ===========  ===========
INTEREST PAID...........................  $ 1,644,511  $ 1,637,731  $ 1,378,932
                                          ===========  ===========  ===========


                       See notes to financial statements.

                                  ESELCO, INC.

                    CONSOLIDATED STATEMENT OF CAPITALIZATION

                                                 FOR THE YEAR ENDED DECEMBER 31
                                                -----------------------------------
                                                      1996              1995
                                                ----------------- -----------------
                                                  AMOUNT      %     AMOUNT      %
                                                -----------  ---- -----------  ----
COMMON EQUITY
  COMMON STOCK, par value $.007 per share
                             1996       1995
                          ---------------------------
    Authorized shares....  3,000,000  3,000,000
                          ========== ==========
    Outstanding shares...  1,540,592  1,437,975 $    10,784       $    10,066
                          ========== ==========
  Capital surplus..............................  17,336,201        14,545,412
  Retained earnings............................   4,204,585         4,250,891
  Unearned compensation--ESOP and Restricted
   Stock Bonus Plan............................  (1,316,848)         (442,371)
                                                -----------       -----------
                                                $20,234,722   54% $18,363,998   57%
                                                -----------       -----------
PREFERRED STOCK, value $.01 per share,
 authorized 160,000 shares..................... $         0    0% $         0    0%
                                                -----------       -----------
LONG-TERM DEBT of subsidiaries (less current
 portion)
  First Mortgage Bonds:
    Series D, 7.00%, due 1998.................. $   855,000       $   867,000
    Series F, 10.31%, due 2001.................   1,200,000         1,500,000
    Series G, 10.25%, due 2009.................   4,440,000         4,810,000
    Series H, 7.90%, due 2002..................   1,500,000         1,800,000
  Energy Thrift Notes, 5.8%-10%, due 1997-2006.   5,355,000         4,414,000
  Equipment Loan, floating rate, due 1998......     147,786           200,724
  ESOP Loans of the Corporation, floating rate,
   due 2000-2001...............................     421,110           344,165
  Term Loan, floating rate, due 1999...........   2,979,291                 0
                                                -----------       -----------
                                                $16,898,187   46% $13,935,889   43%
                                                -----------  ---- -----------  ----
  TOTAL CAPITALIZATION......................... $37,132,909  100% $32,299,887  100%
                                                ===========  ==== ===========  ====

                                 ESELCO, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A
ORGANIZATION

  The consolidated financial statements include the accounts of ESELCO, Inc. (ESELCO), and its wholly-owned subsidiaries, Edison Sault Electric Company (Edison Sault); ESEG, Inc. (ESEG); and Northern Tree Service, Inc. (NTS). Edison Sault (Company) is engaged in the generation, purchase, transmission, and sale of electric energy in the Eastern Upper Peninsula of Michigan. NTS is a tree trimming subsidiary that began operation in May of 1990, but accounts for less than one percent of total consolidated operating revenues.

NOTE B

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting records of Edison Sault are maintained in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the Michigan Public Service Commission (MPSC). The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates that could differ from actual results.

UTILITY REGULATION

  Edison Sault accounts for the effects of regulation under Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulations." As a result, the actions of regulators affect when revenues, expenses, assets, and liabilities are recognized.

  In accordance with SFAS 71, the Company capitalizes, as deferred regulatory assets, costs which are expected to be recovered in future utility rates. The Company also records, as deferred regulatory liabilities, costs which are to be paid in the future. These consist primarily of amounts related to the adoption of SFAS 109 and the environmental matter discussed in Note J.

RATES AND REGULATORY MATTERS

  On August 22, 1995, Edison Sault filed an application with the MPSC for authority to implement price cap regulation. In the application, the Company proposed that its base rates be capped at present levels, that its existing Power Supply Cost Recovery (PSCR) factor be rolled into base rates, and that its existing PSCR Clause be suspended. The Company published the required notice of opportunity to comment or request a hearing. No comments were received, and on September 21, 1995, the MPSC approved the Company's application subject to the modification that the Company gives 30 days notice rather than two weeks notice for rate decreases and that the Company file an application by October 1, 2000, to address its experience under the price cap mechanism. With the latter modification, the price cap authorization represents an experimental regulatory mechanism. The order also allows Edison Sault to file an application seeking an increase in rates only under extraordinary circumstances.

  On October 23, 1995, the Attorney General for the State of Michigan filed an intervention and petition for rehearing in the Company's Price Cap Order. The Attorney General's intervention was based on the grounds that the MPSC did not have authority to approve price cap regulation. On December 21, 1995, the MPSC rejected the Attorney General's petition for rehearing. On January 19, 1996, the Attorney General filed an appeal with the Michigan Court of Appeals.

  Legal counsel for the Company believes that the Attorney General's appeal is without merit and that the Company will prevail. A decision in this case is not expected until mid-1997. The Company implemented the Price Cap Order on January 1, 1996.

                                 ESELCO, INC.

  In light of the Price Cap Order and other potential changes in the industry, the Company continually reviews the applicability of accounting under SFAS 71. As previously stated, the Price Cap Order is a five-year experimental regulatory mechanism containing language allowing Edison Sault to seek rate relief for costs incurred under extraordinary circumstances. In addition, final implementation of the plan is subject to resolution of the Attorney General's appeal. Based on a current evaluation of the factors affecting the applicability of SFAS 71, the Company has determined that it is currently appropriate to continue accounting in accordance with SFAS 71. In the event the Company was to discontinue accounting under SFAS 71, the accounting impact would be an extraordinary after-tax non-cash charge to earnings in an amount represented largely by any unamortized net regulatory assets existing at that point in time.

  THE FOLLOWING REGULATORY ASSETS AND (LIABILITIES) WERE REFLECTED IN THE CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31:

                                                      1996     1995     1994
                                                     -------  -------  -------
                                                     (THOUSANDS OF DOLLARS)
SAFS 109
  Regulatory assets................................. $   208  $   219  $   239
SAFS 109
  Regulatory liability..............................  (1,401)  (1,512)  (1,576)
                                                     -------  -------  -------
SAFS 109 Net
  Regulatory liability.............................. $(1,193) $(1,293) $(1,337)
Environmental Matter
  Regulatory asset..................................   3,510    2,850    1,000
                                                     -------  -------  -------
    Total Net Regulatory Asset (Liability).......... $ 2,317  $ 1,557  $  (337)
                                                     =======  =======  =======

  In accordance with SFAS 71, the Company has recorded a capital lease on its statement of financial position and has been amortizing the capital lease asset over the life of the lease. If the Company did not account for this in accordance with SFAS 71, the asset value of the capital lease would be approximately $660,000 less than what is reflected on its statement of financial position at December 31, 1996.

REVENUES

  Edison Sault records revenue monthly, as billed, on the basis of meter readings throughout the month and includes an estimate of unbilled revenue relative to power consumed from the meter reading date to the end of the month in the current month's revenue.

  For the first two years presented (1994 and 1995), Edison Sault was able to recover changes in its power supply cost from its residential and commercial customers through its Power Supply Cost Recovery Clause. The clause provided for an annual reconciliation of actual costs to projected costs and settlement of any over- or under-collection, both with interest. Edison Sault was able, on a monthly basis, to pass on to its industrial customers substantially all changes in its power supply costs from its suppliers, as it affects these customers.

  As previously discussed, Edison Sault implemented price cap regulation January 1, 1996; and with this change, the PSCR clause was suspended.

  Revenues resulting from sales to Cloverland Electric Cooperative represented approximately 13% of total revenues for 1996, 12% for 1995, and 13% for 1994. Revenues resulting from sales to Manistique Papers, Inc., represented approximately 12% of total revenues for each year presented.

                                 ESELCO, INC.

  Customer receivables, electric sales, and resale revenues arise from operations of Edison Sault which delivers electric energy to a diversified base of residential, commercial, and industrial customers within the eastern portion of Michigan's Upper Peninsula. Edison Sault continually reviews its customers' credit-worthiness and requests deposits or refunds deposits based on that review.

UTILITY PLANT--ELECTRIC

  Utility plant is stated at original cost, including engineering, material, labor, supervision, other related items, and an allowance for funds used during construction.

  Maintenance and repairs are charged to expense as incurred, while replacements and betterments are capitalized. Upon the sale or retirement of an asset, the original cost of the property retired, plus the cost of removal (less salvage) is charged to accumulated depreciation.

  Edison Sault depreciates the original cost of property over its estimated useful life by the straight-line method at composite rates approved by the MPSC. The composite rate was approximately 3.8% for 1996 and 1995 and 3.6% for 1994.

CASH AND CASH EQUIVALENTS

  ESELCO considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Other non-cash items relating to the capitalized lease totaled approximately $66,000 in 1996, $58,000 in 1995, and $50,000 in 1994.

OTHER

  In 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of." This statement imposed a stricter criterion for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The Company adopted this standard on January 1, 1996. Adoption did not have an impact on the financial position or results of operations due to the regulatory structure set forth in the Price Cap Order previously discussed. This conclusion may change in the future as competitive factors influence pricing in this industry.

NOTE C
LONG-TERM DEBT

  ANNUAL SINKING FUND REQUIREMENTS ON FIRST MORTGAGE BONDS AND MATURITIES OF LONG-TERM DEBT FOR EACH OF THE FIVE YEARS SUBSEQUENT TO DECEMBER 31, 1996,
ARE:

             (THOUSANDS OF DOLLARS)
             1997.............................. $2,877
             1998.............................. $3,863
             1999.............................. $5,071
             2000.............................. $1,299
             2001.............................. $1,942

  Substantially all of Edison Sault's utility plant is pledged as collateral for the First Mortgage Bonds.

  Edison Sault has authority to issue up to $10 million of Long-term Thrift Notes to Michigan residents.

                                 ESELCO, INC.

  The provisions of Edison Sault's bond indentures and the short-term line of credit agreement contain various covenants pertaining to the maintenance of debt to equity ratios and the payment of dividends. Under the most restrictive of these covenants, the declaration of cash dividends by Edison Sault is restricted to $600,000, plus net income available for common stock and capital contributions subsequent to January 1, 1992, after deducting all dividends paid on common stock. At December 31, 1996, $6,294,000 of Edison Sault's retained earnings are available for the declaration of dividends. There are no additional restrictions on ESELCO's ability to pay dividends.

NOTE D

STOCKHOLDERS' INVESTMENT EARNINGS PER SHARE

  Earnings per average share of common stock are computed on the basis of the weighted average number of common shares outstanding after giving retroactive effect to the 3% stock dividends in each year presented. Shares granted under the Restricted Stock Plan, which is described in Note H, have been included in the calculation of earnings per share for 1996.

NOTE E

SHORT-TERM BORROWING ARRANGEMENTS

  Edison Sault has authority to issue up to $10 million in short-term obligations. Included in this authority, Edison Sault has available a line of credit in the amount of $4 million at the prime rate with a bank in its service area. In addition, Edison Sault has authority to issue Short-term Thrift Notes to Michigan residents. These notes mature one year from the date of issue, with interest at 2.5% to 3.0% below the New York prime rate, depending on the amount of the note. Included in notes payable at December 31, 1996, are $719,000 in thrift notes to Michigan residents.

NOTE F

LEASES AND PURCHASED POWER AGREEMENTS

  Edison Sault's hydroelectric plant at Sault Ste. Marie is operated by the diversion of surplus waters of the St. Marys River. This surplus water is leased under an agreement with the Secretary of the Army expiring in the year 2050. Annual rentals under this lease were $886,000 in 1996, $759,000 in 1995, and $754,000 in 1994, and are determined based on the amount of water used for power generation. Edison Sault also leases certain office and computer equipment and vehicles for which gross rentals were $73,000 in 1996, $99,000 in 1995, and $121,000 in 1994 under agreements that extend up to six years.

  Edison Sault purchased the output of a government-owned hydroelectric station in Sault Ste. Marie, Michigan, under a contract which expires in the year 2040. Payments under the contract were $1,914,000 annually, with modifications to such payments for power outages and the cost of designated repairs in excess of the federal share of such costs. Annual payments are subject to renegotiation every five years. During 1996, the Company renegotiated the annual payment for the five-year period starting in November of 1996. The new annual payment is $1,820,000.

  Edison Sault also purchases power from Consumers Power Company (Consumers) under an agreement which expires in 2020, or 2010 under an early termination provision. Rates under the agreement provide for capacity and energy charges which are approved by the FERC. The cost of power purchased from Consumers totaled $12,875,000, $17,638,000, and $16,228,000 for 1996, 1995, and 1994,
respectively.

                                 ESELCO, INC.

  During 1996, Edison Sault reached agreement with Consumers on a new purchase power agreement which became effective January 1, 1997. Under this new agreement, Edison Sault will purchase 35 megawatts of firm power and a variable amount of interruptible power for a five-year period. After the initial five-year period, Edison is obligated to purchase a minimum of 20 megawatts of firm power through the contract term which remains the same as the previous agreement.

  During 1990, Edison Sault entered a 20-year capital lease with Consumers for two 138 kv cables across the Straits of Mackinac. ESEG has reached agreement with Consumers for the purchase of these cables at an approximate cost of $3.8 million. In turn, ESEG will lease these cables to Edison Sault under an operating lease arrangement. Both the purchase and lease of the cables are subject to FERC approval.

  Effective January 1, 1996, Edison Sault began purchasing 20 Mw of firm capacity and energy from American Electric Power Company under the terms of two one-year contracts. This purchase replaced a portion of the capacity and energy that had been purchased under the wholesale contract with Consumers. The cost of this power, including transmission charges for use of Consumers' system in 1996, was $4,007,000.

  Commencing January 1, 1998, Edison Sault will purchase 20 megawatts of firm power from Wisconsin Electric Power Company under the terms of a 10-year agreement.

NOTE G

INCOME TAXES

  THE FOLLOWING SUMMARIZES THE COMPONENTS OF INCOME TAX EXPENSE AND RECONCILES THE STATUTORY FEDERAL INCOME TAX RATE TO THE EFFECTIVE RATE.

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31
                                                        ----------------------
                                                         1996    1995    1994
                                                        ------  ------  ------
                                                           (THOUSANDS OF
                                                              DOLLARS)
Income taxes--Currently payable........................ $  155  $1,045  $1,058
                                                        ------  ------  ------
--Deferred--Depreciation............................... $   50  $  103  $  145
Property taxes.........................................     15      13    (101)
EPA matter.............................................  1,193       0       0
Other, net.............................................    (98)     25     (49)
                                                        ------  ------  ------
                                                        $1,160  $  141  $   (5)
                                                        ------  ------  ------
Amortization of deferred investment tax credit......... $  (68) $  (69) $  (70)
                                                        ------  ------  ------
Income taxes per statement of income................... $1,247  $1,117  $  983
Allocated to other accounts............................    (31)    (38)    (14)
                                                        ------  ------  ------
Total Income Taxes..................................... $1,216  $1,079  $  969
                                                        ------  ------  ------
Total Income Taxes Paid................................ $  645  $1,045  $1,000
                                                        ======  ======  ======

                                 ESELCO, INC.

                                     FOR THE YEAR ENDED DECEMBER 31
                                   ------------------------------------------
                                      1996           1995           1994
                                   ------------   ------------   ------------
                                         (THOUSANDS OF DOLLARS)
                                   AMOUNT   %     AMOUNT   %     AMOUNT   %
                                   ------  ----   ------  ----   ------  ----
Federal income tax at statutory
 rate............................. $1,365  34.0%  $1,171  34.0%  $1,078  34.0%
Reduction in taxes resulting
 from--
  Capitalized costs deducted
   currently for tax purposes*....     (1)  0.0%      (1)  0.0%      (1) (0.1)%
  Depreciation and pension
   differences*...................     32   0.8%      38   1.1%      31   1.0%
  Amortization of deferred
   investment tax credit..........    (68) (1.7)%    (69) (2.0)%    (70) (2.2)%
  Refund of excess deferred taxes
   resulting from reduction in tax
   rates*.........................    (74) (1.8)%    (43) (1.3)%    (58) (1.8)%
  Other, net......................    (38) (1.0)%    (17) (0.5)%    (11) (0.3)%
                                   ------  ----   ------  ----   ------  ----
    Total Income Taxes............ $1,216  30.3%  $1,079  31.3%  $  969  30.6%
                                   ======  ====   ======  ====   ======  ====

--------
*  Accounting treatment in accordance with regulatory commission policy.

THE FOLLOWING SUMMARIZES THE PRINCIPAL COMPONENTS OF ESELCO'S DEFERRED TAX ASSETS (LIABILITIES)

                              FOR THE YEAR ENDED
                                  DECEMBER 31
                            -------------------------
                             1996     1995     1994
                            -------  -------  -------
                            (THOUSANDS OF DOLLARS)
Property..................  $(3,454) $(3,305) $(3,158)
EPA Regulatory Asset......   (1,193)       0        0
Property taxes............     (210)    (196)    (183)
Other.....................      336      220      231
                            -------  -------  -------
  Total...................  $(4,521) $(3,281) $(3,110)
                            -------  -------  -------
Total Deferred Tax Assets.  $ 2,243  $ 2,183  $ 2,188
Total Deferred Tax
 Liabilities..............   (6,764)  (5,464)  (5,298)
                            -------  -------  -------
  Total...................  $(4,521) $(3,281) $(3,110)
                            =======  =======  =======

NOTE H

PENSION PLAN AND OTHER BENEFITS

  Edison Sault has two trusteed, noncontributory, defined benefit pension plans, covering substantially all management and bargaining unit employees. Annual retirement benefits are based upon the employee's years of service and compensation level. Edison Sault's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as Edison Sault may determine to be appropriate from time to time.

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation for both plans was raised to 7.5% as of December 31, 1996. This change reduced the projected benefit obligation as of December 31, 1996, by $641,000 for both plans. The plans' assets are invested primarily in listed debt and equity securities and ESELCO's common stock. At December 31, 1996, the pension plans held 51,000 shares of ESELCO common stock with a market value of $1,254,000. During 1996, $53,000 of dividends were paid on the shares held by the plans.

                                  ESELCO, INC.

THE PLANS' FUNDED STATUS AND EXPENSE AT DECEMBER 31, ARE AS FOLLOWS:

                                                        1996      1995    1994
                                                      --------  --------  ----
                                                      (THOUSANDS OF DOLLARS)
Actuarial present value of benefit obligations:
  Vested Benefit Obligation.......................... $ (9,032) $ (8,857)
                                                      ========  ========
  Accumulated Benefit Obligation..................... $ (9,887) $ (9,692)
                                                      ========  ========
  Projected benefit obligation....................... $(10,696) $(10,532)
Plan assets at fair value............................    9,170     8,606
                                                      --------  --------
Projected benefit obligation (in excess of) or less
 than plan assets ................................... $ (1,526) $ (1,926)
Unrecognized net loss................................      766       856
Unrecognized net obligation at January 1, net of
 amortization........................................      634       942
Additional liability.................................     (592)     (958)
                                                      --------  --------
Net Pension (liability) Recognized in the Statement
 of Financial Position............................... $   (718) $ (1,086)
                                                      ========  ========
Net pension expense combined for both plans,
included the following components:
Service cost-benefits earned during the period....... $    285  $    211  $221
Interest cost on projected benefit obligations.......      755       680   648
Actual return on plan assets.........................     (623)   (1,237)   32
Net amortization and deferral........................      (32)      619  (642)
                                                      --------  --------  ----
Net Pension Expense.................................. $    385  $    273  $259
                                                      ========  ========  ====
Rates used for calculation (%):
  Discount rate......................................      7.5%      7.0%  8.0%
  Assumed rate of increase in salary levels..........  3.5-4.0%  3.5-4.0%  4.5%
  Expected long-term return on investments...........      9.0%      9.0%  9.0%

                                 ESELCO, INC.

  Edison Sault accrues postretirement benefits (such as health care benefits) during the years an employee provides services in accordance with SFAS 106.

  The 1996 costs were calculated using the health care plan in effect January 1, 1996. The accumulated postretirement benefit obligation was calculated by the actuary as of January 1, 1996, using a discount rate of 7.0%. Effective December 31, 1996, the discount rate used for valuing the accumulated postretirement benefit obligation was raised to 7.5%. The health care cost trend rate used by the actuary for the January 1, 1996, valuation was 10.6%, then decreasing gradually to 5.0% by the year 2004. The health care cost trend rate used by the actuary for the December 31, 1996, valuation was 9.4%, then decreasing gradually to 5.0% by the year 2004. A 1% increase in the health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $80,000 and the net periodic postretirement benefit cost for 1996 by $6,000.

  THE FUNDED STATUS OF THE POSTRETIREMENT BENEFIT PLAN IS RECONCILED WITH THE RECORDED LIABILITY AS FOLLOWS:

                                                       FOR THE YEAR ENDED
                                                           DECEMBER 31
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
                                                     (THOUSANDS OF DOLLARS)
Accumulated Postretirement Benefit Obligation
 (APBO):
  Retirees.......................................... $  (669) $  (629) $  (727)
  Eligible for retirement...........................    (209)    (205)    (216)
  Not yet eligible..................................    (236)    (268)    (227)
                                                     -------  -------  -------
Total APBO.......................................... $(1,114) $(1,102) $(1,170)
  Plan assets at fair value.........................       0        0        0
                                                     -------  -------  -------
Total APBO in excess of plan assets................. $(1,114) $(1,102) $(1,170)
  Unrecognized transition obligation................   1,038    1,103    1,168
  Unrecognized net (gains)/losses...................    (314)    (306)    (214)
                                                     -------  -------  -------
Net Postretirement Benefit Liability Recognized in
 the Statement of Financial Position at December
 31,................................................ $  (390) $  (305) $  (216)
                                                     =======  =======  =======
Net postretirement benefit expense:
  Service cost...................................... $    15  $    14  $    15
  Interest cost.....................................      78       86      109
  Amortization of transition obligation ............      65       65       65
  Net amortization and deferral.....................     (13)     (13)       0
                                                     -------  -------  -------
  Net Postretirement Benefit Expense................ $   145  $   152  $   189
                                                     =======  =======  =======
Postretirement benefit expense reconciled to the
 accrued cost:
  Beginning net benefit liability................... $  (305) $  (216) $  (106)
  Net benefit expense...............................    (145)    (152)    (189)
  Actual premium paid...............................      60       63       79
                                                     -------  -------  -------
Net Postretirement Benefit Liability Recognized in
 the Statement of Financial Position at December
 31,................................................ $  (390) $  (305) $  (216)
                                                     =======  =======  =======

  Edison Sault has an employee stock ownership plan (ESOP) which covers substantially all its non-bargaining unit employees. In accordance with applicable accounting rules, ESELCO has recorded the ESOP indebtedness for the following loans in current and long-term debt on its balance sheet, with an offsetting charge to common stock equity captioned "Unearned compensation-- ESOP."

                                 ESELCO, INC.

  In December 1992, the plan borrowed $625,000 to purchase 20,000 shares of ESELCO, Inc. common stock. Dividends and other income received by the trust and used for this debt service in 1996 were approximately $127,000. Interest expense on this debt incurred by the trust in 1996 was $14,000.

  In February 1995, the plan borrowed $357,000 to purchase an additional 15,445 shares of ESELCO, Inc., common stock. Dividends and other income received by the trust and used for this debt service in 1996 were $108,000. Interest expense on this debt incurred by the trust in 1996 was $15,000.

  In April 1996, the plan borrowed $364,000 to purchase 13,120 shares of ESELCO, Inc., common stock. Dividends and other income received by the trust and used for this debt service in 1996 were $63,000. Interest expense on this debt incurred by the trust in 1996 was $18,000.

  The market value of the total allocated shares held by the ESOP amounted to $3,649,000 at December 31, 1996.

  Edison Sault has an unfunded, nonqualified Supplemental Executive Retirement Plan (SERP) that provides benefits which are integrated with its Management Pension Plan. The projected benefit obligation for service rendered to date for the plan was $396,000 as of December 31, 1996, and the accrued liability of the plan included in ESELCO's Statement of Financial Position at December 31, 1996, was $334,000. Expense recognized under the plan in 1996 was $102,000.

  In May 1996, stockholders approved adoption of the Restricted Stock Bonus Plan. Under this plan, ESELCO can, from time to time, grant to officers or other key employees awards of restricted stock. The maximum number of shares reserved for this purpose is 50,000 shares. In 1996, 31,500 shares, with a total fair market value of $878,000 were granted to the officers of the Company. Under the terms of agreements with each of the recipients, shares are not vested for a five-year period following the grant and the shares are forfeited if a recipient leaves the employment of the Company prior to the five-year holding period. The Restricted Stock Committee can, at their discretion, accelerate the vesting of these shares. In addition, a change in control of ESELCO, Inc., would accelerate the vesting. In accordance with SFAS 123--Accounting for Stock Based Compensation, the Company recorded compensation expense in the amount of $117,000 in 1996.

NOTE I

QUARTERLY FINANCIAL DATA (UNAUDITED)

  UNAUDITED QUARTERLY FINANCIAL DATA PERTAINING TO RESULTS OF OPERATIONS ARE SHOWN BELOW:


                                                 JUNE
                                       MARCH 31   30   SEPTEMBER 30 DECEMBER 31
                                       -------- ------ ------------ -----------
                                        (THOUSANDS OF DOLLARS EXCEPT PER SHARE
                                                       AMOUNTS)
1996
  Operating Revenue...................  $9,777  $8,948    $9,045      $9,730
  Operating Income....................     897   1,094     1,185       1,170
  Net Income Available for Common
   Stock..............................     531     685       779         803
  Earnings per Average Share of Common
   Stock(a)...........................    0.36    0.46      0.51        0.52
1995
  Operating Revenue...................  $9,232  $8,834    $9,399      $9,380
  Operating Income....................     887     912     1,075       1,116
  Net Income Available for Common
   Stock..............................     488     490       654         733
  Earnings per Average Share of Common
   Stock(a)...........................    0.33    0.33      0.45        0.50

--------
(a) Retroactively adjusted for stock dividends.

                                 ESELCO, INC.

NOTE J

COMMITMENTS AND CONTINGENCIES

 Environmental Matters

  In 1993, Edison Sault received notification from the U.S. Environmental Protection Agency (U.S. EPA) that it was being named a "Potentially Responsible Party" at the Manistique River/Harbor Area of Concern (AOC) in Manistique, Michigan. There were a number of other potentially responsible parties, some of whom have been notified by the U.S. EPA.

  The U.S. EPA, in conjunction with the Michigan Department of Natural Resources, identified the Manistique River and Harbor as an "Area of Concern"
(AOC) due to PCBs which have been found in that area. An Environmental Engineering/Cost Analysis (EECA) was submitted to the U.S. EPA which provided an analysis of various methods of remediation for the harbor. The EECA presented six alternatives of remediation action and ultimately recommended a remediation method of in-place capping. Management believed this to be the most prudent course of action. Although the total ultimate cost of specific remedial action and Edison Sault's potential liability were not known at that time, management had estimated Edison Sault's minimum cost of this remedy to be $2.9 million. That figure represented an increase of $1.9 million from the amount recorded during 1994. Certain other expenditures for investigation of any necessary remedial action were incurred and are reflected in the accompanying financial statements.

  During 1995 and 1996, the U.S. EPA agreed to allow the PRPs to remediate the harbor through in-place capping at a total cost of $6.4 million, with the Edison Sault portion costing $3.2 million. Through further negotiations, the U.S. EPA and the PRPs agreed to a cash-out settlement whereby the PRPs would pay to the U.S. EPA the $6.4 million cost of capping for the right to be absolved from any future legal actions concerning PCB pollution. To effect this settlement, an Administrative Order on Consent was executed by all parties in December 1996 with payments made to the U.S. EPA prior to year-end 1996.

  To date, Edison Sault has incurred a total cost of $3.6 million on this project. Edison Sault has retained legal assistance to start a process of recovering these costs through several insurance entities. The certainty and magnitude of insurance recovery is unknown at this time.

  Edison Sault believes that the costs discussed above, including the payment to the U.S. EPA to be relieved of future liability, are a legitimate cost of doing business and would be recoverable through utility rates. Further, in November 1993, the MPSC issued an order authorizing Edison Sault to defer and amortize, over a period not to exceed 10 years, environmental assessment and remediation costs associated with the Manistique River AOC. Therefore, Edison Sault has recorded a regulatory asset in the amount of $3.2 million, plus unreimbursed cost of $300,000, for a total of $3.5 million, which the Company will begin amortizing in 1997. Future costs related to this issue are not expected to have a material impact on Edison Sault's financial position or future results of operations.

OTHER MATTERS

  In October 1994, Edison Sault entered a construction and joint use agreement with Wisconsin Electric Power Company, Upper Peninsula Power Company, and Cloverland Electric Cooperative. This agreement specifies each party's responsibility in the construction of a new transmission line from Arnold, Michigan, to Manistique, Michigan. Edison Sault continues to plan for the construction of this new line. This project has an expected completion date of mid-1998. Edison Sault expects that its share of the cost of this project will be approximately $9.0 million with approximately $3.2 million of this being spent in 1997. During 1996, $460,000 was invested in the new 138 kv interconnect project.

                                 ESELCO, INC.

  In December 1996, ESEG signed a purchase agreement with Consumers Power Company for the purchase of a 138 kv submarine circuit across the Straits of Mackinac. Since 1990, Edison Sault had leased these cables at an annual net lease cost of approximately $466,000. The purchaser of the cables is ESEG, a wholly-owned subsidiary of ESELCO, Inc. ESEG has not previously been an active subsidiary of ESELCO. ESEG will lease the cables to Edison Sault under an operating lease arrangement. The purchase and lease are subject to approval by FERC. The cost of the purchase when consummated will be approximately $3.8 million.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ESELCO, Inc.:

  We have audited the accompanying consolidated statements of financial position and capitalization of ESELCO, Inc. (a Michigan corporation), and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in common equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ESELCO, Inc., and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Detroit, Michigan
February 6, 1997

                                  ESELCO, INC.

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                  (UNAUDITED)

                                                                     DECEMBER
                                                         JUNE 30,       31,
                                                           1997        1996
                                                        ----------- -----------
ASSETS:
  ELECTRIC PLANT, at original cost..................... $73,852,064 $71,802,321
    Less--Accumulated depreciation.....................  31,041,007  29,671,038
                                                        ----------- -----------
                                                        $42,811,057 $42,131,283
    Asset acquired under capital lease.................   2,815,065   2,851,622
                                                        ----------- -----------
                                                        $45,626,122 $44,982,883
                                                        ----------- -----------
CURRENT ASSETS:........................................
  Cash................................................. $    74,844 $   293,883
  Accounts receivable, less reserve of $39,151 and
   $32,000 respectively................................   3,701,942   2,999,783
  Unbilled revenue.....................................   1,474,430   1,693,826
  Materials and supplies, at average cost..............   1,305,028   1,148,046
  Prepayments..........................................   1,293,987   1,966,932
                                                        ----------- -----------
                                                        $ 7,850,231 $ 8,102,470
                                                        ----------- -----------
OTHER ASSETS:..........................................
  Debt expense, being amortized........................ $    25,372 $    28,972
  Regulatory asset.....................................   3,334,381   3,510,181
  Other................................................     891,762     531,193
                                                        ----------- -----------
                                                        $ 4,251,515 $ 4,070,346
                                                        ----------- -----------
                                                        $57,727,868 $57,155,721
                                                        =========== ===========
STOCKHOLDERS' INVESTMENT AND LIABILITIES:
  CAPITALIZATION (See Statement):
    Common Equity...................................... $21,454,303 $20,234,722
    Preferred stock....................................           0           0
    Long-term debt (less current portion)..............  14,958,420  16,898,187
                                                        ----------- -----------
                                                        $36,412,723 $37,132,909
                                                        ----------- -----------
  OTHER NONCURRENT LIABILITIES:........................
    Obligation under capital lease..................... $ 2,733,956 $ 2,775,905
                                                        ----------- -----------
  CURRENT LIABILITIES:
    Notes payable...................................... $   741,500 $ 1,119,000
    Current portion of long-term debt..................   3,300,660   2,877,323
    Current portion of lease obligation................      81,109      75,717
    Accounts payable...................................   3,331,196   2,143,082
    Dividends declared.................................     446,090     415,960
    Accrued taxes......................................   1,455,259   1,754,101
    Current deferred income taxes......................      61,955      66,755
    Accrued interest...................................     164,773     166,215
    Other..............................................     306,214     270,116
                                                        ----------- -----------
                                                        $ 9,888,756 $ 8,888,269
                                                        ----------- -----------
  DEFERRED CREDITS:....................................
    Deferred income taxes.............................. $ 4,316,446 $ 4,454,626
    Net regulatory liability...........................   1,199,526   1,193,526
    Unamortized investment tax credit..................     839,581     873,181
    Other..............................................   2,336,880   1,837,305
                                                        ----------- -----------
                                                        $ 8,692,433 $ 8,358,638
                                                        ----------- -----------
                                                        $57,727,868 $57,155,721
                                                        =========== ===========

                                  ESELCO, INC.

                    CONSOLIDATED STATEMENT OF CAPITALIZATION
                                  (UNAUDITED)

                                                  JUNE 30,          DECEMBER 31,
                                                    1997                1996
                                              ------------------  ------------------
                                                AMOUNT       %      AMOUNT       $
                                              -----------  -----  -----------  -----
COMMON EQUITY:
  COMMON STOCK, par
   value $.01 per share.
                            1997      1996
                         ---------- ---------
    Authorized shares... 9,840,000  3,000,000
                         =========  =========
    Outstanding shares.. 1,593,180  1,540,592 $    15,932         $    15,406
                         =========  =========
  Capital surplus.......                       19,256,710          17,331,579
  Retained earnings.....                        3,176,178           4,204,585
  Unearned
   compensation--ESOP
   and Restricted Stock
   Bonus Plan...........                         (994,517)         (1,316,848)
                                              -----------         -----------
                                              $21,454,303     59% $20,234,722     54%
                                              -----------         -----------
PREFERRED STOCK, value
 $.01 per share,
 authorized 160,000
 shares.................                               $0      0%          $0      0%
                                              -----------         -----------
LONG-TERM DEBT of
 Subsidiaries (less
 current portion)
  First Mortgage Bonds:                                $0         $   855,000
    Series D, 7.00%, due
     1998...............                          900,000           1,200,000
    Series F, 10.31%,
     due 2001...........                        4,070,000           4,440,000
    Series G, 10.25%,
     due 2009...........                        1,200,000           1,500,000
    Series H, 7.90%, due
     2002...............                        5,567,000           5,355,000
  Energy Thrift Notes,
   5.8%-10%, due 1998-
   2007.................
  Equipment Loan,
   Floating Rate, due
   1998.................                          119,382             147,786
  ESOP Loans of the
   Corporation, floating
   rate, due 2000-2001..                          230,336             421,110
  Term Loan, floating
   rate, due 1999.......                        2,871,702           2,979,291
                                              -----------         -----------
                                              $14,958,420     41% $16,898,187     46%
                                              -----------  -----  -----------  -----
  TOTAL CAPITALIZATION..                      $36,412,723    100% $37,132,909    100%
                                              ===========  =====  ===========  =====

                                  ESELCO, INC.

                        CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)

                            THE THREE MONTHS          THE SIX MONTHS           THE TWELVE MONTHS
                             ENDED JUNE 30,           ENDED JUNE 30,            ENDED JUNE 30,
                          ----------------------  ------------------------  ------------------------
                             1997        1996        1997         1996         1997         1996
                          ----------  ----------  -----------  -----------  -----------  -----------
OPERATING REVENUES......  $9,429,787  $8,947,935  $19,345,122  $18,725,187  $38,119,866  $37,503,321
                          ----------  ----------  -----------  -----------  -----------  -----------
OPERATING EXPENSES:
  Operation--Purchased
          power.........  $4,270,580  $4,346,701  $ 9,244,697  $ 9,667,957  $18,427,775  $19,581,393
  --Other...............   1,854,521   1,621,286    3,768,765    3,309,360    7,202,678    6,335,548
  Maintenance...........     546,732     539,001    1,063,837    1,149,176    2,056,820    2,079,690
  Depreciation and
   amortization.........     700,229     646,931    1,400,438    1,315,826    2,699,007    2,552,495
  Property and other
   taxes................     400,312     397,268      805,066      766,236    1,595,181    1,559,438
  Income taxes..........     381,200     302,400      686,400      525,400    1,408,196    1,212,584
                          ----------  ----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........  $8,157,574  $7,853,587  $16,969,203  $16,733,955  $33,389,657  $33,321,148
                          ----------  ----------  -----------  -----------  -----------  -----------
    Net operating
     income.............  $1,272,213  $1,094,348  $ 2,375,919  $ 1,991,232  $ 4,730,209  $ 4,182,173
                          ----------  ----------  -----------  -----------  -----------  -----------
OTHER INCOME
 (DEDUCTIONS), NET......  $  (15,048) $  (30,304) $   (30,961) $   (46,722) $   (31,833) $   (58,568)
                          ----------  ----------  -----------  -----------  -----------  -----------
ALLOWANCE FOR FUNDS USED
 DURING CONSTRUCTION....  $   39,900  $        0  $    79,800  $         0  $    79,800  $         0
                          ----------  ----------  -----------  -----------  -----------  -----------
INTEREST CHARGES:
  Interest on long-term
   debt.................  $  393,545  $  338,136  $   784,053  $   665,198  $ 1,486,242  $ 1,312,592
  Other interest........      33,776      40,827       48,999       63,314      118,141      207,748
                          ----------  ----------  -----------  -----------  -----------  -----------
    Total interest
     charges............  $  427,321  $  378,963  $   833,052  $   728,512  $ 1,604,383  $ 1,520,340
                          ----------  ----------  -----------  -----------  -----------  -----------
NET INCOME AVAILABLE FOR
 COMMON STOCK...........  $  869,744  $  685,081  $ 1,591,706  $ 1,215,998  $ 3,173,793  $ 2,603,265
                          ----------  ----------  -----------  -----------  -----------  -----------
EARNINGS PER AVERAGE
 SHARE OF COMMON STOCK..  $     0.55  $     0.44  $      1.00  $      0.79  $      2.00  $      1.70
                          ==========  ==========  ===========  ===========  ===========  ===========
CASH DIVIDENDS DECLARED
 PER SHARE OF COMMON
 STOCK..................  $     0.28  $     0.26  $      0.55  $      0.52  $      1.08  $      1.01
                          ==========  ==========  ===========  ===========  ===========  ===========
AVERAGE COMMON SHARES
 OUTSTANDING............   1,593,180   1,539,538    1,591,251    1,535,473    1,583,419    1,528,305
                          ==========  ==========  ===========  ===========  ===========  ===========

                                  ESELCO, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOW
                                  (UNAUDITED)

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                                          1997         1996
                                                       -----------  -----------
NET CASH FLOWS FROM (USED BY):
OPERATING ACTIVITIES:
  Net income.........................................  $ 1,591,706  $ 1,215,998
  Noncash expenses, revenue, losses and gains
   included in income
    Depreciation and amortization....................    1,437,137    1,364,353
    Deferred taxes and charge equivalent to
     investment tax credit, net of amortization......     (170,580)     446,388
    Net decrease (increase) in receivables and
     unbilled revenue................................     (482,763)     691,626
    Net decrease (increase) in materials and supplies
     and prepayments.................................      515,963      862,039
    Net increase (decrease) in accounts payable,
     accrued taxes, and other current liabilities....      925,370   (1,846,409)
    Increase (decrease) in interest accrued but not
     paid............................................       (1,442)     (92,138)
    Other............................................      410,583       86,578
                                                       -----------  -----------
      Net cash from operating activities.............  $ 4,225,974  $ 2,728,435
                                                       -----------  -----------
INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment.......  $(2,170,664) $(1,605,611)
  Proceeds from disposals of property, plant and
   equipment.........................................       57,353       16,120
                                                       -----------  -----------
      Net cash used by investing activities..........  $(2,113,311) $(1,589,491)
FINANCING ACTIVITIES:
  Proceeds of short-term debt........................  $ 3,576,000  $ 5,923,500
  Payments to settle short-term debt.................   (3,953,500) (7,252,500)
  Issuance of long-term debt (net)...................      534,000    1,609,000
  Payments on long-term debt.........................   (1,815,699)  (1,241,679)
  Proceeds from sale of common stock.................      206,844      405,664
  Dividends paid.....................................     (879,347)    (803,460)
                                                       -----------  -----------
      Net cash used by financing activities..........  $(2,331,702) $(1,359,475)
                                                       -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.  $  (219,039) $  (220,531)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE
 YEAR................................................      293,883      302,845
                                                       -----------  -----------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD...  $    74,844  $    82,314
                                                       ===========  ===========
  INTEREST PAID......................................  $   897,955  $   881,358
                                                       ===========  ===========
  INCOME TAXES PAID..................................  $   330,000  $   645,000
                                                       ===========  ===========

                                 ESELCO, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) These consolidated financial statements include the accounts of ESELCO, Inc. (ESELCO) and its wholly owned subsidiaries, Edison Sault Electric Company (Edison Sault), ESEG, Inc. and Northern Tree Service, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements as of June 30, 1997 and 1996 included herein, which are unaudited, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the periods presented. Sales of electricity by Edison Sault, ESELCO's major subsidiary, are affected to some degree by variations in weather conditions, and results of operations for interim periods are not necessarily indicative of results to be expected for the entire year.

  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission, although ESELCO believes that the disclosures which are made are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in ESELCO, Inc. 1996 Annual Report on Form 10K, which incorporates by reference the financial statements in the 1996 Annual Report to Shareholders.

(2) On March 12, 1997, the Board of Directors of ESELCO declared a 3% stock dividend for shareholders of record May 1, 1997. The outstanding number of common shares of ESELCO previously reported in the Consolidated Statement of Capitalization in the Form 10-Q for the period ended March 31, 1997 to reflect the effect of this 3% stock dividend did not take into account the reduction for the number of fractional shares for which ESELCO was to pay cash in lieu of fractional shares. Accordingly, after taking into account this reduction, the number of shares outstanding after the 3% stock dividend was declared and cash was paid in lieu of fractional shares is 1,593,180 shares.

(3) On August 22, 1995, Edison Sault filed an application with the Michigan Public Service Commission (MPSC) for authority to implement price cap regulation. In the application Edison Sault proposed that its base rates be capped at present levels, that its existing power supply cost recovery
    (PSCR) factor be rolled into base rates, and that its existing PSCR Clause be suspended. Edison Sault published the required notice of opportunity to comment or request a hearing. No comments were received and on September 21, 1995, the MPSC approved Edison Sault's application subject to the modification that Edison Sault give 30 days notice rather than 2 weeks notice for rate decreases and that Edison Sault file an application by October 1, 2000, to address its experience under the price cap mechanism. With the latter modification the price cap authorization represents an experimental regulatory mechanism. The order also allows Edison Sault to file an application seeking an increase in rates only under extraordinary circumstances.

  On October 23, 1995, the Attorney General for the State of Michigan filed an intervention and petition for rehearing in Edison Sault's price cap order. The Attorney General's intervention was based on the grounds that the MPSC did not have authority to approve price cap regulation. On December 21, 1995, the MPSC rejected the Attorney General's petition for rehearing. On January 19, 1996, the Attorney General filed an appeal with the Michigan Court of Appeals.

  Legal counsel for Edison Sault believes that the Attorney General's appeal is without merit and that Edison Sault will prevail. A decision in this case is not expected until mid to late 1997. Edison Sault implemented the price cap order on January 1, 1996.

(4) In 1993, Edison Sault received notification from the U.S. Environmental Protection Agency (U.S. EPA) that it was being named a "Potentially Responsible Party" at the Manistique River/Harbor Area of Concern (AOC) in Manistique, Michigan. There were a number of other potentially responsible parties, some of whom have been notified by the U.S. EPA.

                                 ESELCO, INC.

                                  (UNAUDITED)

  The U.S. EPA, in conjunction with the Michigan Department of Natural Resources, identified the Manistique River and Harbor as an "Area of Concern" (AOC) due to PCBs which have been found in that area. An Environmental Engineering/Cost Analysis (EECA) was submitted to the U.S. EPA which provided an analysis of various methods of remediation for the harbor. The EECA presented six alternatives of remediation action and ultimately recommended a remediation method of in-place capping. Management believed this to be the most prudent course of action. Although the total ultimate cost of specific remedial action and Edison Sault's potential liability were not known at that time, management had estimated Edison Sault's minimum cost of this remedy to be $2.9 million. That figure represented an increase of $1.9 million from the amount recorded during 1994. Certain other expenditures for investigation of any necessary remedial action were incurred and are reflected in the accompanying financial statements.

  During 1995 and 1996, the U.S. EPA agreed to allow the PRPs to remediate the harbor through in-place capping at a total cost of $6.4 million, with the Edison Sault portion costing $3.2 million. Through further negotiations, the U.S. EPA and the PRPs agreed to a cash-out settlement whereby the PRPs would pay to the U.S. EPA the $6.4 million cost of capping for the right to be absolved from any future legal actions concerning PCB pollution. To effect this settlement, an Administrative Order on Consent was executed by all parties in December, 1996 with payments made to the U.S. EPA prior to year-end 1996.

  To date, Edison Sault has incurred a total cost of $3.6 million on this project. Edison Sault filed an action on February 4, 1997 in the Circuit Court for the County of Schoolcraft, Michigan against certain insurance carriers to recover unreimbursed defense costs and expenses associated with defending this matter of approximately $350,000 and indemnification for its costs of approximately $3.2 million in settling the matter with the U.S. EPA and obtaining a release of the property damage claims asserted by the U.S. EPA. The certainty and magnitude of any insurance recovery is unknown at this time. On April 28, 1997, Michigan Mutual Insurance Company filed a counterclaim for approximately $1.7 million for previously paid defense costs. Legal counsel for Edison Sault believes, based on the information currently available, that the counterclaim lacks merit.

  In November 1993, the MPSC issued an order authorizing Edison Sault to defer and amortize, over a period not to exceed ten years, environmental assessment and remediation costs associated with the Manistique River AOC. Therefore, Edison Sault has recorded a regulatory asset in the amount of $3.2 million, plus unreimbursed costs of $350,000, for a total of $3.55 million, which it began amortizing in 1997.

(5) On May 14, 1997 ESELCO, Inc. and Wisconsin Energy Corporation (Wisconsin Energy) announced that they had entered into a definitive agreement regarding the acquisition of ESELCO by Wisconsin Energy. The terms of the definitive agreement were approved by both companies' boards. Upon completion of the acquisition, ESELCO would continue to operate from Sault Ste. Marie, Michigan.

  All outstanding shares of ESELCO common stock would be converted into shares of Wisconsin Energy common stock based on a value of $44.50 for each share of ESELCO common stock in a transaction proposed to be structured as a tax-free reorganization. The total purchase price would be approximately $71.0 million. The exact number of shares of Wisconsin Energy common stock to be issued in the transaction would be determined by dividing $44.50 by the average closing prices of Wisconsin Energy common stock for the ten trading days immediately preceding the closing date. Pursuant to the definitive agreement, Wisconsin Energy will be paid a fee of $2.0 million if ESELCO consummates or enters into an agreement with respect to, a business combination with a party unrelated to Wisconsin Energy or ESELCO terminates the definitive agreement to pursue a business combination with a party unrelated to Wisconsin Energy prior to the end of the period specified in the agreement.

  The transaction is contingent upon several conditions, including the approval by the shareholders of ESELCO, receipt of all appropriate regulatory approvals and the effectiveness of a registration statement to

                                 ESELCO, INC.

                                  (UNAUDITED)
  be filed with the Securities and Exchange Commission covering the Wisconsin Energy shares to be issued in the transaction. Shareholders of ESELCO will be provided a proxy statement describing the terms of the transaction prior to being asked to vote on the transaction at a special meeting of shareholders, which is expected to take place later in 1997. There can be no assurance that the conditions will be satisfied or that the transaction will be consummated.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                          WISCONSIN ENERGY CORPORATION

                                      AND

                                  ESELCO, INC.

                                      AND

                             ESL ACQUISITION, INC.

                           DATED AS OF MAY 13, 1997,

                            AS AMENDED AND RESTATED

                              AS OF JULY 11, 1997

                               TABLE OF CONTENTS

 RECITALS.................................................................  A-7
 ARTICLE I DEFINITIONS
 1.1  Accounts...........................................................   A-7
 1.2  Acquisition........................................................   A-7
 1.3  Affiliates.........................................................   A-7
 1.4  Affiliate Letter...................................................   A-7
 1.5  Agreement..........................................................   A-7
 1.6  Buildings..........................................................   A-7
 1.7  Certificate of Merger..............................................   A-7
 1.8  Closing............................................................   A-7
 1.9  Closing Date.......................................................   A-8
 1.10 Code...............................................................   A-8
 1.11 Confidentiality Agreement..........................................   A-8
 1.12 Contracts..........................................................   A-8
 1.13 Disclosure Schedule................................................   A-8
 1.14 Edison Sault.......................................................   A-8
 1.15 Employee Benefit Plans.............................................   A-8
 1.16 Equipment..........................................................   A-8
 1.17 ERISA..............................................................   A-8
 1.18 ESEG...............................................................   A-8
 1.19 ESELCO.............................................................   A-8
 1.20 ESELCO Closing Certificate.........................................   A-8
 1.21 ESELCO Common Stock................................................   A-8
 1.22 ESELCO Companies...................................................   A-8
 1.23 ESELCO Counsel Opinion.............................................   A-9
 1.24 ESELCO DRIP........................................................   A-9
 1.25 ESELCO Material Adverse Effect.....................................   A-9
 1.26 ESELCO Special Meeting.............................................   A-9
 1.27 ESELCO Stockholders................................................   A-9
 1.28 ESELCO SEC Reports.................................................   A-9
 1.29 Exchange Act.......................................................   A-9
 1.30 Existing Contracts.................................................   A-9
 1.31 Existing Indebtedness..............................................   A-9
 1.32 Existing Insurance Policies........................................   A-9
 1.33 Existing Investments...............................................   A-9
 1.34 Existing Liens.....................................................   A-9
 1.35 Existing Litigation................................................   A-9
 1.36 Existing Permits...................................................  A-10
 1.37 Existing Plans.....................................................  A-10
 1.38 Existing Real Estate...............................................  A-10
 1.39 FERC...............................................................  A-10
 1.40 HSR Act............................................................  A-10
 1.41 Indebtedness.......................................................  A-10
 1.42 Investment.........................................................  A-10
 1.43 Knowledge of ESELCO................................................  A-10
 1.44 Law................................................................  A-10
 1.45 Letter of Intent...................................................  A-10
 1.46 Lien...............................................................  A-10
 1.47 MDCI...............................................................  A-10

 1.48 MPSC...............................................................  A-10
 1.49 Merger.............................................................  A-11
 1.50 NTS................................................................  A-11
 1.51 Permitted Liens....................................................  A-11
 1.52 Person.............................................................  A-11
 1.53 Plan of Merger.....................................................  A-11
 1.54 Proxy Statement....................................................  A-11
 1.55 PUHCA..............................................................  A-11
 1.56 Registration Statement.............................................  A-11
 1.57 SEC................................................................  A-11
 1.58 Securities Act.....................................................  A-11
 1.59 Subsidiary.........................................................  A-11
 1.60 Wisconsin Energy...................................................  A-11
 1.61 Wisconsin Energy Closing Certificate...............................  A-11
 1.62 Wisconsin Energy Counsel Opinion...................................  A-11
 1.63 Wisconsin Energy Common Stock......................................  A-11
 1.64 Wisconsin Energy SEC Reports.......................................  A-11
 1.65 Other Terms........................................................  A-12
 ARTICLE II THE MERGER
 2.1  The Merger.........................................................  A-13
 2.2  Effective Time of Merger...........................................  A-13
 2.3  Articles of Incorporation of Surviving Corporation.................  A-13
 2.4  Bylaws of Surviving Corporation....................................  A-13
 2.5  Directors and Officers of Surviving Corporation....................  A-13
 2.6  Conversion of ESELCO Common Stock..................................  A-13
 2.7  Conversion of Acquisition Common Stock.............................  A-14
 2.8  Exchange of ESELCO Certificates....................................  A-14
 2.9  Stock Transfer Books...............................................  A-15
 2.10 Reorganization; Pooling............................................  A-16
 2.11 Dissenters' Rights.................................................  A-16
 ARTICLE III OTHER AGREEMENTS
 3.1  Proxy Statement and Registration Statement.........................  A-16
 3.2  Approval of ESELCO Stockholders....................................  A-16
 3.3  Access.............................................................  A-16
 3.4  Disclosure Schedule................................................  A-17
 3.5  Duties Concerning Representations..................................  A-17
 3.6  Deliveries of Information; Consultation............................  A-17
 3.7  Affiliates; Accounting and Tax Treatment...........................  A-18
 3.8  Other Transactions.................................................  A-18
 3.9  Letter of ESELCO's Accountants.....................................  A-19
 3.10 Letter of Wisconsin Energy's Accountants...........................  A-20
 3.11 Legal Conditions to Merger.........................................  A-20
 3.12 Stock Exchange Listing.............................................  A-20
 3.13 Public Announcements...............................................  A-20
 3.14 Indemnification and Insurance......................................  A-20
 3.15 Employment Matters.................................................  A-21
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ESELCO
 4.1  Organization; Business.............................................  A-23
 4.2  Capitalization.....................................................  A-24

 4.3  Authorization; Enforceability......................................  A-24
 4.4  No Violation or Conflict...........................................  A-25
 4.5  Title to Assets....................................................  A-25
 4.6  Litigation.........................................................  A-25
 4.7  ESELCO SEC Reports and Books and Records...........................  A-25
 4.8  Absence of Certain Changes.........................................  A-25
 4.9  Buildings and Equipment............................................  A-26
 4.10 Existing Contracts.................................................  A-26
 4.11 Performance of Contracts...........................................  A-26
 4.12 Contingent and Undisclosed Liabilities.............................  A-26
 4.13 Existing Insurance Policies........................................  A-27
 4.14 Employee Benefit Plans.............................................  A-27
 4.15 No Violation of Law................................................  A-27
 4.16 Brokers............................................................  A-27
 4.17 Taxes..............................................................  A-27
 4.18 Existing Real Estate...............................................  A-28
 4.19 Governmental Approvals.............................................  A-28
 4.20 No Pending Other Transactions......................................  A-28
 4.21 Investments........................................................  A-29
 4.22 Labor Matters......................................................  A-29
 4.23 Indebtedness.......................................................  A-29
 4.24 Subsidiaries.......................................................  A-29
 4.25 Existing Permits...................................................  A-29
 4.26 Disclosure.........................................................  A-29
 4.27 Information Supplied...............................................  A-29
 4.28 Vote Required......................................................  A-30
 4.29 Accounting Matters.................................................  A-30
 4.30 Opinion of Financial Advisor.......................................  A-30
 4.31 Environmental Protection...........................................  A-30
 4.32 Accounts...........................................................  A-31
 4.33 Customers..........................................................  A-31
 ARTICLE V REPRESENTATIONS AND WARRANTIES OF WISCONSIN ENERGY
          AND ACQUISITION
 5.1  Organization.......................................................  A-31
 5.2  Capitalization.....................................................  A-32
 5.3  Authorization; Enforceability......................................  A-32
 5.4  No Violation or Conflict...........................................  A-32
 5.5  Litigation.........................................................  A-32
 5.6  Wisconsin Energy SEC Reports.......................................  A-32
 5.7  Brokers............................................................  A-33
 5.8  Governmental Approvals.............................................  A-33
 5.9  Disclosure.........................................................  A-33
 5.10 Information Supplied...............................................  A-33
 ARTICLE VI CONDUCT OF BUSINESS BY THE ESELCO COMPANIES PENDING
           THE MERGER
 6.1  Carry on in Regular Course.........................................  A-33
 6.2  Use of Assets......................................................  A-33
 6.3  No Default.........................................................  A-33
 6.4  Existing Insurance Policies........................................  A-34
 6.5  Employment Matters.................................................  A-34

 6.6  Contracts and Commitments.........................................  A-34
 6.7  Indebtedness; Investments.........................................  A-34
 6.8  Preservation of Relationships.....................................  A-34
 6.9  Compliance with Laws..............................................  A-34
 6.10 Taxes.............................................................  A-34
 6.11 Amendments........................................................  A-34
 6.12 Dividends; Redemptions; Issuance of Stock.........................  A-34
 ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF WISCONSIN ENERGY
           AND ACQUISITION
 7.1  Compliance with Agreement.........................................  A-34
 7.2  Proceedings and Instruments Satisfactory..........................  A-35
 7.3  No Litigation.....................................................  A-35
 7.4  Representations and Warranties of ESELCO..........................  A-35
 7.5  No ESELCO Material Adverse Effect.................................  A-35
 7.6  Approval of ESELCO Stockholders; Certificate of Merger............  A-35
 7.7  Deliveries at Closing.............................................  A-35
 7.8  Other Documents...................................................  A-35
 7.9  Governmental Approvals............................................  A-35
 7.10 Listing...........................................................  A-36
 7.11 Tax Opinion.......................................................  A-36
 7.12 Accountant Letters................................................  A-36
 7.13 Pooling Opinion...................................................  A-36
 7.14 Affiliate Letters.................................................  A-36
 7.15 Fractional Shares.................................................  A-36
 ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ESELCO
 8.1  Compliance with Agreement.........................................  A-36
 8.2  Proceedings and Instruments Satisfactory..........................  A-36
 8.3  No Litigation.....................................................  A-36
 8.4  Representations and Warranties of Wisconsin Energy and              A-37
      Acquisition.......................................................
 8.5  Approval of ESELCO Stockholders; Certificate of Merger............  A-37
 8.6  Deliveries at Closing.............................................  A-37
 8.7  Other Documents...................................................  A-37
 8.8  Governmental Approvals............................................  A-37
 8.9  Tax Opinion.......................................................  A-37
 8.10 Accountant Letters................................................  A-37
 8.11 No Material Adverse Change........................................  A-37
 8.12 Listing...........................................................  A-38
 ARTICLE IX TERMINATION; MISCELLANEOUS
 9.1  Termination.......................................................  A-38
 9.2  Rights on Termination; Waiver.....................................  A-38
 9.3  Survival of Representations, Warranties and Covenants.............  A-38
 9.4  Entire Agreement; Amendment.......................................  A-38
 9.5  Expenses..........................................................  A-39
 9.6  Governing Law.....................................................  A-39
 9.7  Assignment........................................................  A-39
 9.8  Notices...........................................................  A-39
 9.9  Counterparts; Headings............................................  A-40
 9.10 Interpretation....................................................  A-40
 9.11 Severability......................................................  A-40

 9.12 Specific Performance...............................................  A-40
 9.13 No Reliance........................................................  A-40
 9.14 Exhibits and Disclosure Schedule...................................  A-40
 9.15 Further Assurances.................................................  A-40
 SIGNATURES............................................................... A-41
 EXHIBITS:
 1.   Form of Affiliate Letter...........................................  A-42
 2.   Form of ESELCO Closing Certificate.................................   *
 3.   Form of ESELCO Counsel Opinion.....................................   *
 4.   Form of Plan of Merger.............................................  A-45
 5.   Form of Wisconsin Energy Closing Certificate.......................   *
 6.   Form of Wisconsin Energy Counsel Opinion...........................   *

--------
*  Not included in Appendix A.

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION is made as of this 13th day of May, 1997 as amended and restated as of July 11, 1997 by and among WISCONSIN ENERGY CORPORATION, ESELCO, INC. AND ESL ACQUISITION, INC.

                                   RECITALS

  WHEREAS, the respective Boards of Directors of Wisconsin Energy, ESELCO and Acquisition have: (a) determined that the merger of Acquisition with and into ESELCO pursuant to, and subject to all of the terms and conditions of, this Agreement is advisable, fair and in the best interests of Wisconsin Energy, ESELCO and Acquisition and their respective shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement; and

  WHEREAS, the Board of Directors of ESELCO has directed that this Agreement and the transactions described in this Agreement be submitted for approval at the ESELCO Special Meeting.

  NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                   ARTICLE I

                                  DEFINITIONS

  When used in this Agreement, the following terms shall have the meanings specified:

  1.1 Accounts. "Accounts" shall mean all accounts receivable, notes and associated rights owned by any of the ESELCO Companies.

  1.2 Acquisition. "Acquisition" shall mean ESL Acquisition, Inc., a Michigan corporation and a wholly-owned subsidiary of Wisconsin Energy.

  1.3 Affiliates. "Affiliates" shall mean all Persons who are affiliates of ESELCO for purposes of Rule 145 under the Securities Act.

  1.4 Affiliate Letter. "Affiliate Letter" shall mean a letter from each Affiliate in substantially the form of Exhibit 1 attached to this Agreement.

  1.5 Agreement. "Agreement" shall mean this Amended and Restated Agreement and Plan of Reorganization, together with the Exhibits attached hereto and together with the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

  1.6 Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements used by any of the ESELCO Companies and located on the Existing Real Estate.

  1.7 Certificate of Merger. "Certificate of Merger" shall mean a Certificate of Merger in a form approved for filing with the MDCI which shall have the executed Plan of Merger attached thereto.

  1.8 Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

  1.9 Closing Date. "Closing Date" shall mean:

    (a) December 30, 1997; or

    (b) if all of the consents and approvals specified in Sections 7.9 and
  8.8 of this Agreement have not been received on or before December 23, 1997, that date which is five (5) business days after receipt of the last of such consents and approvals, subject in each case to the provisions of
  Section 9.1(g) of this Agreement; or

    (c) such other date as the parties may mutually agree to in writing.

  1.10 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

  1.11 Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement between Wisconsin Energy and ESELCO dated January 16, 1997 as amended by this Agreement.

  1.12 Contracts. "Contracts" shall mean all of the contracts, agreements and leases, written or oral, to which any of the ESELCO Companies is a party or by which any of the ESELCO Companies is bound.

  1.13 Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule dated May 13, 1997 delivered by ESELCO to Wisconsin Energy and as the same may be amended from time to time after May 13, 1997 and prior to the Closing Date in accordance with the terms of this Agreement.

  1.14 Edison Sault. "Edison Sault" shall mean Edison Sault Electric Company, a Michigan corporation and a wholly-owned subsidiary of ESELCO.

  1.15 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of any of the ESELCO Companies.

  1.16 Equipment. "Equipment" shall mean all machinery, toolings, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, molds, parts, tools, dies, jigs, patterns, machine tools, office equipment, computers, construction in progress and other items of tangible personal property owned by any of the ESELCO Companies which are either presently used, or are used on the Closing Date, by any of the ESELCO Companies in the conduct of its business.

  1.17 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

  1.18 ESEG. "ESEG" shall mean ESEG, Inc., a Michigan corporation and a wholly-owned subsidiary of ESELCO.

  1.19 ESELCO. "ESELCO" shall mean ESELCO, Inc., a Michigan corporation.

  1.20 ESELCO Closing Certificate. "ESELCO Closing Certificate" shall mean the Closing Certificate of ESELCO in substantially the form of Exhibit 2 attached to this Agreement.

  1.21 ESELCO Common Stock. "ESELCO Common Stock" shall mean all of the issued and outstanding shares of common stock, $0.01 par value, of ESELCO.

  1.22 ESELCO Companies. "ESELCO Companies" shall mean ESELCO, Edison Sault, ESEG and NTS.

  1.23 ESELCO Counsel Opinion. "ESELCO Counsel Opinion" shall mean an opinion of Kutak Rock in substantially the form of Exhibit 3 attached to this Agreement.

  1.24 ESELCO DRIP. "ESELCO DRIP" shall mean ESELCO's Dividend Reinvestment and Common Stock Purchase Plan.

  1.25 ESELCO Material Adverse Effect. "ESELCO Material Adverse Effect" shall mean any event, condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business, results of operations or prospects of the ESELCO Companies taken as a whole.

  1.26 ESELCO Special Meeting. "ESELCO Special Meeting" shall mean a special meeting of the ESELCO Stockholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement and for such other purposes as may be necessary or desirable.

  1.27 ESELCO Stockholders. "ESELCO Stockholders" shall mean all Persons owning shares of ESELCO Common Stock on the relevant date.

  1.28 ESELCO SEC Reports. "ESELCO SEC Reports" shall mean:

    (a) Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, September 30, 1994, March 31, 1995, June 30, 1995, September 30,
  1995, March 31, 1996, June 30, 1996, September 30, 1996 and March 31, 1997;

    (b) Reports on Form 10-K for the years ended December 31, 1993, 1994, 1995 and 1996;

    (c) Proxy Statements dated April 1, 1994, April 3, 1995, April 1, 1996 and March 28, 1997;

    (d) Reports on Form 8-K dated January 23, 1997, March 25, 1997 and May 13, 1997;

    (e) Form U-3A-2 for the years ended December 31, 1995 and 1996; and

    (f) all other reports, registration statements, definitive proxy statements, prospectuses, and amendments thereto filed by any of the ESELCO Companies with the SEC after the date of this Agreement and prior to the Effective Time of Merger.

  1.29 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be in effect from time to time.

  1.30 Existing Contracts. "Existing Contracts" shall mean those Contracts which are listed and briefly described on the Disclosure Schedule.

  1.31 Existing Indebtedness. "Existing Indebtedness" shall mean all Indebtedness of each of the ESELCO Companies, all of which is listed and briefly described on the Disclosure Schedule.

  1.32 Existing Insurance Policies. "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by any of the ESELCO Companies, all of which are listed and briefly described on the Disclosure Schedule.

  1.33 Existing Investments. "Existing Investments" shall mean all Investments of each of the ESELCO Companies, all of which are listed and briefly described on the Disclosure Schedule.

  1.34 Existing Liens. "Existing Liens" shall mean all Liens affecting any of the assets and properties of any of the ESELCO Companies on the date of this Agreement, all of which are listed and briefly described on the Disclosure Schedule.

  1.35 Existing Litigation. "Existing Litigation" shall mean all pending or, to the Knowledge of ESELCO, threatened suits, audit inquiries, charges, workers compensation claims, product warranty claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against any of the ESELCO Companies, all of which are listed and briefly described on the Disclosure Schedule.

  1.36 Existing Permits. "Existing Permits" shall mean all licenses, permits, approvals, franchises, qualifications, certificates of convenience and necessity, permissions, agreements, rate and other orders and governmental authorizations required for the conduct of the business of any of the ESELCO Companies, all of which are listed and briefly described on the Disclosure Schedule.

  1.37 Existing Plans. "Existing Plans" shall mean all Employee Benefit Plans of each of the ESELCO Companies, all of which are listed and briefly described on the Disclosure Schedule.

  1.38 Existing Real Estate. "Existing Real Estate" shall mean those parcels of real property described in the Disclosure Schedule which: (a) includes those parcels owned in fee simple title by any of the ESELCO Companies; and
(b) excludes easements and any other real estate interests owned by any of the ESELCO Companies relating to the distribution and transmission of electricity in the ordinary course of business.

  1.39 FERC. "FERC" shall mean the Federal Energy Regulatory Commission.

  1.40 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be in effect from time to time.

  1.41 Indebtedness. "Indebtedness" shall mean any liability or obligation of any of the ESELCO Companies, whether primary or secondary or absolute or contingent: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of any of the ESELCO Companies.

  1.42 Investment. "Investment" by any of the ESELCO Companies shall mean: (a) any transfer or delivery of cash, stock or other property or thing of value in exchange for indebtedness, stock or any other security of another Person; (b) any loan or advance to, or capital contribution in, any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business.

  1.43 Knowledge of ESELCO. "Knowledge of ESELCO" shall mean actual knowledge of any one or more of the following named Persons and knowledge that any one or more of the following named Persons should have acquired in the ordinary course of performance of that Person's duties as a director, officer or employee of any of the ESELCO Companies: Thomas S. Nurnberger, William R. Gregory, Allan L. Grauer, James S. Clinton, David K. Easlick, Donald Sawruk, David R. Hubbard, James L. Beedy, Steven L. Boeckman, Donald C. Wilson, Ernest
H. Maas, David H. Jirikovic and Paul A. Schemanski.

  1.44 Law. "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies or other Persons.

  1.45 Letter of Intent. "Letter of Intent" shall mean the Letter of Intent by and between Wisconsin Energy and ESELCO dated March 24, 1997.

  1.46 Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, covenant, lease or security interest; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

  1.47 MDCI. "MDCI" shall mean The Michigan Department of Consumer and Industry Services-Corporation, Securities and Land Development Bureau.

  1.48 MPSC. "MPSC" shall mean The Michigan Public Service Commission.

  1.49 Merger. "Merger" shall mean the merger of Acquisition with and into ESELCO pursuant to this Agreement.

  1.50 NTS. "NTS" shall mean Northern Tree Service, Inc., a Michigan corporation and a wholly-owned subsidiary of ESELCO.

  1.51 Permitted Liens. "Permitted Liens" shall mean those of the Existing Liens which are expressly noted as Permitted Liens on the Disclosure Schedule.

  1.52 Person. "Person" shall mean a natural person, corporation, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

  1.53 Plan of Merger. "Plan of Merger" shall mean the Plan of Merger between ESELCO and Acquisition in substantially the form of Exhibit 4 attached to this Agreement.

  1.54 Proxy Statement. "Proxy Statement" shall mean the proxy statement of ESELCO to be filed with the SEC and to be distributed to the ESELCO Stockholders in connection with the ESELCO Special Meeting and the approval of the Merger by the ESELCO Stockholders, which shall also constitute the prospectus of Wisconsin Energy filed as a part of the Registration Statement.

  1.55 PUHCA. "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as the same may be in effect from time to time.

  1.56 Registration Statement. "Registration Statement" shall mean a registration statement on Form S-4 to be filed under the Securities Act by Wisconsin Energy in connection with the Merger for purposes of registering the shares of Wisconsin Energy Common Stock to be issued in the Merger pursuant to
Article II of this Agreement.

  1.57 SEC. "SEC" shall mean the Securities and Exchange Commission.

  1.58 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

  1.59 Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

  1.60 Wisconsin Energy. "Wisconsin Energy" shall mean Wisconsin Energy Corporation, a Wisconsin corporation.

  1.61 Wisconsin Energy Closing Certificate. "Wisconsin Energy Closing Certificate" shall mean the Closing Certificate of Wisconsin Energy in substantially the form of Exhibit 5 attached to this Agreement.

  1.62 Wisconsin Energy Counsel Opinion. "Wisconsin Energy Counsel Opinion" shall mean the opinion of Quarles & Brady in substantially the form of Exhibit 6 attached to this Agreement.

  1.63 Wisconsin Energy Common Stock. "Wisconsin Energy Common Stock" shall mean shares of the common stock, $.01 par value, of Wisconsin Energy.

  1.64 Wisconsin Energy SEC Reports. "Wisconsin Energy SEC Reports" shall mean:

    (a) Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, September 30, 1994, March 31, 1995, June 30, 1995, September 30,
  1995, March 31, 1996, June 30, 1996, September 30, 1996 and March 31, 1997;

    (b) Reports on Form 10-K for the years ended December 31, 1993, 1994, 1995 and 1996;

    (c) Proxy Statements dated March 22, 1994, April 10, 1995, August 7, 1995, April 13, 1996 and March 14, 1997;

    (d) Reports on Form 8-K dated February 1, 1994, May 3, 1995, September 25, 1995 and May 22, 1997; and

    (e) all documents filed by Wisconsin Energy with the SEC after the date of this Agreement and prior to the Effective Time of Merger pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

  1.65 Other Terms. The Following terms shall have the meanings specified in the following noted Sections of this Agreement:

                 TERM                                                   SECTION
                 ----                                                   -------
      1986 Fee Deferral Plan...........................................  3.15
      1989 Fee Deferral Plan...........................................  3.15
      Average Wisconsin Energy Price...................................  2.6
      CERCLA...........................................................  4.31
      Changeover Date..................................................  3.15
      Disclosure Schedule Change.......................................  3.4
      Edison Sault Management Plan.....................................  3.15
      Effective Time of Merger.........................................  2.2
      Environmental Claim..............................................  4.31
      Environmental Hazardous Material.................................  4.31
      Environmental Laws...............................................  4.31
      Environmental Permits............................................  4.31
      Environmental Release............................................  4.31
      ESELCO Certificates..............................................  2.8
      ESELCO Director Plan.............................................  3.15
      ESELCO Retiree Health Plan.......................................  3.15
      Exchange Agent...................................................  2.8
      Exchange Fund....................................................  2.8
      Extended Period..................................................  3.15
      Indemnified Parties..............................................  3.14
      Initial Termination Date.........................................  9.1
      Exchange Ratio...................................................  2.6
      Other Offer......................................................  3.8
      Other Transaction................................................  3.8
      Retirement Account Plan..........................................  3.15
      SERP.............................................................  3.15
      Special Date.....................................................  3.8
      Special Event....................................................  3.8
      Special Fee......................................................  3.8
      Surviving Corporation............................................  2.1
      Wisconsin Energy Directors' Plan.................................  3.15

                                  ARTICLE II

                                  THE MERGER

  2.1 The Merger. This Agreement provides for the merger of Acquisition with and into ESELCO, whereby each outstanding share of ESELCO Common Stock will be converted into shares of Wisconsin Energy Common Stock as described in this Agreement. As of the Effective Time of Merger, Acquisition will be merged with and into ESELCO, which shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Michigan, and the separate existence of Acquisition shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the Michigan Business Corporation Act.

  2.2 Effective Time of Merger. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII and Article VIII of this Agreement and Acquisition and ESELCO will cause the Certificate of Merger and the Plan of Merger to be executed, delivered and filed with the MDCI. The Merger shall become effective at: (a) if the Closing occurs on or prior to December 30, 1997, 12:01 A.M. on January 1, 1998; or (b) if the Closing occurs after December 30, 1997, the date and time of the filing of the Certificate of Merger and the Plan of Merger with the MDCI. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time of Merger".

  2.3 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of ESELCO as in effect immediately prior to the Effective Time of Merger shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with Law.

  2.4 Bylaws of Surviving Corporation. The Bylaws of ESELCO as in effect immediately prior to the Effective Time of Merger shall be the Bylaws of the Surviving Corporation until amended in accordance with Law.

  2.5 Directors and Officers of Surviving Corporation. The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time of Merger shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

  2.6 Conversion of ESELCO Common Stock.

    (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

      (i) "Average Wisconsin Energy Price" shall mean the average of the closing sale price per share of Wisconsin Energy Common Stock as reported on the New York Stock Exchange - Composite Transactions on each of the ten (10) consecutive trading days ending with the trading day immediately preceding the Closing Date.

      (ii) "Exchange Ratio" shall mean that number (carried to the fourth decimal place) obtained by dividing: (A) $44.50; by (B) the Average Wisconsin Energy Price.

    (b) Conversion. At the Effective Time of Merger, and without any action on the part of the holders thereof:

      (i) Each share of ESELCO Common Stock issued and outstanding at the Effective Time of Merger shall be converted into that number of shares of Wisconsin Energy Common Stock as is equal to the Exchange Ratio on the terms and conditions set forth in this Agreement; subject to the provisions of Section 2.8(e) of this Agreement concerning cash being paid for fractional shares.

      (ii) Any shares of capital stock of ESELCO that are owned by any of the ESELCO Companies at the Effective Time of Merger shall be cancelled and retired and cease to exist and no Wisconsin Energy Common Stock or other consideration shall be issued or delivered in exchange therefor.

  2.7 Conversion of Acquisition Common Stock. At the Effective Time of Merger, and without any action on the part of the holders thereof, each share of common stock of Acquisition issued and outstanding at the Effective Time of Merger shall be converted into one (1) share of ESELCO Common Stock.

  2.8 Exchange of ESELCO Certificates.

    (a) Exchange Agent. As of the Effective Time of Merger, Wisconsin Energy shall act as the exchange agent for, or shall deposit, or shall cause to be deposited, with a bank or trust company designated by Wisconsin Energy (in either case, the "Exchange Agent"), for the benefit of the holders of shares of ESELCO Common Stock, for exchange in accordance with this Article II of this Agreement through the Exchange Agent, certificates representing the shares of Wisconsin Energy Common Stock (such certificates for shares of Wisconsin Energy Common Stock, together with any dividends or distributions with respect thereto and together with any cash for fractional share interests made pursuant to Section 2.8(e) of this Agreement, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.6 of this Agreement in exchange for outstanding shares of ESELCO Common Stock.

    (b) Exchange Procedures.

      (i) As soon as reasonably practicable after the Effective Time of Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of Merger represented outstanding shares of ESELCO Common Stock (the "ESELCO Certificates"): (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the ESELCO Certificates shall pass, only upon delivery of the ESELCO Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Wisconsin Energy may reasonably specify; and (B) instructions to effect the surrender of the ESELCO Certificates in exchange for certificates representing shares of Wisconsin Energy Common Stock.

      (ii) Upon surrender of an ESELCO Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such ESELCO Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Wisconsin Energy Common Stock to which such holder is entitled in respect of such ESELCO Certificate pursuant to the provisions of this Article II of this Agreement plus any cash in lieu of any fractional share interest in accordance with Section 2.8(e) of this Agreement, and the ESELCO Certificate so surrendered shall forthwith be cancelled; provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of Wisconsin Energy Common Stock to be issued and minimize the fractional interests to be paid in cash as provided in
    Section 2.8(e) of this Agreement.

      (iii) In the event of a transfer of ownership of shares of ESELCO Common Stock which is not registered in the transfer records of ESELCO, a certificate representing the proper number of shares of Wisconsin Energy Common Stock may be issued to the transferee if the ESELCO Certificate which represented such shares of ESELCO Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

      (iv) Until surrendered as contemplated by this Section 2.8 of this Agreement, each ESELCO Certificate shall be deemed at all times after the Effective Time of Merger to represent only the right to receive upon surrender a certificate representing shares of Wisconsin Energy Common Stock and cash in lieu of any fractional share interest as contemplated by Section 2.8(e) of this Agreement.

    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of Merger with respect to Wisconsin Energy Common Stock with a record date after the Effective Time of Merger shall be paid to the holder of any unsurrendered ESELCO Certificate with respect to the shares of Wisconsin Energy Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 2.8(e) of this Agreement, until the holder of such ESELCO Certificate shall surrender such ESELCO Certificate. Subject to the effect of any applicable Law, following surrender of any such ESELCO Certificate, there shall be paid to the holder of the certificate representing whole shares of Wisconsin Energy Common Stock issued in exchange therefor, without interest: (i) promptly, the amount of any cash payable with respect to a fractional share interest to which such holder is entitled pursuant to Section 2.8(e) of this Agreement and the amount of dividends or other distributions with a record date after the Effective Time of Merger theretofore paid with respect to such whole shares of Wisconsin Energy Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of Merger but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Wisconsin Energy Common Stock.

    (d) No Further Rights in ESELCO Common Stock. All shares of Wisconsin Energy Common Stock issued upon conversion of the ESELCO Common Stock in accordance with the terms of this Agreement (and any cash paid pursuant to Section 2.8(e) of this Agreement) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the ESELCO Common
  Stock.

    (e) No Fractional Shares. No fractional shares of Wisconsin Energy Common Stock shall be issued in the Merger. All fractional share interests of a holder of more than one ESELCO Certificate at the Effective Time of Merger shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest by the Average Wisconsin Energy Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Wisconsin Energy and Wisconsin Energy shall make available such amounts to such holders subject to and in accordance with the terms of
  Section 2.8(c) of this Agreement.

    (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the ESELCO Stockholders as of a date which is six months after the Effective Time of Merger shall be delivered to Wisconsin Energy, upon demand, and any ESELCO Stockholders who have not theretofore complied with this Article II of this Agreement shall thereafter look only to Wisconsin Energy for payment of their claim for shares of Wisconsin Energy Common Stock, any cash in lieu of fractional share interests and any dividends or distributions with respect to Wisconsin Energy Common Stock.

    (g) No Liability. Neither the Exchange Agent nor any party to this Agreement shall be liable to any ESELCO Stockholder for any shares of ESELCO Common Stock or Wisconsin Energy Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

    (h) Withholding Rights. Wisconsin Energy shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any ESELCO Stockholder such amounts as Wisconsin Energy is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Wisconsin Energy, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the ESELCO Stockholder in respect of which such deduction and withholding was made by Wisconsin Energy.

    (i) Book Entry. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.8(b) of this Agreement may, at the option of Wisconsin Energy, provide for the ability of a holder of one or more ESELCO Certificates to elect that Wisconsin Energy Common Stock to be received in exchange for the ESELCO Common Stock formerly represented by such surrendered ESELCO Certificates be issued in uncertificated form or to elect that such Wisconsin Energy Common Stock be credited to an account established under the dividend reinvestment and stock purchase plan of Wisconsin Energy.

  2.9 Stock Transfer Books. At the Effective Time of Merger, the stock transfer books of ESELCO shall be closed and there shall be no further registration of transfers of shares of ESELCO Common Stock thereafter on the records of ESELCO. From and after the Effective Time of Merger, the holders of ESELCO Certificates outstanding immediately prior to the Effective Time of Merger shall cease to have any rights with respect to such shares of ESELCO Common Stock except as otherwise provided in this Agreement or by Law.

  2.10 Reorganization; Pooling. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax free reorganization under Section 368(a) of the Code and that the Merger qualify for pooling of interests accounting treatment.

  2.11 Dissenters' Rights. The parties are proceeding on the basis that the ESELCO Stockholders shall have no dissenters' or appraisal rights in connection with the Merger and the transactions described in this Agreement based on Section 450.1762(2)(b) of the Michigan Business Corporation Act.

                                  ARTICLE III

                               OTHER AGREEMENTS

  3.1 Proxy Statement and Registration Statement. Wisconsin Energy and ESELCO will prepare and file with the SEC the Registration Statement and the Proxy Statement as soon as reasonably practicable after the date of this Agreement. Wisconsin Energy and ESELCO shall use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Wisconsin Energy and ESELCO shall also take such action as may be reasonably required to cause the shares of Wisconsin Energy Common Stock issuable pursuant to the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities Laws; provided, however, that Wisconsin Energy shall not be required to qualify as a foreign corporation or to file any general consent to service of process under the Laws of any jurisdiction or to comply with any other requirements deemed by Wisconsin Energy to be unduly burdensome. Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement and the Registration Statement.

  3.2 Approval of ESELCO Stockholders. ESELCO shall as soon as reasonably practicable: (a) take all steps necessary duly to call, give notice of, convene and hold the ESELCO Special Meeting; (b) distribute the Proxy Statement, which shall also constitute the prospectus of Wisconsin Energy included in the Registration Statement, to the ESELCO Stockholders in accordance with applicable Federal and state Law and with its Articles of Incorporation and Bylaws; (c) subject to the provisions of Section 3.8(d) of this Agreement, recommend to the ESELCO Stockholders the approval of this Agreement and the transactions contemplated by this Agreement and such other matters as may be submitted to the ESELCO Stockholders in connection with this Agreement; and (d) cooperate and consult with Wisconsin Energy with respect to each of the foregoing matters.

  3.3 Access.

    (a) Access. Upon reasonable notice, ESELCO shall, and shall cause Edison Sault, ESEG and NTS to, afford to the agents, accountants, attorneys and representatives of Wisconsin Energy reasonable access to all of its books, records, financial information, facilities, key personnel and other documents and materials; provided that such access shall be upon reasonable notice and during normal business hours of the ESELCO Companies.

    (b) Confidentiality Agreement. ESELCO and Wisconsin Energy agree that the provisions of the Confidentiality Agreement shall remain in full force and effect; provided that: (i) the phrase "three years from the date hereof" in the second full paragraph on page 2 of the Confidentiality Agreement is amended to read as follows: "beginning on January 16, 1997 and ending on that date which is the later of January 16, 1999 or that date which is one year after the termination of the Amended and Restated Agreement and Plan of Reorganization between ESELCO and Wisconsin Energy"; and (ii) at the Effective Time of Merger, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties.

  3.4 Disclosure Schedule.

    (a) Disclosure Schedule. On May 13, 1997, ESELCO delivered to Wisconsin Energy the Disclosure Schedule, which was accompanied by a certificate signed by the President and Chief Executive Officer and the Secretary of ESELCO stating the Disclosure Schedule was delivered pursuant to this Agreement and was the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of ESELCO contained in this Agreement.

    (b) Updates. Prior to the Closing Date, ESELCO shall update the Disclosure Schedule on a monthly basis by written notice to Wisconsin Energy to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule. If requested by Wisconsin Energy within 14 calendar days after receipt of an update to the Disclosure Schedule, ESELCO shall meet and discuss with Wisconsin Energy any change in the Disclosure Schedule made by ESELCO which, in the reasonable judgment of Wisconsin Energy, has or may have an ESELCO Material Adverse Effect or which may be materially adverse in any manner to Wisconsin Energy (a "Disclosure Schedule Change"). If the parties cannot resolve any differences regarding a Disclosure Schedule Change within a reasonable period of time (not to exceed 30 calendar days after receipt of an update to the Disclosure Schedule) Wisconsin Energy may terminate this Agreement. If Wisconsin Energy does not terminate this Agreement pursuant to this Section 3.4(b) of this Agreement, the relevant Disclosure Schedule Changes shall be deemed to be accepted by Wisconsin Energy and Wisconsin Energy shall no longer have any right to terminate this Agreement based on such Disclosure Schedule Changes except to the extent otherwise provided in
  Section 7.5 of this Agreement with respect to such Disclosure Schedule
  Change.

  3.5 Duties Concerning Representations. Each party to this Agreement shall:
(a) to the extent within its control, use reasonable efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all respects at the Effective Time of Merger with the same force and effect as if such representations and warranties had been made at and as of the Effective Time of Merger; and (b) use reasonable efforts to obtain any third party consents or approvals required by this Agreement and to cause all of the conditions precedent set forth in Articles VII and VIII of this Agreement to be satisfied.

  3.6 Deliveries of Information; Consultation. From time to time prior to the Effective Time of Merger:

    (a) Deliveries by ESELCO. ESELCO shall furnish promptly to Wisconsin
  Energy: (i) a copy of each report, schedule and other document filed by it or received by it pursuant to the requirements of federal or state securities Laws or any other applicable Laws promptly after such documents are available; (ii) the monthly consolidated and consolidating financial statements of the ESELCO Companies (as prepared by ESELCO in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of any of the ESELCO Companies; and
  (iv) all other information concerning the business, properties and personnel of any of the ESELCO Companies as Wisconsin Energy may reasonably request.

    (b) Deliveries by Wisconsin Energy. Wisconsin Energy shall promptly furnish to ESELCO a copy of each report, schedule and other document filed by Wisconsin Energy with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are available.

    (c) Consultation. ESELCO shall, and shall cause Edison Sault, ESEG and NTS to, confer and consult with representatives of Wisconsin Energy and its Subsidiaries on a regular and frequent basis to report on operational matters, environmental remediations and other environmental matters and the general status of ongoing business operations of the ESELCO Companies.

    (d) Regulatory Matters. ESELCO shall, and shall cause Edison Sault, ESEG and NTS to, discuss with Wisconsin Energy any changes in the rates, charges, standards of service or accounting of any of the ESELCO Companies from those in effect on the date of this Agreement and consult with Wisconsin Energy prior to making any filing (or amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto.

    (e) Franchises, etc. ESELCO shall, and shall cause Edison Sault, ESEG and NTS to, use all reasonable efforts to maintain in effect and renew all existing franchises, certificates of convenience and necessity and other permits, as the case may be, pursuant to which any of the ESELCO Companies operates in its service territories. ESELCO shall notify Wisconsin Energy promptly in the event that it becomes aware of: (i) any problem, complaint or proceeding which could result in the termination or non-renewal of any such franchise, certificate of convenience and necessity or permit; or (ii) any significant complaint to the MPSC or any of the ESELCO Companies by a customer of any of the ESELCO Companies or by any other Person concerning the rates, billings, service or any other matter relating to the business of any of the ESELCO Companies.

    (f) Litigation. Each party to this Agreement shall provide prompt notice to the other parties of any litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation and Wisconsin Energy shall have the right to assume the defense thereof at its cost and expense and, if Wisconsin Energy does assume such defense, it shall confer regularly with ESELCO and shall not settle any such litigation without the prior consent of ESELCO, which consent shall not be unreasonably withheld.

    (g) Delivery of ESELCO Stockholder List. ESELCO shall: (a) deliver to Wisconsin Energy a list of all outstanding options to acquire any shares of ESELCO Common Stock, the names of the Persons holding such options and the terms and conditions of each such option; (b) deliver to Wisconsin Energy a list of all outstanding restricted shares of ESELCO Common Stock, the names of the Persons holding such shares and the terms and conditions of each such arrangement; and (c) after the approval of this Agreement by the ESELCO Stockholders at the ESELCO Special Meeting, arrange to have its transfer agent deliver to Wisconsin Energy or its designee a true and complete list setting forth the names and addresses of the ESELCO Stockholders, their holdings of stock as of the latest practicable date, and such other shareholder information as Wisconsin Energy may request.

  3.7 Affiliates; Accounting and Tax Treatment. ESELCO shall advise the Affiliates of the resale restrictions imposed by applicable securities Laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall obtain from each Affiliate an executed Affiliate Letter. ESELCO shall obtain an executed Affiliate Letter from any Person who becomes an Affiliate of ESELCO after the date of this Agreement and on or prior to the Effective Time of Merger. ESELCO and Wisconsin Energy will each use its respective reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under
Section 368(a) of the Code.

  3.8 Other Transactions.

    (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

      (i) "Other Offer" shall mean any inquiry, proposal or offer relating in any manner to an Other Transaction.

      (ii) "Other Transaction" shall mean any of the following on or prior to the Special Date, other than the Merger as contemplated by this
    Agreement: (A) a merger, consolidation, share exchange, exchange of securities, reorganization, business combination or other similar transaction involving any of the ESELCO Companies; (B) a sale, transfer or other disposition of all or a significant portion of the assets of any of the ESELCO Companies in a single transaction or series of related transactions; (C) a sale of, or tender offer or exchange offer for, or acquisition by any Person or group of beneficial owners of, a substantial interest in the outstanding capital stock of any of the ESELCO Companies in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

      (iii) "Special Date" shall mean that date which is the later of: (A) January 16, 1999; or (B) six (6) months after the date of termination of this Agreement.

      (iv) "Special Event" shall mean any of the following to occur on or prior to the Special Date: (A) a Person unrelated to Wisconsin Energy has consummated, or has publicly announced or proposed (and subsequently consummates after the Special Date), an Other Transaction; or (B) any of the ESELCO Companies has entered into an agreement with respect to an Other Transaction; or (C) ESELCO shall have terminated this Agreement for the purpose of pursuing an Other Offer or Other Transaction.

    (b) Termination of Discussions. ESELCO shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted prior to the date of this Agreement with respect to any Other Transaction, except that ESELCO may notify such other parties that the discussions and negotiations are terminated.

    (c) Non Solicitation. ESELCO shall not, and shall not permit its Subsidiaries or officers, directors, employees, agents or other representatives of any of the ESELCO Companies (including, without limitation, any investment banker, attorney or accountant retained or engaged by any of the ESELCO Companies) to, solicit, initiate, facilitate, encourage, negotiate with respect to, discuss or agree to, any Other Offer or any Other Transaction, except to the extent required by the fiduciary duties of ESELCO's officers and Board of Directors under applicable Law if so advised by a written opinion of outside counsel. ESELCO shall notify Wisconsin Energy orally and in writing within twenty-four (24) hours following receipt by the Chairman of the Board or President of ESELCO of any Other Offer, including the terms and conditions of any such Other Offer and the Person making such Other Offer, except to the extent that ESELCO may be prohibited from so doing by a Contract entered into prior to March 24, 1997. ESELCO shall give Wisconsin Energy five (5) calendar days prior notice and an opportunity to negotiate with ESELCO before entering into, executing or agreeing to any Other Offer or Other Transaction. Nothing in this Section 3.8 of this Agreement shall prohibit ESELCO from taking and disclosing to the ESELCO Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to an Other Transaction by means of a tender offer.

    (d) Termination. ESELCO may, by notice to Wisconsin Energy at any time prior to the Effective Time of Merger, terminate this Agreement if ESELCO enters into, executes or agrees to an Other Offer or Other Transaction following a determination by the Board of Directors of ESELCO on the written advice of counsel that such action is required by its fiduciary duties under applicable Law and compliance by ESELCO with the provisions of
  Section 3.8(c) of this Agreement.

    (e) Special Fee. In order to induce Wisconsin Energy to enter into this Agreement and to compensate Wisconsin Energy for the time and expenses incurred in connection with this Agreement and the Merger and the losses suffered by Wisconsin Energy from foregone opportunities, ESELCO shall pay a "Special Fee" equal to $2,000,000 to Wisconsin Energy in immediately available funds within five (5) business days after the occurrence of a Special Event.

    (f) Termination of Section 3.8(e). There shall be no Special Fee payable as a result of a Special Event which occurs after this Agreement is terminated:

      (i) by Wisconsin Energy and ESELCO pursuant to Section 9.1(a) of this Agreement; or

      (ii) by Wisconsin Energy pursuant to Section 9.1(b) of this Agreement based on a failure of either or both of the conditions specified in
    Section 7.4 or 7.5 of this Agreement except if such failure of condition results from any wilful or intentional acts of any of the ESELCO Companies; or

      (iii) by Wisconsin Energy pursuant to Section 9.1(f) of this Agreement.

  3.9 Letter of ESELCO's Accountants. ESELCO shall use its reasonable best efforts to cause to be delivered to Wisconsin Energy a letter of Arthur Andersen LLP, ESELCO's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to

Wisconsin Energy, in form and substance reasonably satisfactory to Wisconsin Energy and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  3.10 Letter of Wisconsin Energy's Accountants. Wisconsin Energy shall use its reasonable best efforts to cause to be delivered to ESELCO a letter of Price Waterhouse LLP, Wisconsin Energy's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to ESELCO, in form and substance reasonably satisfactory to ESELCO and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  3.11 Legal Conditions to Merger. Each party to this Agreement will: (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with approvals of or filings with any governmental entity as described in Sections 7.9 and 8.8 of this Agreement and furnishing all information required in connection therewith);
(b) promptly cooperate with and furnish information to the other parties in connection with any such requirements imposed upon any of them in connection with the Merger; and (c) take all reasonable actions necessary to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained or made by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

  3.12 Stock Exchange Listing. Wisconsin Energy shall use its reasonable best efforts to cause the shares of Wisconsin Energy Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

  3.13 Public Announcements. Subject to each party's disclosure obligations imposed by Law, ESELCO, Acquisition and Wisconsin Energy will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, except as may be required by Law, shall not issue any public announcement or statement with respect thereto prior to consultation with the other parties.

  3.14 Indemnification and Insurance.

    (a) Indemnification. From and after the Effective Time of Merger, Wisconsin Energy shall cause ESELCO (and successors to ESELCO) to indemnify and hold harmless each present and former employee, agent, director or officer of any of the ESELCO Companies and the heirs, successors and assigns of such Persons (the "Indemnified Parties") against any amounts incurred by such Indemnified Parties, including without limitation, losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys fees incurred in defense or otherwise), judgments and amounts paid in settlement, in connection with any claim, action, suit, proceeding or investigation arising out of or relating to the transactions described in this Agreement and any which arise out of or relate to an Indemnified Party having served as a committee member, director, officer, employee or agent of any of the ESELCO Companies, or as a trustee or fiduciary of any Employee Benefit Plans or otherwise on behalf of any of the ESELCO Companies, whether asserted or commenced prior to or after the Effective Time of Merger. Such indemnification shall be in accordance with, and substantially equivalent to, the indemnification provided from time to time by Subsidiaries of Wisconsin Energy to employees, agents, directors and officer of Subsidiaries of Wisconsin Energy.

    (b) Insurance. For at least three (3) years from and after the Effective Time of Merger, Wisconsin Energy shall maintain, or shall cause to be maintained, in effect directors and officers insurance covering those Persons covered by ESELCO's directors and officers insurance as of the date of this Agreement. This directors and officers insurance shall be not less in terms of coverage and amount as the insurance that ESELCO has in effect covering officers and directors on the date of this Agreement.

  3.15 Employment Matters.

    (a) Edison Sault Management Pension Plan. Within a reasonable period of time after the Effective Time of Merger, Wisconsin Energy shall cause the Pension Plan for Management Employees of Edison Sault (the "Edison Sault Management Plan") to be merged into the Wisconsin Electric Power Company Retirement Account Plan (the "Retirement Account Plan") and the Retirement Account Plan to be amended to provide that employees of Edison Sault who were covered under the Edison Sault Management Plan and who became covered under the Retirement Account Plan by reason of such merger and who subsequently terminate on or prior to December 31, 2010 with a 100% fully vested interest shall be entitled to an accrued pension benefit not less than what they would have received had the provisions of the Edison Sault Management Plan as in existence as of the Effective Time of Merger continued to apply to them (except that Wisconsin Energy reserves the right to provide all or part of such accrued pensions benefits by means of a non-qualified pension plan to the extent necessary to maintain, in the reasonable judgment of Wisconsin Energy, the tax qualified status of the Retirement Account Plan).

    (b) Edison Sault Employee Incentive Investment and Stock Ownership Plan. Within a reasonable period of time after the Effective Time of Merger, Wisconsin Energy shall cause the Employee Incentive Investment and Stock Ownership Plan of Edison Sault to be merged into the Wisconsin Electric Power Company Employees Savings Plan and shall extend such Savings Plan to the employees of the ESELCO Companies.

    (c) Special Early Retirement Window Program. Prior to or after the Effective Time of Merger, but prior to the merger of any defined benefit pension plan of Edison Sault which is used in connection with a special voluntary early window program, Edison Sault may proceed with a special voluntary early retirement window program in accordance with the program described in the Disclosure Schedule.

    (d) Severance Agreements. After the Effective Time of Merger, Wisconsin Energy shall cause Edison Sault to honor all obligations which may be incurred by Edison Sault under the nine Executive Severance Agreements identified on the Disclosure Schedule, subject to the terms thereof, which would cause such obligations to expire regarding any individual who elected a special early retirement benefit under the program described in Section 3.15(c) of this Agreement.

    (e) Company Cars. After the Effective Time of Merger, Wisconsin Energy will cause the ESELCO Companies to continue a company car policy with respect to those employees who are determined from time-to-time to have an operational need therefor and regarding the other individuals who are currently provided with company cars as of the Effective Time of Merger, to allow them to either continue to use the same until the end of the useful life thereof, with an option at the end of such useful life to buy the same at the lower of book or market value, or to elect to discontinue use of the same and receive such increase in compensation as is determined to be appropriate in the sole discretion of the employer.

    (f) Retiree Health Care Plan. After the Effective Time of Merger, Wisconsin Energy will cause the retiree health care program then in effect at the ESELCO Companies (the "ESELCO Retiree Health Plan") to be continued, subject to and in accordance with its terms (including any reserved right to amend or terminate the same), with respect to individuals who were already retired at such time and with respect to those who retire or otherwise terminate from the service of the ESELCO Companies in such manner as to entitle them to benefit from such program, until at least one year from the Effective Time of Merger (the "Changeover Date"), with such individuals (both those already retired and those who subsequently retire) to pay forty-five percent (45%) of the cost thereof, except for the classes of individuals identified in the Disclosure Schedule who will only be obligated to pay forty percent (40%). From the Changeover Date until December 31, 2004 (the "Extended Period"), Wisconsin Energy will cause the ESELCO Companies to continue the same program of benefits and, at least for purposes of measuring retiree contributions, at the same total premium costs, with both such benefits and costs to be subject to change from time to time as would occur pursuant to the underlying health insurance contracts in effect immediately prior to the Changeover Date (whether or not those insurance contracts are actually continued in force), and retiree contributions shall be fifty percent (50%) of such costs. During the Extended Period, Wisconsin Energy may in its discretion cause the ESELCO Companies to provide such benefits either by a continuation of the health insurance contracts in effect immediately prior to the Changeover Date under the ESELCO Retiree Health Plan, use of a self-insured arrangement, or otherwise.

    (g) Other Benefits. Within a reasonable period of time after the Effective Time of Merger and subject to the collective bargaining obligations of Edison Sault, Wisconsin Energy shall cause other benefit plans and programs substantially similar to those in effect at Wisconsin Electric Power Company for employees generally (including severance benefits) to be extended to employees of the ESELCO Companies and shall extend past service credit for purposes of eligibility to participate, vesting and benefit accruals under such benefit plans and programs for service with the ESELCO Companies before the Effective Time of Merger, provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit, and provided further that any vacation entitlements in existence at the Effective Time of Merger under any policy of the ESELCO Companies with respect to officers shall not be decreased after the Effective Time of Merger.

    (h) Relocation Expenses for Transferred Management Employees. Wisconsin Energy will cause the ESELCO Companies to establish a special relocation expense reimbursement plan for such of the management employees of Edison Sault as are requested to relocate as a result of the transactions described in this Agreement substantially similar to such program as may then be in effect at Wisconsin Electric Power Company.

    (i) SERP. Edison Sault shall take all necessary actions to terminate the Supplemental Executive Retirement Plan of Edison Sault Electric Company (the "SERP"), as of the Effective Time of Merger and shall continue to remain obligated to pay benefits in the amount earned under the SERP as of the termination date to those participants who would be eligible to receive benefits if their employment had been then terminated. Edison Sault shall obtain the consent of each other current participant who may have earned benefits under the SERP but who would not be eligible to receive such benefits if his employment had terminated on the date of termination of the SERP to receipt of an immediate single lump sum distribution of reasonably equivalent actuarial value in lieu of and in complete satisfaction of any other obligation to such individual under the SERP (with such lump sum to be increased to take into account the tax impact thereof, assuming the maximum combined federal, Michigan and employee Medicare tax rates in effect as of the Effective Time of Merger, net of the federal income tax benefit of the state tax, the intent of such increase being to leave each such individual with an amount which, after payment of such taxes under the assumption above, would be equal to such single lump sum distribution.

    (j) Director's Retirement Plan. ESELCO shall take all necessary actions to terminate the ESELCO, Inc. Director's Retirement Plan (the "ESELCO Director Plan") as of the Effective Time of Merger. After the Effective Time of Merger, Wisconsin Energy shall cause ESELCO to continue to honor all obligations under the ESELCO Director Plan as in effect at such termination.

    (k) Director's Fee Deferral Plans. (i) With respect to the Edison Sault Electric Company Director's Fee Deferral Plan effective as of October 1, 1989 (the "1989 Fee Deferral Plan"), ESELCO shall cause Edison Sault to take all necessary actions to discontinue recognizing further fee deferrals and to amend such Plan as of the Effective Time of Merger as follows:

  (A) to provide that all future earnings on the deferred fee account balances will be identical to the interest rates or other methods allowed to participants under the Wisconsin Energy Directors' Deferred Compensation Plan (the "Wisconsin Energy Directors' Plan") from time to time;

  (B) to eliminate Section B(17) of Article I and Section B(3) of Article
      III; and

  (C) to make the methods of payment identical to the methods allowed to participants and beneficiaries under the Wisconsin Energy Directors' Plan.

  ESELCO shall also cause Edison Sault to take all necessary actions, simultaneously with the foregoing amendments, to terminate the 1989 Fee Deferral Plan as of the Effective Time of Merger. After the Effective Time of Merger, Wisconsin Energy shall cause Edison Sault to continue to honor all obligations under the 1989 Fee Deferral Plan, as so amended and as in effect at such termination.

  (ii) With respect to the Edison Sault Electric Company ESELCO Director's Fee Deferral Plan as of January 1, 1986 (the "1986 Fee Deferral Plan"), ESELCO shall cause Edison Sault to take all necessary actions to discontinue recognizing further fee deferrals and to amend such Plan as of the Effective Time of Merger to eliminate Section B(17) of Article I and Section B(3) of
Article III. ESELCO shall also cause Edison Sault to take all necessary actions, simultaneously with the foregoing amendments, to terminate the 1986 Fee Deferral Plan, as of the Effective Time of Merger. After the Effective Time of Merger, Wisconsin Energy shall cause Edison Sault to continue to honor all obligations under the 1986 Fee Deferral Plan, as so amended and as in effect at such termination.

    (l) Labor Agreements. Prior to and after the Effective Time of Merger, Edison Sault shall, and after the Effective Time of Merger, Wisconsin Energy shall cause Edison Sault to, continue to honor all collective bargaining agreements to which it is a party, subject to the terms thereof, it being acknowledged that the current collective bargaining agreements in effect as of the date of execution of this Agreement expire on October 21, 1998.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ESELCO

  ESELCO hereby represents and warrants to Wisconsin Energy and Acquisition that, except as set forth in the Disclosure Schedule:

  4.1 Organization; Business.

    (a) Organization. Each of the ESELCO Companies is a corporation duly and validly organized and existing and in good standing under the Laws of the State of Michigan. Each of the ESELCO Companies is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation by it, except where the failure to so qualify does not and will not have an ESELCO Material Adverse Effect.

    (b) Corporate Power and Authority. Each of the ESELCO Companies has full corporate power and authority and all franchises, permits, licenses, approvals, authorizations, registrations, certificates of convenience and necessity, grants and orders necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

    (c) Regulation. ESELCO is an exempt holding company under Section 3(a)(1) of PUHCA. Edison Sault is regulated as a public utility in the State of Michigan and is not subject to regulation in any other state. ESELCO, ESEG and NTS are not regulated as public utilities or subject to such regulation by any state.

    (d) Business of ESELCO. The only business conducted by ESELCO is the ownership of the capital stock of, and providing services to and guarantees for, Edison Sault, ESEG and NTS.

    (e) Business of Edison Sault. The only business conducted by Edison Sault is the generation, distribution, transmission and sale of electricity, and service incidental thereto, to approximately 22,000 residential, commercial and industrial customers in the Eastern portion of the Upper Peninsula of the State of Michigan. Edison Sault conducts its business within its service areas pursuant to rate schedules and applicable rules and regulations of Edison Sault duly authorized and approved and filed with the MPSC.

    (f) Assets of Edison Sault. Edison Sault owns or has the right to use all property, real or personal, tangible or intangible, which it uses in the operation of its business and to permit it to render electric utility services within the service areas in which it carries on its business as it is now being conducted.

    (g) Business of ESEG. ESEG is currently inactive but, upon appropriate FERC approval, the only business conducted by ESEG will be the ownership of submarine cables under the Straits of Mackinac which are leased to Edison Sault.

    (h) Business of NTS. The only businesses conducted by NTS are the provision of tree removal and tree trimming services and the ownership of a radio tower near Engadine, Michigan.

    (i) Articles of Incorporation and Bylaws. Copies of the Articles of Incorporation and Bylaws of each of the ESELCO Companies, as amended, certified by the Secretary of ESELCO as of the date of this Agreement, are being delivered by ESELCO to Wisconsin Energy contemporaneously with the execution and delivery of this Agreement and such copies are complete and correct copies of such documents in effect as of the date of this Agreement.

  4.2 Capitalization.

    (a) Capitalization of ESELCO. The entire authorized capital stock of ESELCO consists of: (i) 3,000,000 shares of Common Stock (which will be increased to 9,840,000 shares under an amendment to ESELCO's Articles of Incorporation to be voted upon at ESELCO's 1997 Annual Meeting of Stockholders), $0.01 par value, of which 1,593,180 shares will be issued and outstanding following payment of ESELCO's 3% stock dividend which was declared on March 13, 1997 and is payable on May 15, 1997, and none of such shares are held by any of the ESELCO Companies; and (ii) 160,000 shares of Preferred Stock, $0.01 par value, none of which are issued and outstanding.

    (b) Capitalization of Edison Sault. The entire authorized capital stock of Edison Sault consists of: (i) 3,000,000 shares of Common Stock, $1.00 par value, of which 673,929 shares are issued and outstanding, all of which are owned by ESELCO; and (ii) 160,000 shares of Preferred Stock, $25.00 par value, none of which are issued and outstanding.

    (c) Capitalization of ESEG. The entire authorized capital stock of ESEG consists of 100 shares of Common Stock, $0.01 par value, of which 100 shares are issued and outstanding, all of which are owned by ESELCO.

    (d) Capitalization of NTS. The entire authorized capital stock of NTS consists of 100 shares of Common Stock, $0.01 par value, of which 100 shares are issued and outstanding, all of which are owned by ESELCO.

    (e) Outstanding Capital Stock. All of the outstanding capital stock of each of the ESELCO Companies is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of any of the ESELCO Companies.

    (f) ESELCO DRIP. The ESELCO DRIP has been suspended in accordance with its terms by ESELCO effective as of May 15, 1997 and will be terminated at the Effective Time of Merger. All shares of ESELCO Common Stock held in the ESELCO DRIP have been or will be properly allocated to the accounts of Persons who were participants in the ESELCO DRIP, are recorded in book-entry form and, subject to earlier withdrawal in accordance with the terms of the ESELCO DRIP, will be held in the ESELCO DRIP until the Effective Time of Merger. All shares of ESELCO Common Stock held in the ESELCO DRIP at the Effective Time of Merger shall be converted into shares of Wisconsin Energy Common Stock as provided in Section 2.6 of this Agreement. If Wisconsin Energy provides such an election pursuant to Section 2.8(i) of this Agreement, participants in the ESELCO DRIP who elect to have such Wisconsin Energy Common Stock credited to accounts established for them under Wisconsin Energy's dividend reinvestment and stock purchase Plan shall have their ESELCO DRIP shares converted into the number of whole shares and any fractional share of Wisconsin Energy Common Stock resulting from the application of the Exchange Ratio, instead of having any such fractional share paid in cash as provided in Section 2.8(e) of this Agreement.

  4.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by ESELCO are within the corporate power of ESELCO and: (a) have been duly authorized by the unanimous vote of the Board of Directors of ESELCO; and (b) upon the approval of the ESELCO Stockholders, shall be duly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by ESELCO will be, when executed and delivered by ESELCO, the valid and binding obligations of ESELCO, enforceable against ESELCO in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

  4.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 8.8 of this Agreement, the execution, delivery and performance of this Agreement by ESELCO do not and will not conflict with or violate any Law, the Articles of Incorporation or Bylaws of any of the ESELCO Companies or any Existing Contract.

  4.5 Title to Assets. Each of the ESELCO Companies owns good and valid title to the assets and properties which it owns or purports to own, free and clear of any and all Liens, except: (a) the Existing Liens on the date of this Agreement; and (b) the Permitted Liens on the Closing Date.

  4.6 Litigation. Except for the Existing Litigation: (a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of ESELCO, proposed or threatened, against or relating to any of the ESELCO Companies, nor, to the Knowledge of ESELCO, is there any basis for any such action; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of ESELCO, proposed or threatened, against any of the ESELCO Companies by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

  4.7 ESELCO SEC Reports and Books and Records.

    (a) ESELCO SEC Reports. The ESELCO SEC Reports: (i) include all reports, definitive proxy statements and amendments thereto filed or required to be filed by ESELCO with the SEC since January 1, 1994; and (ii) did not or will not, as the case may be, contain as of their respective dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of ESELCO included in the ESELCO SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited interim statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the ESELCO Companies as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

    (c) Books and Records. The minute books of each of the ESELCO Companies contain correct and complete records of all actions taken by the stockholders and the Board of Directors (including committees of the Board) of each of the ESELCO Companies, and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. The share transfer books of each of the ESELCO Companies are correct, complete and current in all respects. The accounting books and records of each of the ESELCO Companies: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and
  (iii) have recorded therein all the properties and assets and liabilities of the ESELCO Companies. The accounting books and records of Edison Sault have been kept and maintained in accordance with the Uniform System of Accounts as prescribed by the MPSC. The Disclosure Schedule sets forth the name of each bank in which each of the ESELCO Companies has an account or safe deposit box or with which any of the ESELCO Companies has an arrangement for safekeeping.

  4.8 Absence of Certain Changes. Since December 31, 1996 there has not been any:

    (a) material adverse change in the financial condition, properties, business or results of operations of the ESELCO Companies taken as a whole;

    (b) damage, destruction or loss (whether or not covered by insurance) which has materially and adversely affected the financial condition, properties, business or results of operations of the ESELCO Companies taken as a whole;

    (c) transactions by any of the ESELCO Companies outside the ordinary course of business, except for the transactions contemplated by this Agreement; or

    (d) declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of any of the ESELCO Companies or any direct or indirect redemption, purchase or other acquisition of any such stock by any of the ESELCO Companies.

  4.9 Buildings and Equipment. The Buildings and the Equipment: (a) are, taken as a whole, in good operating condition and repair, reasonable wear and tear excepted; (b) are adequately insured at normal competitive premium rates with the self insured retentions specified on the Disclosure Schedule; (c) such assets and their use conform in all respects to applicable Laws; and (d) no notice of any violation of any building, zoning or other Law relating to such assets or their use has been received by any of the ESELCO Companies.

  4.10 Existing Contracts. The Existing Contracts are the only Contracts which constitute:

    (a) a lease of, or agreement to purchase or sell, any capital assets;

    (b) any union labor contracts;

    (c) any management, consulting, employment, personal service, agency or other contract or contracts providing for employment or rendition of services and which: (i) are in writing; or (ii) create other than an at will employment relationship; or (iii) provide for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;

    (d) any agreements or notes evidencing any Indebtedness;

    (e) an agreement for the storage, transportation, treatment or disposal of any hazardous waste or hazardous byproduct;

    (f) a power of attorney (whether revocable or irrevocable) given to any Person by any of the ESELCO Companies that is in force;

    (g) an agreement by any of the ESELCO Companies not to compete in any business or in any geographical area;

    (h) an agreement restricting the right of any of the ESELCO Companies to use or disclose any information in its possession;

    (i) a partnership, joint venture or similar arrangement;

    (j) a license;

    (k) an agreement or arrangement with any Affiliate; or

    (l) any other agreement which: (i) involves an amount in excess of $10,000.00; or (ii) is not in the ordinary course of business.

  4.11 Performance of Contracts. Each of the ESELCO Companies has fully performed each term, covenant and condition of each Contract which is to be performed by it at or before the date hereof. Each of the Contracts is in full force and effect and constitutes the legal and binding obligation of the relevant ESELCO Company and, to the Knowledge of ESELCO, constitutes the legal and binding obligation of the other parties thereto.

  4.12 Contingent and Undisclosed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business, none of the ESELCO Companies has guaranteed or become a surety or is otherwise contingently liable for the obligation of any other Person. None of the ESELCO Companies has any liabilities of any nature except for those which: (a) are disclosed in the ESELCO SEC Reports or in the Disclosure Schedule or in this Agreement; or (b) arise in the ordinary course of business since December 31, 1996 and are not required to be disclosed pursuant to this Agreement or the Disclosure Schedule.

  4.13 Existing Insurance Policies. All real and personal property owned or leased by the ESELCO Companies has been and is being insured against, and the ESELCO Companies maintain liability insurance against, such insurable risks and in such amounts as set forth in the Existing Insurance Policies. The Existing Insurance Policies constitute all insurance coverage owned by the ESELCO Companies and are in full force and effect and, to the Knowledge of Eselco, none of the ESELCO Companies has received notice of and is not otherwise aware of any cancellation or threat of cancellation of such insurance. No property damage, personal injury or liability claims have been made, or are pending, against any of the ESELCO Companies that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by any of the ESELCO Companies. To the Knowledge of ESELCO, the cost of any insurance currently maintained by the ESELCO Companies will not increase upon renewal other than increases which ESELCO reasonably believes are consistent with the general upward trend in the cost of obtaining insurance.

  4.14 Employee Benefit Plans.

    (a) Existing Plans. Except for the Existing Plans, none of the ESELCO Companies maintain, nor is bound by, any Employee Benefit Plan. All of the Existing Plans are in compliance in all material respects with ERISA, the Code and all other applicable Laws. All of the Existing Plans which are intended to meet the requirements of Section 401(a) or 403(a) of the Code have been determined to be "qualified" within the meaning of the Code, and there are no facts which would adversely affect the qualified status of any of such Existing Plans.

    (b) Certain Matters. With respect to each Existing Plan which is subject to either Title IV of ERISA or Section 412 of the Code, there is no amount of unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA, there has occurred no failure to meet the minimum funding standards of
  Section 412 of the Code, there is no "accumulated funding deficiency" within the meaning of Section 412 of the Code, no such Existing Plan has terminated or has filed a Notice of Intent to terminate, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Existing Plan and there is no outstanding liability under Section 4062 of ERISA.

    (c) Prohibited Transactions; Reportable Events. No prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or reportable event as described in Section 4043 of ERISA has occurred with respect to any of the Existing Plans.

    (d) Other Liabilities. None of the ESELCO Companies has any direct, indirect, actual or contingent liability with respect to any of the Existing Plans other than to make payments to the Existing Plans or benefit payments from the Existing Plans in accordance with the terms thereof.

    (e) Multiemployer Plans. None of the ESELCO Companies is contributing to, nor has any of the ESELCO Companies contributed to since September 2, 1974, any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

    (f) Claims. There are no pending, or to the Knowledge of ESELCO, threatened claims with respect to any of the Existing Plans, other than claims for benefits arising in the ordinary course of business.

  4.15 No Violation of Law. Neither any of the ESELCO Companies nor any of the assets of any of the ESELCO Companies violate or conflict with any Law, or any decree, judgment or order, or any zoning, building line restriction, planning, use or other similar restriction.

  4.16 Brokers. Except for fees to Pacific Economics Group, none of the ESELCO Companies has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

  4.17 Taxes.

    (a) Tax Returns. Each of the ESELCO Companies has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, single business, utility, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed. Each of the ESELCO Companies has paid or made adequate provision, in reserves reflected in its financial statements included in the ESELCO SEC Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by it or assessable against it. No tax deficiencies have been proposed or assessed against any of the ESELCO Companies and there is no basis in fact for the assessment of any tax or penalty tax against any of the ESELCO Companies. No issue has been raised in any prior tax audit which, by application of the same or similar principles, could reasonably be expected upon a future tax audit to result in a proposed deficiency for any period.

    (b) Audits. The income tax returns of the ESELCO Companies have been closed by audit by the Internal Revenue Service or by operation of the applicable statute of limitations for all fiscal years through and including December 31, 1992; the single business tax returns of the ESELCO Companies have been closed by audit by the State of Michigan or by operation of the applicable statute of limitations for all fiscal years through and including December 31, 1994; and the sales and use tax returns of the ESELCO Companies have been closed by audit by the State of Michigan for all periods through and including April 30, 1996. None of the ESELCO Companies has consented to any extension of the statute of limitation with respect to any open tax returns.

    (c) Tax Liens. There are no tax Liens upon any property or assets of any of the ESELCO Companies except for Liens for current taxes not yet due and payable.

    (d) Delivery of Tax Returns. As soon as practicable after the date of this Agreement, ESELCO will deliver to Wisconsin Energy correct and complete copies of all tax returns and reports of each of the ESELCO Companies filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of ESELCO, no such examination or audit is planned.

    (e) Employment Taxes. Each of the ESELCO Companies has properly withheld and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

    (f) Tax Sharing Agreements. None of the ESELCO Companies is a party to any agreement relating to allocating or sharing any taxes.

    (g) Excess Parachute Payments. None of the ESELCO Companies is a party to any Contract that could result, on account of the Merger, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (h) Liabilities of Other Persons. None of the ESELCO Companies has any liability for taxes of any kind of any Person other than the ESELCO Companies under any Contract, under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor or otherwise.

  4.18 Existing Real Estate. The Existing Real Estate: (a) constitutes all significant real property and improvements leased or owned by any of the ESELCO Companies; (b) is not subject to any leases or tenancies of any kind;
(c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) is used in a manner which is consistent with applicable Law; (f) is, and has been since the date of possession thereof by the relevant ESELCO Company, in the peaceful possession of the relevant ESELCO Company; and (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings and the Existing Real Estate.

  4.19 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by ESELCO and the consummation of the Merger, except for: (a) the approvals described in Section
8.8 of this Agreement; and (b) the filing of the Certificate of Merger as described in this Agreement.

  4.20 No Pending Other Transactions. Except for this Agreement, none of the ESELCO Companies is a party to or bound by any agreement, undertaking or commitment with respect to an Other Transaction.

  4.21 Investments. Except for the Existing Investments, none of the ESELCO Companies owns, or has any right or obligation to acquire, any Investment.

  4.22 Labor Matters.

    (a) Employee Matters. There is no present or former employee of any of the ESELCO Companies who has any claim against the ESELCO Companies, (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the ESELCO SEC Reports.

    (b) Employee Claims. There are no pending and unresolved claims by any Person against any of the ESELCO Companies arising out of any statute, ordinance or regulation relating to discrimination to employees or employee practices or occupational or safety and health standards. There is no pending or, to the Knowledge of ESELCO, threatened, nor has any of the ESELCO Companies ever experienced any, labor dispute, strike or work stoppage which affects or may affect the business of the ESELCO Companies or which may or would interfere with the continued operation of any of the ESELCO Companies.

    (c) NLRB Matters. There is not now pending or, to the Knowledge of ESELCO, threatened, any charge or complaint against any of the ESELCO Companies by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process or contemplated and no petitions have been filed for union organization or representation of employees of any of the ESELCO Companies not presently organized, and none of the ESELCO Companies has committed any unfair labor practices which have not heretofore been corrected and fully remedied.

  4.23 Indebtedness. Except for the Existing Indebtedness, none of the ESELCO Companies has any Indebtedness.

  4.24 Subsidiaries. The only Subsidiaries of ESELCO are Edison Sault, ESEG and NTS. Each of Edison Sault, ESEG and NTS has no Subsidiaries.

  4.25 Existing Permits. The Existing Permits constitute all licenses, permits, approvals, franchises, qualifications, certificates of convenience and necessity, permissions, agreements, rate orders and governmental authorizations which the ESELCO Companies currently have and need for the conduct of the business of the ESELCO Companies as currently conducted.

  4.26 Disclosure. No statement of fact by ESELCO contained in this Agreement, the Disclosure Schedule or the Proxy Statement, or provided for inclusion in the Registration Statement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

  4.27 Information Supplied. None of the information supplied or to be supplied by ESELCO for inclusion or incorporation by reference in: (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement will, at the date mailed to the ESELCO Stockholders and at the time of the ESELCO Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  4.28 Vote Required. The affirmative vote of the holders of a simple majority of the outstanding shares of ESELCO Common Stock is the only vote of the holders of any class or series of capital stock or other securities of ESELCO necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

  4.29 Accounting Matters. Neither the ESELCO Companies nor any of the Affiliates has taken or agreed to take or will take any action that would prevent Wisconsin Energy from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

  4.30 Opinion of Financial Advisor. ESELCO has received the opinion of Pacific Economics Group, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the ESELCO Stockholders is fair to the ESELCO Stockholders from a financial point of view, and a copy of such opinion has been delivered to Wisconsin Energy.

  4.31 Environmental Protection.

    (a) Definitions. As used in this Section 4.31 of this Agreement:

      (i) "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by any of the ESELCO Companies; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

      (ii) "Environmental Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

      (iii) "Environmental Laws" shall mean all federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

      (iv) "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

    (b) Environmental Laws. Each of the ESELCO Companies: (i) is in compliance with all applicable Environmental Laws; and (ii) has not received any communication (written or oral), from a governmental authority, that alleges that it is not in compliance with applicable Environmental Laws.

    (c) Environmental Permits. Each of the ESELCO Companies has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for its operations, and all such permits are in good standing and it is in compliance with all terms and conditions of the Environmental Permits.

    (d) Environmental Claims. There is no Environmental Claim pending or, to the Knowledge of ESELCO, threatened, against any of the ESELCO Companies or against any Person whose liability for any Environmental Claim any of the ESELCO Companies has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which any of the ESELCO Companies owns, leases or manages.

    (e) Environmental Hazardous Materials. There have been no Environmental Releases of any Environmental Hazardous Material by any of the ESELCO Companies or by any Person on real property owned, used, leased or operated by any of the ESELCO Companies.

    (f) Owned Properties. No real property at any time owned, operated, used or controlled by any of the ESELCO Companies is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and none of the ESELCO Companies has received any written notice from any Person under or relating to CERCLA or any comparable state or local Law.

    (g) Off-Site Properties. To the Knowledge of ESELCO, no off-site location at which any of the ESELCO Companies has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and none of the ESELCO Companies has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

    (h) Costs. The Disclosure Schedule includes an estimate by ESELCO of future costs to the ESELCO Companies of compliance with, and environmental cleanup and response under, Environmental Laws.

  4.32 Accounts. All Accounts have arisen from bona fide transactions by the ESELCO Companies in the ordinary course of business and, to the extent not previously collected, are fully collectible, subject to reserves as set forth in the financial statements included in the ESELCO SEC Reports, and no significant portion of the Accounts is or will be on the Closing Date subject to any counterclaim or set off.

  4.33 Customers. Since January 1, 1996 there has been no termination, cancellation or material curtailment of the business relationship of any of the ESELCO Companies with any customer or group of affiliated customers whose purchases individually or in the aggregate constituted more than five percent (5%) of the consolidated revenues of the ESELCO Companies for the fiscal year ended December 31, 1995, nor, to the Knowledge of ESELCO, any notice of intent to so materially curtail.

                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                       WISCONSIN ENERGY AND ACQUISITION

  Wisconsin Energy and Acquisition hereby represent and warrant to ESELCO that:

  5.1 Organization.

    (a) Organization. Each of Wisconsin Energy and Acquisition is a corporation duly and validly organized and existing under the Laws of the State of its incorporation and is qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation.

    (b) Corporate Power and Authority. Each of Wisconsin Energy and Acquisition has full corporate power and authority and all franchises, permits, licenses, approvals, authorizations, registrations, certificates of convenience and necessity, grants and orders necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties.

  5.2 Capitalization.

    (a) Capitalization. The entire authorized capital stock of Wisconsin Energy consists of: (i) 325,000,000 shares of Common Stock, $.01 par value, of which 112,465,540 shares were issued and outstanding on May 1, 1997; and
  (ii) 15,000,000 shares of Preferred Stock, $.01 par value, none of which are issued and outstanding.

    (b) Authorization. All of the shares of Wisconsin Energy Common Stock to be issued pursuant to this Agreement will be, when issued: (i) duly authorized, validly issued and fully paid; and (ii) nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law as judicially interpreted.

  5.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Wisconsin Energy and Acquisition and all of the documents and instruments required by this Agreement to be executed and delivered by Wisconsin Energy and Acquisition: (a) are within the corporate power of Wisconsin Energy and Acquisition; (b) have been duly authorized by all necessary corporate action by Wisconsin Energy and Acquisition; and (c) do not require any approval of the shareholders of Wisconsin Energy. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Wisconsin Energy and Acquisition will be, when executed and delivered by Wisconsin Energy and Acquisition, the valid and binding obligations of Wisconsin Energy and Acquisition, enforceable against Wisconsin Energy and Acquisition in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

  5.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 7.9 of this Agreement, the execution, delivery and performance of this Agreement by Wisconsin Energy and Acquisition do not and will not conflict with or violate any Law, the Restated Articles of Incorporation or Bylaws of Wisconsin Energy, the Articles of Incorporation or Bylaws of Acquisition or any material contract or agreement to which Wisconsin Energy or Acquisition is a party or by which either of them is bound.

  5.5 Litigation. To the knowledge of Wisconsin Energy, there are no actions, suits or proceedings against Wisconsin Energy or Acquisition, or both, by any Person which question the validity, legality or propriety of the transactions contemplated by this Agreement.

  5.6 Wisconsin Energy SEC Reports.

    (a) Wisconsin Energy SEC Reports. The Wisconsin Energy SEC Reports: (i) include all reports, definitive proxy statements and amendments thereto filed or required to be filed by Wisconsin Energy with the SEC since January 1, 1994; and (ii) did not or will not, as the case may be, contain as of their respective dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Wisconsin Energy included in the Wisconsin Energy SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Wisconsin Energy as of the dates thereof and the consolidated results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

    (c) Certain Agreement. Wisconsin Energy notified ESELCO of the termination of the Amended and Restated Agreement and Plan of Reorganization by and among Wisconsin Energy, Northern States Power Company, Northern Power Wisconsin Corp. and WEC Sub Corp. dated as of April 28, 1995 as amended and restated as of July 26, 1995.

  5.7 Brokers. Except for fees to Barr Devlin Associates, neither Wisconsin Energy nor Acquisition has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

  5.8 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Wisconsin Energy and Acquisition and the consummation of the Merger, except for: (a) the approvals described in Section 7.9 of this Agreement; and (b) the filing of the Certificate of Merger as described in this Agreement.

  5.9 Disclosure. No statement of fact by Wisconsin Energy or Acquisition contained in this Agreement or in any documents delivered by Wisconsin Energy or Acquisition to ESELCO for use in the Proxy Statement or the Registration Statement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

  5.10 Information Supplied. None of the information supplied or to be supplied by Wisconsin Energy for inclusion or incorporation by reference in:
(a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement will, at the date mailed to the ESELCO Stockholders and at the time of the ESELCO Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the Registration Statement, including the Proxy Statement insofar as it constitutes the prospectus of Wisconsin Energy, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                                  ARTICLE VI

                  CONDUCT OF BUSINESS BY THE ESELCO COMPANIES
                              PENDING THE MERGER

  Except with the written consent of Wisconsin Energy, from and after the date of this Agreement and until the Effective Time of Merger, ESELCO shall, and shall cause each of Edison Sault, ESEG and NTS to:

  6.1 Carry on in Regular Course. Diligently carry on its business in the regular course and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

  6.2 Use of Assets. Use, operate, maintain and repair all of its assets and properties in a normal business manner.

  6.3 No Default. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the Contracts.

  6.4 Existing Insurance Policies. Use reasonable efforts to maintain all of the Existing Insurance Policies in full force and effect.

  6.5 Employment Matters. Not: (a) except as described in the Disclosure Schedule, grant any increase in the rate of pay of any of its employees; (b) institute or amend any Employee Benefit Plan; or (c) enter into or modify any written employment arrangement with any Person.

  6.6 Contracts and Commitments. Not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices and, except as described in the Disclosure Schedule, not purchase, lease, sell or dispose of any capital asset.

  6.7 Indebtedness; Investments. Not: (a) make any Investment; or (b) create, incur or assume any Indebtedness, except for Indebtedness incurred in the ordinary course of business by the ESELCO Companies as described in the Disclosure Schedule.

  6.8 Preservation of Relationships. Use its reasonable best efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with it.

  6.9 Compliance with Laws. Comply in all respects with all applicable Laws.

  6.10 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and shall pay or make provision for the payment of all taxes owed by it.

  6.11 Amendments. Not amend its Articles of Incorporation or Bylaws, except that ESELCO may amend its Articles of Incorporation to increase the authorized number of shares of ESELCO Common Stock from 3,000,000 shares to 9,840,000.

  6.12 Dividends; Redemptions; Issuance of Stock. Not:

    (a) except for ESELCO's 3% stock dividend payable to ESELCO Stockholders on May 15, 1997, issue any additional shares of stock of any class (including any shares of preferred stock) or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class;

    (b) declare or pay any dividend or make any capital or surplus distributions of any nature, except for: (i) cash dividends by Edison Sault, ESEG or NTS to ESELCO; and (ii) regular quarterly cash dividends by ESELCO on the outstanding ESELCO Common Stock with usual record and payment dates not exceeding, during any fiscal year of ESELCO, 106% of the cash dividends paid by ESELCO on the ESELCO Common Stock during the immediately preceding fiscal year of ESELCO; or

    (c) directly or indirectly redeem purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part.

                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                       WISCONSIN ENERGY AND ACQUISITION

  Each and every obligation of Wisconsin Energy and Acquisition to be performed on the Closing Date and at the Effective Time of Merger shall be subject to the satisfaction prior to or at the Closing and as of the Effective Time of Merger of the following express conditions precedent:

  7.1 Compliance with Agreement. ESELCO shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time of Merger.

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

  7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Wisconsin Energy, and ESELCO shall have made available to Wisconsin Energy for examination the originals or true and correct copies of all documents Wisconsin Energy may reasonably request in connection with the transactions contemplated by this Agreement.

  7.3 No Litigation. No suit, action or other proceeding shall be pending or threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

  7.4 Representations and Warranties of ESELCO. The representations and warranties made by ESELCO in this Agreement shall be true and correct in all material respects when made, as of the Closing Date and as of the Effective Time of Merger with the same force and effect as though said representations and warranties had been made on the Closing Date, subject to Section 3.4(b) of this Agreement with respect to the Closing Date and the Effective Time of Merger.

  7.5 No ESELCO Material Adverse Effect. During the period from the date of this Agreement to the Closing Date and as of the Effective Time of Merger there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time of Merger, any ESELCO Material Adverse Effect, whether or not previously disclosed pursuant to Section 3.4(b) of this Agreement.

  7.6 Approval of ESELCO Stockholders; Certificate of Merger. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the ESELCO Stockholders. The Certificate of Merger and the Plan of Merger shall have been executed and delivered by ESELCO.

  7.7 Deliveries at Closing. ESELCO shall have delivered to Wisconsin Energy the following documents, each properly executed and dated the Closing Date:
(a) the ESELCO Closing Certificate; and (b) the ESELCO Counsel Opinion.

  7.8 Other Documents. ESELCO shall have delivered to Wisconsin Energy such certificates and documents of officers of ESELCO and public officials as shall be reasonably requested by Wisconsin Energy to establish the existence of the ESELCO Companies and the due authorization of this Agreement and the transactions contemplated by this Agreement by ESELCO.

  7.9 Governmental Approvals.

    (a) Regulatory Approvals. There shall have been secured such permissions, approvals, determinations, consents and waivers from all appropriate state and federal regulatory authorities, including FERC and SEC, as may be required by Law or by such Persons: (i) in order for Wisconsin Energy and Acquisition to consummate the Merger and the transactions described in this Agreement; and (ii) so that Wisconsin Energy is either an exempt holding company under PUHCA or a registered holding company under PUHCA.

    (b) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The Wisconsin Energy Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration under applicable state "blue sky" or securities Laws.

    (c) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

    (d) Effect of Approvals. No permission, approval, determination, consent or waiver received pursuant to Sections 7.9(a), 7.9(b) or 7.9(c) of this Agreement shall contain any condition applicable to the ESELCO

  Companies, Wisconsin Energy or Acquisition, or any one or more of them, which is, in the reasonable judgment of Wisconsin Energy, materially adverse in any manner to the ESELCO Companies, Wisconsin Energy or Acquisition.

  7.10 Listing. Wisconsin Energy shall have received notice from the New York Stock Exchange that the shares of Wisconsin Energy Common Stock to be issued pursuant to this Agreement are approved for listing on the New York Stock Exchange subject to official notice of issuance.

  7.11 Tax Opinion. Wisconsin Energy shall have received an opinion of Quarles & Brady, counsel to Wisconsin Energy, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Wisconsin Energy, Acquisition and ESELCO will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to ESELCO Stockholders, and such opinion shall not have been withdrawn or modified in any material respect as of the Closing Date and the Effective Time of Merger.

  7.12 Accountant Letters. Wisconsin Energy shall have received a copy of each of the following letters from Arthur Andersen LLP, each of which shall be in form and substance reasonably satisfactory to Wisconsin Energy and shall contain information concerning the financial condition of ESELCO: (a) the letter described in Section 3.9 of this Agreement; (b) a similar letter dated the date of the mailing of the Proxy Statement; and (c) a similar letter dated the Closing Date.

  7.13 Pooling Opinion. Wisconsin Energy shall have received an opinion from Price Waterhouse LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

  7.14 Affiliate Letters. Wisconsin Energy shall have received an Affiliate Letter from each Person who is an Affiliate.

  7.15 Fractional Shares. The aggregate of the fractional share interests in Wisconsin Energy Common Stock to be paid in cash pursuant to Section 2.8(e) of this Agreement shall not be more than 5% of the maximum aggregate number of shares of Wisconsin Energy Common Stock which could be issued as a result of the Merger.

                                 ARTICLE VIII

                          CONDITIONS PRECEDENT TO THE
                             OBLIGATIONS OF ESELCO

  Each and every obligation of ESELCO to be performed on the Closing Date and at the Effective Time of Merger shall be subject to the satisfaction prior to or at the Closing and as of the Effective Time of Merger of the following express conditions precedent:

  8.1 Compliance with Agreement. Wisconsin Energy and Acquisition shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date and as of the Effective Time of Merger.

  8.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to ESELCO, and Wisconsin Energy and Acquisition shall have made available to ESELCO for examination the originals or true and correct copies of all documents which ESELCO may reasonably request in connection with the transactions contemplated by this Agreement.

  8.3 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

  8.4 Representations and Warranties of Wisconsin Energy and Acquisition. The representations and warranties made by Wisconsin Energy and Acquisition in this Agreement shall be true and correct in all material respects when made, as of the Closing Date and as of the Effective Time of Merger with the same force and effect as though such representations and warranties had been made on the Closing Date.

  8.5 Approval of ESELCO Stockholders; Certificate of Merger. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have received the requisite approval and authorization of the ESELCO Stockholders. The Certificate of Merger and the Plan of Merger shall have been executed and delivered by Acquisition.

  8.6 Deliveries at Closing. Wisconsin Energy and Acquisition shall have delivered to ESELCO the following documents, each properly executed and dated the Closing Date: (a) the Wisconsin Energy Closing Certificate; and (b) the Wisconsin Energy Counsel Opinion.

  8.7 Other Documents. Wisconsin Energy shall have delivered to ESELCO such certificates and documents of officers of Wisconsin Energy and Acquisition and of public officials as shall be reasonably requested by ESELCO to establish the existence of Wisconsin Energy and Acquisition and the due authorization of this Agreement and the transactions contemplated by this Agreement by Wisconsin Energy and Acquisition.

  8.8 Governmental Approvals.

    (a) Regulatory Approvals. There shall have been secured such permissions, approvals, determinations, consents and waivers from all appropriate state and federal regulatory authorities, including FERC and SEC, as may be required by Law or by such Persons in order for ESELCO to consummate the Merger and the transactions described in this Agreement.

    (b) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The Wisconsin Energy Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration under applicable state "blue sky" or securities Laws.

    (c) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

  8.9 Tax Opinion. ESELCO shall have received an opinion of Quarles & Brady, counsel to Wisconsin Energy, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Wisconsin Energy, Acquisition and ESELCO will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to ESELCO Stockholders, and such opinion shall not have been withdrawn or modified in any material respect as of the Closing Date and the Effective Time of Merger.

  8.10 Accountant Letters. ESELCO shall have received a copy of each of the following letters from Price Waterhouse LLP, each of which shall be in form and substance reasonably satisfactory to ESELCO and shall contain information concerning the financial condition of Wisconsin Energy: (a) the letter described in Section 3.10 of this Agreement; (b) a similar letter dated the date of the mailing of the Proxy Statement; and (c) a similar letter dated the Closing Date.

  8.11 No Material Adverse Change. During the period from the date of this Agreement to the Closing Date there shall not have occurred any event, condition or fact which is continuing on the Closing Date and which is materially adverse to the financial condition of Wisconsin Energy and the Subsidiaries of Wisconsin Energy, taken as a whole.

  8.12 Listing. Wisconsin Energy shall have received notice from the New York Stock Exchange that the shares of Wisconsin Energy Common Stock to be issued pursuant to this Agreement are approved for listing on the New York Stock Exchange subject to official notice of issuance.

                                  ARTICLE IX

                          TERMINATION; MISCELLANEOUS

  9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the ESELCO Stockholders), as follows:

    (a) by mutual written agreement of Wisconsin Energy and ESELCO;

    (b) by Wisconsin Energy if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing;

    (c) by ESELCO if any of the conditions set forth in Article VIII of this Agreement shall not have been fulfilled by the Closing;

    (d) by Wisconsin Energy pursuant to Section 3.4(b) of this Agreement;

    (e) by ESELCO pursuant to Section 3.8(d) of this Agreement; or

    (f) by either Wisconsin Energy or ESELCO if the Closing has not occurred on or before December 31, 1998 (the "Initial Termination Date"), provided however that if on the Initial Termination Date the conditions to the Closing set forth in Sections 7.9 and 8.8 of this Agreement shall not have been fulfilled, then the Initial Termination Date shall be extended to June 30, 1999.

  9.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 9.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party (including its directors, officers, employees, agents, legal, accounting or financial advisors or other representatives) to the others, provided that:
(a) the obligations of Wisconsin Energy and Acquisition contained in Sections 3.3(b), 3.13, 9.2, 9.4, 9.5, 9.8, 9.12 and 9.13 of this Agreement shall survive any such termination; (b) the obligations of ESELCO contained in Sections 3.8(e) (except as described in Section 3.8(f) of this Agreement), 3.13, 9.2, 9.4, 9.5, 9.7, 9.8, 9.12 and 9.13 of this Agreement shall survive any such termination; and (c) each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Wisconsin Energy may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Article VIII of this Agreement have not been satisfied, ESELCO may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

  9.3 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants of the parties contained in this Agreement (other than the covenants contained in Sections 2.8, 2.9, 2.10, 9.3, 9.4, 9.5, 9.8 and 9.15 of this Agreement) or made pursuant to this Agreement shall terminate and be of no further force and effect at the Effective Time of Merger and none of the parties shall have any liability or obligation with respect thereto.

  9.4 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede the Letter of Intent and all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this

Agreement, except as specifically set forth in this Agreement. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the ESELCO Stockholders, except that after such approval, no amendment shall be made without the further approval of the ESELCO Stockholders if any such amendment: (a) changes the Exchange Ratio; or (b) materially adversely affects the rights of the ESELCO Stockholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

  9.5 Expenses. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that: (i) Wisconsin Energy shall pay the filing fee relating to the filing required by the HSR Act; and (ii) those expenses incurred in connection with printing the Proxy Statement and Registration Statement, as well as the filing fee relating thereto, shall be shared equally by ESELCO, on the one hand, and Wisconsin Energy, on the other hand.

    (b) The Disclosure Schedule includes an estimate by ESELCO of all costs and expenses incurred or to be incurred by ESELCO in connection with the transactions contemplated by this Agreement except for those costs shared by ESELCO pursuant to Section 9.5(a) of this Agreement.

  9.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Michigan.

  9.7 Assignment. Prior to the Effective Time of Merger, this Agreement shall not be assigned:

    (a) by ESELCO except with the prior written consent of Wisconsin Energy;
  and

    (b) by Wisconsin Energy or Acquisition, except: (i) with the prior written consent of ESELCO; or (ii) to a Subsidiary of Wisconsin Energy; or
  (iii) in connection with a sale or transfer of all or substantially all of the assets of Wisconsin Energy or a reorganization, merger, tender offer, consolidation or similar transaction affecting all or substantially all of the outstanding equity interests of Wisconsin Energy.

  9.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to Wisconsin Energy or Acquisition:    Wisconsin Energy Corporation
                                          Attention: Calvin H. Baker
                                          231 West Michigan Street
                                          P.O. Box 2949
                                          Milwaukee, WI 53201
                                          Fax No: 414-221-5068

                                          with a copy to:

                                          Quarles & Brady
                                          Attention: Patrick M. Ryan
                                          411 East Wisconsin Avenue
                                          Milwaukee, WI 53202
                                          Fax No: 414-271-3552

If to ESELCO:                             ESELCO, Inc.
                                          Attention: William R. Gregory
                                          725 East Portage Avenue
                                          Sault Ste. Marie, MI 49733
                                          Fax No: 906-632-8444
                                          with a copy to:

                                          Kutak Rock
                                          Attention: Joe E. Armstrong
                                          The Omaha Building
                                          1650 Farnam Street
                                          Omaha, Nebraska 68102-2186
                                          Fax No: 402-346-1148

  9.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

  9.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

  9.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

  9.12 Specific Performance. The parties agree that the assets and business of the ESELCO Companies as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

  9.13 No Reliance. Except for the parties to this Agreement and any assignees permitted by Section 9.7 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

  9.14 Exhibits and Disclosure Schedule. If a document or matter is disclosed in any Exhibit to this Agreement or in the Disclosure Schedule, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement.

  9.15 Further Assurances. If, at any time after the Effective Time of Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either Acquisition or ESELCO, the officers of the Surviving Corporation are fully authorized to take any such action in the name of Acquisition or ESELCO.

  IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement and Plan of Reorganization to be duly executed as of the day and year first above written.

                                          Wisconsin Energy Corporation

                                                 /s/ Richard A. Abdoo
                                          By __________________________________
                                                     Richard A. Abdoo,
                                             Chairman of the Board, President
                                                and Chief Executive Officer

                                          Attest:

                                                 /s/ Thomas H. Fehring
                                          -------------------------------------
                                                    Thomas H. Fehring,
                                                    Assistant Secretary

                                          ESELCO, Inc.

                                                /s/ William R. Gregory
                                          -------------------------------------
                                             William R. Gregory, President and
                                                  Chief Executive Officer

                                          Attest:

                                                 /s/ Donald C. Wilson
                                          -------------------------------------
                                                Donald C. Wilson, Secretary

                                          ESL Acquisition, Inc.

                                                 /s/ Richard A. Abdoo
                                          By __________________________________
                                                     Richard A. Abdoo,
                                             Chairman of the Board, President
                                                and Chief Executive Officer

                                          Attest:

                                                 /s/ Thomas H. Fehring
                                          -------------------------------------
                                                    Thomas H. Fehring,
                                                    Assistant Secretary

                                   EXHIBIT 1

                               AFFILIATE LETTER

                                                                         , 19

                                                      -------------------------
                                                          Name of Affiliate

Wisconsin Energy Corporation
231 W. Michigan Street
P.O. Box 2949
Milwaukee, WI 53201

Ladies and Gentlemen:

  I have been advised that as of the date of the meeting of stockholders of ESELCO, Inc. ("ESELCO") to vote on the transaction described below, and as of the date hereof, I may be deemed an "affiliate" (as that term is defined for purposes of Rule 145(c) and (d) under the Securities Act of 1933, as amended (the "Act")) of ESELCO. Pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization dated as of May 13, 1997 as amended and restated as of July 11, 1997 (the "Reorganization Agreement") among ESELCO, Wisconsin Energy Corporation ("Wisconsin Energy") and ESL Acquisition, Inc. ("Acquisition") Acquisition will be merged with and into ESELCO in a transaction (the "Merger") in which I will receive shares of $.01 par value common stock of Wisconsin Energy (the "Shares") in exchange for shares of common stock of ESELCO which I own at the "Effective Time of Merger" (as that term is defined in the Reorganization Agreement).

  In connection with the Merger, I represent and warrant to, and agree with, Wisconsin Energy that:

    1. I have carefully read this Affiliate Letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Shares, to the extent I felt necessary, with my counsel or counsel for ESELCO.

    2. I have carefully read the Reorganization Agreement relating to the Merger and discussed its requirements and its impact upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my counsel or counsel for ESELCO.

    3. I have been informed by Wisconsin Energy that the distribution by me of the Shares has not been registered under the Act and that the Shares must be held by me indefinitely unless (i) such distribution of the Shares has been registered under the Act, (ii) a sale of the Shares is made in conformity with the volume and other limitations of Rule 145 promulgated by the Securities and Exchange Commission (the "Commission") under the Act (and otherwise in accordance with Rule 144 under the Act if I am an affiliate of Wisconsin Energy and if so required at the time), or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Shares in the opinion of counsel satisfactory to Wisconsin Energy. I agree that I will not make any sale, transfer or other disposition of the Shares in violation of the Act or the rules and regulations of the Commission thereunder.

    4. I understand that Wisconsin Energy is under no obligation to register the sale, transfer or other disposition of the Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available, except for Wisconsin Energy's customary procedures in connection with sales of its stock in conformity with Rule 145. By accepting this Affiliate Letter, Wisconsin Energy agrees to exert its best efforts to timely file with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Wisconsin Energy Corporation
      , 199
Page 2

    5. I also understand Wisconsin Energy may decline to register any transfer of the Shares inconsistent with this Affiliate Letter, that stop transfer instructions will be given to Wisconsin Energy's transfer agent(s) with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wisconsin Energy Corporation of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act. The shares represented by this certificate may not be sold or otherwise transferred prior to the publication by Wisconsin Energy Corporation of post-transaction combined financial results covering at least 30 days of operations subsequent to [insert date of Effective Time of Merger under the Reorganization Agreement]."

  By accepting this Affiliate Letter, Wisconsin Energy agrees that upon my request and delivery to the transfer agent(s) of such legended certificates and after passage of the period referred to in the second sentence of such legend, it will instruct the transfer agent(s) to deliver to me substitute certificates of Wisconsin Energy common stock with a legend consisting solely of the first sentence of the legend set forth above.

    6. I have no present plan or intention to sell, exchange or otherwise dispose of the Shares to be received by me in the Merger.

    7. I have not, within the 30 days prior to the date hereof, sold, transferred, or otherwise disposed of, or reduced my risk relative to, any shares of ESELCO or Wisconsin Energy capital stock beneficially owned by me and, notwithstanding the other provisions hereof, I will not sell, transfer, or otherwise dispose of, or reduce my risk relative to, any Shares received by me in the Merger or any other shares of Wisconsin Energy capital stock which I may beneficially own until after such time as financial results covering at least 30 days of post-Merger combined operations of Wisconsin Energy and ESELCO have been published by Wisconsin Energy, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or other public filing or announcement which includes the combined financial results of operations. I understand that, until such time, Wisconsin Energy may refuse to register such transfer and that stop transfer instructions will be given to Wisconsin Energy's transfer agent(s) with respect to the Shares or such other shares of Wisconsin Energy capital stock.

  It is understood and agreed that this Affiliate Letter shall terminate and be of no further force and effect and the legend set forth in paragraph 5 above shall be removed by delivery of substitute certificates without such legend, and the related stock transfer restrictions shall be lifted forthwith, if the period of time specified in paragraph 7 above has passed and:

    (a) my Shares shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf; or

    (b) I am not at the time (and, if clause (ii) below applies, I have not been for at least the preceding three months) an affiliate of Wisconsin Energy and have beneficially owned the Shares for at least (i) one (1) year (or such other period as may be prescribed by the Act, and the rules promulgated thereunder) and Wisconsin Energy has filed with the Commission all of the reports it is required to file under the Exchange Act, during the preceding twelve (12) months, or (ii) two (2) years (or such other period as may be prescribed by the Act and the rules thereunder) if the aforementioned condition as to filing reports with the Commission has not been met; or

Wisconsin Energy Corporation
           , 199
Page 3

    (c) Wisconsin Energy shall have received a letter from the staff of the Commission, or an opinion of Quarles & Brady or other counsel acceptable to Wisconsin Energy, to the effect that the stock transfer restrictions and the legend are not required.

                                          Very truly yours,


                                          _____________________________________

                                          Wisconsin Energy Corporation


                                          By: _________________________________

                                   EXHIBIT 4

                                PLAN OF MERGER

                                      OF

                             ESL ACQUISITION, INC.

                                     INTO

                                 ESELCO, INC.

  THIS PLAN OF MERGER (the "Plan of Merger") is made as of this      day of
         , 199 by and between ESL ACQUISITION, INC., a Michigan corporation ("Acquisition") and ESELCO, INC., a Michigan corporation ("ESELCO").

                                   RECITALS

  WHEREAS, ESELCO, Acquisition and Wisconsin Energy Corporation, a Wisconsin corporation ("Wisconsin Energy"), are parties to an Amended and Restated Agreement and Plan of Reorganization, dated as of May 13, 1997 as amended and restated on July 11, 1997 (the "Reorganization Agreement"), providing for, among other things, the merger of Acquisition with and into ESELCO (the "Merger");

  WHEREAS, the respective Boards of Directors of ESELCO and Acquisition have determined that the Merger is advisable, fair and in the best interests of ESELCO and Acquisition and their respective shareholders, and, by resolutions duly adopted, have approved the Merger, the Reorganization Agreement, including this Plan of Merger, and the transactions contemplated thereby;

  WHEREAS, the shareholders of ESELCO and Acquisition, by resolutions duly adopted, have approved the Merger, the Reorganization Agreement, including this Plan of Merger, and the transactions contemplated thereby; and

  WHEREAS, Acquisition is a wholly owned subsidiary of Wisconsin Energy and no approval of the Merger by the shareholders of Wisconsin Energy is required by law or otherwise.

  NOW, THEREFORE, in consideration of the Recitals and of the mutual agreements and covenants set forth in this Plan of Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ESELCO and Acquisition hereby agree as follows:

                                   ARTICLE I

               CORPORATE EXISTENCE OF THE SURVIVING CORPORATION

  At the Effective Time of Merger, Acquisition shall be merged with and into ESELCO which shall be the surviving corporation. The corporate identity, existence, purposes, powers, franchises, privileges, assets, properties and rights of ESELCO (hereinafter sometimes referred to as the "Surviving Corporation") shall continue unaffected and unimpaired by the Merger and the corporate identity, existence, purposes, powers, franchises, privileges, assets, properties and rights of Acquisition shall be merged into the Surviving Corporation and the Surviving Corporation shall be fully vested therewith. The separate existence of Acquisition, except insofar as otherwise specifically provided by law, shall cease at the Effective Time of Merger whereupon Acquisition and the Surviving Corporation shall be and become one single corporation.

                                  ARTICLE II

              ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

  The Articles of Incorporation of ESELCO as in effect immediately prior to the Effective Time of Merger shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with law.

                                  ARTICLE III

                        BYLAWS OF SURVIVING CORPORATION

  The Bylaws of ESELCO as in effect immediately prior to the Effective Time of Merger shall be the Bylaws of the Surviving Corporation until amended in accordance with law.

                                  ARTICLE IV

                DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

  The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time of Merger shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

                                   ARTICLE V

                          CONVERSION OF ESELCO STOCK

  (a) At the Effective Time of Merger, and without any action on the part of the holders thereof:

    (i) Each share of Common Stock of ESELCO outstanding at the Effective
  Time of Merger shall be converted into            shares of Common Stock of
  Wisconsin Energy on the terms and conditions set forth in the Reorganization Agreement.

    (ii) Any shares of capital stock of ESELCO that are owned by ESELCO, Edison Sault Electric Company, ESEG, Inc. or Northern Tree Service, Inc. at the Effective Time of Merger shall be cancelled and retired and cease to exist and no Common Stock of Wisconsin Energy or other consideration shall be issued or delivered in exchange therefor.

  (b) No fractional shares of Common Stock of Wisconsin Energy shall be issued in the Merger. All fractional share interests of a holder of more than one certificate representing shares of Common Stock of Acquisition at the Effective Time of Merger shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying
such fractional share interest by $       .

  (c) There are no shares of Preferred Stock of ESELCO issued and outstanding and there will be no shares of Preferred Stock of ESELCO issued and outstanding as of the Effective Time of Merger.

                                  ARTICLE VI

                        CONVERSION OF ACQUISITION STOCK

  At the Effective Time of Merger, and without any action on the part of the holders thereof, each share of Common Stock of Acquisition outstanding at the Effective Time of Merger shall be converted into one (1) share of Common Stock of ESELCO on the terms and conditions set forth in the Reorganization Agreement.

                                  ARTICLE VII

                             EFFECT OF THE MERGER

  At the Effective Time of Merger, the effect of the Merger shall be as provided in the Michigan Business Corporation Act.

                                 ARTICLE VIII

                           EFFECTIVE TIME OF MERGER

  The Effective Time of Merger shall be               .

                                  ARTICLE IX

                          CONDITIONS AND TERMINATION

  The conditions specified in Articles VII and VIII of the Reorganization Agreement shall constitute conditions precedent to the obligations of ESELCO and Acquisition as therein provided and if by reason of the provisions of Articles VII and VIII of the Reorganization Agreement, either ESELCO or Acquisition is not obligated to consummate the Merger contemplated by this Plan of Merger, then the party not obligated may terminate this Plan of Merger prior to the Effective Time of Merger by delivery to the other party of written notice of termination prior to the Effective Time of Merger, and thereupon this Plan of Merger shall be terminated without further liability of either party in favor of the other except as provided in the Reorganization Agreement.

                                   ARTICLE X

                                REORGANIZATION

  The parties intend that this Plan of Merger be a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger be a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

  IN WITNESS WHEREOF, each of the parties hereto have caused this Plan of Merger to be executed on its behalf on the day and year first above written.

                                          ESELCO, INC.

(Corporate Seal)                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Attest:

                                          -------------------------------------

                                          Name ________________________________

                                          Title: ______________________________

                                          ESL ACQUISITION, INC.

(Corporate Seal)                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Attest:

                                          -------------------------------------

                                          Name: _______________________________

                                          Title: ______________________________

                                                                      APPENDIX B
                             PACIFIC ECONOMICS GROUP



Charles J. Cicchetti, Ph.D.                            735 South Figueroa Street
Jeffrey A. Dubin, Ph.D.                                Citicorp Plaza, Suite 704
Colin M. Long, J.D.                                       Los Angeles, CA  90017
R. Douglas Rivers, Ph.D.                                            213-486-0005
                                                               fax  213-486-5185

                                                                    May 13, 1997

The Board of Directors
ESELCO, Inc.
725 East Portage Avenue
Sault Ste. Marie, MI 49783

Dear Members of the Board:

  We understand that Wisconsin Energy Corporation (WEC), ESL Acquisition, Inc., a Michigan corporation and wholly-owned subsidiary of WEC, and ESELCO, Inc. (ESELCO) have entered into an Agreement and Plan of Reorganization dated as of May 13, 1997 (the "Reorganization Agreement") whereby ESL Acquisition, Inc. will be merged (the "Merger") with and into ESELCO, which shall be the surviving corporation in the Merger. Each outstanding share of ESELCO common stock will be converted into shares of Wisconsin Energy Corporation common stock as determined by an Exchange Ratio obtained by dividing $44.50 by the average Wisconsin Energy price. The average Wisconsin Energy price means the average of the closing sale price per share of Wisconsin Energy common stock as reported on the New York Stock Exchange-Composite Transactions on each of the ten (10) consecutive trading days ending with the trading day immediately preceding the Closing Date.

  You have requested our opinion as to the fairness, from a financial point of view, to holders of ESELCO common stock of the Exchange Ratio. In connection with our opinion, we have:

    (i) Reviewed WEC's and ESELCO's Annual Reports, Forms 10-K and related financial information for the two years ending December 31, 1996; and Forms 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1996;

    (ii) Reviewed certain other filings made with the SEC by WEC and ESELCO, including proxy statements, Forms 8-K and registration statements;

    (iii) Reviewed certain information, including earnings, dividends, assets and prospects of WEC and ESELCO, furnished to us by WEC and ESELCO, respectively;

    (iv) Reviewed various forecasted financial information, income statements, and cash flow statements provided by ESELCO;

    (v) Conducted discussions with senior management of WEC and ESELCO concerning their respective businesses, regulatory environments, prospects and strategic objectives and possible operating and administrative synergies which might be realized subsequent to the merger;

    (vi) Reviewed the historical market prices and trading activity for WEC and ESELCO common stock;

    (vii) Compared the results from operations of WEC and ESELCO with other companies determined by us to be comparable;

    (viii) Compared the proposed financial terms of the Merger distribution and the Reorganization Agreement with the terms offered in certain other relevant mergers and acquisitions;

    (ix) Compared the relative value of WEC and ESELCO stock using various relevant valuation methodologies;

    (x) Considered the pro forma effect of the Merger in terms of net income available to stock holders, dividends per common share, book value per common share and capitalization;

    (xi) Reviewed the Reorganization Agreement;

    (xii) Reviewed other relevant financial and econometric analyses and considered all other matters we considered relevant and necessary for preparing our opinion.

  In rendering our opinion, we have relied upon the accuracy and completeness of the information listed above. We have not assumed any responsibility for independently verifying this information or independently valuing or appraising any of the assets or liabilities of ESELCO or WEC. We have assumed that the financial forecasts provided to us have been reasonably prepared in accordance with accepted industry standards and reflect the best currently available estimates and judgments of ESELCO's management as to its future expected financial performance. We assume no responsibility for and express no view as to these forecasts or the assumptions upon which they are based.

  Our opinion is necessarily based on numerous macroeconomic, monetary, market and other conditions in effect on the date hereof. Further our opinion is necessarily based on the information made available to us in effect on the date hereof.

  In rendering our opinion, we have assumed that the Merger will be consummated under the terms described in the Reorganization Agreement without any waiver of any material term or condition by ESELCO. We further assume that obtaining any required regulatory approvals will not have a material adverse effect on ESELCO or WEC.

  Pacific Economics Group, LLC is acting as financial advisor to ESELCO in connection with the Merger and will receive a fee for our services, none of which is contingent upon the closing of the Merger. PEG is not affiliated with ESELCO or WEC. PEG has previously provided consulting and expert testimony to both ESELCO and WEC for which it received customary compensation. PEG's previous work for WEC is unrelated to this merger. PEG has not received any compensation or consideration from WEC with respect to this merger or for any on-going or future assignments. Additionally, ESELCO has agreed to indemnify us for certain liabilities that may arise out of our rendering this opinion.

  Our engagement and the opinion we express herein are for the benefit of ESELCO's Board of Directors and our opinion is rendered to ESELCO's Board in connection with its consideration of this Merger. This opinion is not intended to and does not constitute a recommendation to any ESELCO common stock holder as to whether such stockholder should vote for the Merger. This letter may not be disclosed or otherwise referred to without our prior consent, except for publication in connection with the Proxy Statement/Prospectus which will be distributed to holders of ESELCO common stock in connection with the approval of the Merger and except as may otherwise be required by law or by a court of competent jurisdiction.

  Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of ESELCO common stock from a financial point of view.

                                          Very truly yours,
                                          Pacific Economics Group


                                          By /s/ Charles J. Cicchetti
                                            ------------------------------------
                                          Charles J. Cicchetti
                                          Co-Founding Member

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Wisconsin Energy is incorporated under the Wisconsin Business Corporation Law (the "WBCL").

  Under Section 180.0851(1) of the WBCL, Wisconsin Energy is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of Wisconsin Energy. In all other cases, Wisconsin Energy is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of Wisconsin Energy, unless it is determined that he or she breached or failed to perform a duty owed to Wisconsin Energy and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with Wisconsin Energy or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under Wisconsin Energy's Restated Articles of Incorporation, Bylaws, any written agreement or a resolution of the Board of Directors or shareholders.

  Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

  Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(1) referred to above.

  Under Section 180.0833 of the WBCL, directors of Wisconsin Energy against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

  Articles V and VI of Wisconsin Energy's Bylaws provides that Wisconsin Energy will indemnify to the fullest extent permitted by law any person who is or was a party or threatened to be made a party to any legal proceeding by reason of the fact that such person is or was a director or officer of Wisconsin Energy, or is or was serving at the request of Wisconsin Energy as a director or officer of another enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such legal proceeding. Wisconsin Energy's Restated Articles of Incorporation and Bylaws do not limit the indemnification to which directors and officers are entitled under the WBCL.

  Officers and directors of Wisconsin Energy are covered by insurance policies purchased by Wisconsin Energy under which they are insured (subject to exceptions and limitations specified in the policies) against expenses and liabilities arising out of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The following exhibits are filed with or incorporated by reference in this Registration Statement.

  EXHIBIT
   NUMBER
  -------

 (2) - (1)  Amended and Restated Agreement and Plan of Reorganization,
            dated as of May 13, 1997, as amended and restated as of July
            11, 1997, by and among Wisconsin Energy Corporation ("Wiscon-sin Energy"), ESL Acquisition, Inc. ("Acquisition") and
            ESELCO, Inc. ("ESELCO"), including the related Plan of Merger between Acquisition and ESELCO. (Incorporated herein by ref-erence to Appendix A to the Proxy Statement/Prospectus con-tained in this Registration Statement.)
 (2) - (2)* Letter Agreement, dated January 16, 1997, between Wisconsin
            Energy and ESELCO.
 (3) - (1)  Restated Articles of Incorporation of Wisconsin Energy, as
            amended and restated effective June 12, 1995. (Exhibit (3)-1 to Wisconsin Energy's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, File No. 1-9057.)
 (3) - (2)  Bylaws of Wisconsin Energy, as amended and restated July 26,
            1995. (Exhibit (3)-2 to Form S-4, No. 33-61619.)
 (4) - (1)  Reference is made to the Restated Articles of Incorporation of Wisconsin Energy. (Exhibit (3)-(1) above.)
 (4) - (2)  Reference is made to the Bylaws of Wisconsin Energy. (Exhibit
            (3)-(2) above.)

            MORTGAGE OR
           SUPPLEMENTAL
             INDENTURE         COMPANY          DATE   EXHIBIT #  UNDER FILE NO.
           -------------       -------        -------- ---------  --------------
(4) - (3)  Mortgage and   Wisconsin Electric  10/28/38  B-1      2-4340
           Deed of Trust Power Company ("WE")
      (4)  Second                 WE          6/1/46    7-C      2-6422
      (5)  Third                  WE          3/1/49    7-C      2-8456
      (6)  Fourth                 WE          6/1/50    7-D      2-8456
      (7)  Fifth                  WE          5/1/52    4-G      2-9588
      (8)  Sixth                  WE          5/1/54    4-H      2-10846
      (9)  Seventh                WE          4/15/56   4-I      2-12400
     (10)  Eighth                 WE          4/1/58    2-I      2-13937
     (11)  Ninth                  WE          11/15/60  2-J      2-17087
     (12)  Tenth                  WE          11/1/66   2-K      2-25593
     (13)  Eleventh               WE          11/15/67  2-L      2-27504
     (14)  Twelfth                WE          5/15/68   2-M      2-28799
     (15)  Thirteenth             WE          5/15/69   2-N      2-32629
     (16)  Fourteenth             WE          11/1/69   2-O      2-34942
     (17)  Fifteenth              WE          7/15/76   2-P      2-54211
     (18)  Sixteenth              WE          1/1/78    2-Q      2-61220
     (19)  Seventeenth            WE          5/1/78    2-R      2-61220
     (20)  Eighteenth             WE          5/15/78   2-S      2-61220
     (21)  Nineteenth             WE          8/1/79    (a)2(a)  1-1245 (9/30/79
                                                                 WE Form 10-Q)
     (22)  Twentieth              WE          11/15/79  (a)2(a)  1-1245 (12/31/79
                                                                 WE Form 10-K)
     (23)  Twenty-First           WE          4/15/80   (4)-21   2-69488
     (24)  Twenty-Second          WE          12/1/80   (4)-1    1-1245 (12/31/80
                                                                 WE Form 10-K)
     (25)  Twenty-Third           WE          9/15/85   (4)-1    1-1245 (9/30/85
                                                                 WE Form 10-Q)

             MORTGAGE OR
       SUPPLEMENTAL INDENTURE   COMPANY   DATE   EXHIBIT #  UNDER FILE NO.
      ------------------------- ------- -------- ---------  --------------
(26)  Twenty-Fourth               WE    9/15/85   (4)-1    1-1245 (9/30/85
                                                            WE Form 10-Q)
(27)  Twenty-Fifth                WE    12/15/86  (4)-25   1-1245 (12/31/86
                                                            WE Form 10-K)
(28)  Twenty-Sixth                WE    1/15/88   4        1-1245 (1/26/88
                                                             WE Form 8-K)
(29)  Twenty-Seventh              WE    4/15/88   4        1-1245 (3/31/88
                                                            WE Form 10-Q)
(30)  Twenty-Eighth               WE    9/1/89    4        1-1245 (9/30/89
                                                            WE Form 10-Q)
(31)  Twenty-Ninth                WE    10/1/91   4-1      1-1245 (12/31/91
                                                            WE Form 10-K)
(32)  Thirtieth                   WE    12/1/91   4-2      1-1245 (12/31/91
                                                            WE Form 10-K)
(33)  Thirty-First                WE    8/1/92    4-1      1-1245 (6/30/92
                                                            WE Form 10-Q)
(34)  Thirty-Second               WE    8/1/92    4-2      1-1245 (6/30/92
                                                            WE Form 10-Q)
(35)  Thirty-Third                WE    10/1/92   4-1      1-1245 (9/30/92
                                                            WE Form 10-Q)
(36)  Thirty-Fourth               WE    11/1/92   4-2      1-1245 (9/30/92
                                                            WE Form 10-Q)
(37)  Thirty-Fifth                WE    12/15/92  4-1      1-1245 (12/31/92
                                                            WE Form 10-K)
(38)  Thirty-Sixth                WE    1/15/93   4-2      1-1245 (12/31/92
                                                            WE Form 10-K)
(39)  Thirty-Seventh              WE    3/15/93   4-3      1-1245 (12/31/92
                                                            WE Form 10-K)
(40)  Thirty-Eighth               WE    8/1/93    (4)-1    1-1245 (6/30/93
                                                            WE Form 10-Q)
(41)  Thirty-Ninth                WE    9/15/93   (4)-1    1-1245 (9/30/93
                                                            WE Form 10-Q)
(42)  Fortieth                    WE    1/1/96    (4)-1     1-1245 (1/1/96
                                                             WE Form 8-K)
(43)  Indenture for               WE    12/1/95   (4)-1    1-1245 (12/31/95
      Debt Securities                                       WE Form 10-K)
      (the "Indenture")
(44)  Securities Resolution       WE    12/5/95   (4)-2    1-1245 (12/31/95
      No. 1 under the Indenture                             WE Form 10-K)
(45)  Securities Resolution       WE    11/12/96  4.44     1-1245 (12/31/96
      No. 2 under the Indenture                             WE Form 10-K)

  All agreements and instruments with respect to long-term debt not exceeding 10 percent of the total assets of the Registrant and its subsidiaries on a consolidated basis have been omitted as permitted by related instructions. The Registrant agrees pursuant to Item 601(b)(4) of Regulation S-K to furnish to the Securities and Exchange Commission, upon request, a copy of all such agreements and instruments.

 (5) - (1)*  Opinion of Quarles & Brady as to the legality of the secu-
             rities being registered.
 (8) - (1)*  Opinion of Quarles & Brady as to the tax consequences of the transaction.
 (23) - (1)* Consent of Price Waterhouse LLP, Wisconsin Energy's inde-
             pendent accountants (and related report).

 (23) - (2)* Consent of Arthur Andersen LLP, ESELCO's independent public accountants.
 (23) - (3)* Consent of Quarles & Brady, contained in their opinion filed as Exhibit (5) - (1).
 (23) - (4)* Consent of Quarles & Brady, contained in their opinion filed as Exhibit (8) - (1).
 (23) - (5)* Consent of Pacific Economics Group, financial advisor to
             ESELCO.
 (24) - (1)* Power of Attorney, contained in the signature page of the
             Registration Statement.
 (99) - (1)* Form of proxy to be used in connection with the Special
             Meeting of Shareholders of ESELCO.

--------
   *Filed herewith.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes as follows:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (3) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on August 27, 1997.

                                          WISCONSIN ENERGY CORPORATION

                                          By /s/ R. A. Abdoo
                                            -----------------------------------
                                                R. A. Abdoo, Chairman of the
                                                Board,
                                                President and Chief Executive
                                                Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby authorizes R. A. Abdoo or
C. H. Baker, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually, and in each capacity stated below or otherwise, and to file, any and all pre-effective or post-effective amendments to this registration statement.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.*

                              SIGNATURE AND TITLE

           /s/ R. A. Abdoo
-------------------------------------
 R. A. Abdoo, Chairman of the Board,
    President and Chief Executive
Officer (Principal Executive Officer
            and Director)

           /s/ C. H. Baker
-------------------------------------
  C. H. Baker, Treasurer and Chief
    Financial Officer (Principal
         Financial Officer)

         /s/ A. K. Klisurich
-------------------------------------
     A. K. Klisurich, Controller
   (Principal Accounting Officer)

          /s/ J. F. Ahearne                          /s/ R. R. Grigg
-------------------------------------     -------------------------------------
       J. F. Ahearne, Director

                                                  R. R. Grigg, Director

         /s/ J. F. Bergstrom                        /s/ G. B. Johnson
-------------------------------------     -------------------------------------
      J. F. Bergstrom, Director

                                                 G. B. Johnson, Director

          /s/ R. A. Cornog                       /s/ F. P. Stratton, Jr.
-------------------------------------     -------------------------------------
       R. A. Cornog, Director

                                              F. P. Stratton, Jr., Director

--------
*  Each of the above signatures is affixed as of August 27, 1997.